UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a)

of the Securities Exchange Act of 1934 (Rule 14a-101)

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Intraware, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Intraware, Inc.:

On October 20, 2008, we entered into an agreement and plan of merger with Acresso Software Inc. and Indians Merger Corp. (“Merger Sub”), a wholly-owned subsidiary of Acresso. If the merger is completed, Intraware, Inc. will become a wholly-owned subsidiary of Acresso and holders of Intraware common stock or Series A convertible preferred stock will receive $4.00 in cash for each share of Intraware common stock or Series A preferred stock they own at the effective time of the merger and holders of Intraware Series B convertible preferred stock will receive $6,000.00 in cash for each share of Series B preferred stock, or $6.00 per share on an as converted to common stock basis, they own at the effective time of the merger.

In connection with our merger agreement with Acresso, we will hold a special meeting of Intraware stockholders on January 6, 2009 at 10:00 a.m. local time, at our corporate headquarters at 25 Orinda Way, Orinda, California 94563. Stockholders of Intraware will be asked, at the special meeting, to consider and vote upon the adoption of the merger agreement.

After careful consideration, the board of directors of Intraware has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Intraware and its stockholders. Accordingly, the board of directors of Intraware recommends that you vote “FOR” the adoption of the merger agreement. We are also asking you to vote “FOR” any proposal by Intraware’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

The merger cannot be completed unless stockholders holding a majority of the outstanding shares of Intraware common stock and preferred stock, voting together as a single class, at the close of business on the record date for the special meeting vote “FOR” the adoption of the merger agreement. The completion of the merger is also subject to the satisfaction or waiver of other specified closing conditions. More information about the merger is contained in the accompanying proxy statement. We encourage you to read the accompanying proxy statement carefully and in its entirety, because it explains the proposed merger, the documents related to the merger and other related matters.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instructions furnished by your broker, bank or nominee. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the proposal to adopt the merger agreement.

Thank you for your continued support.

Sincerely,

/s/ Peter H. Jackson

Peter H. Jackson

Chairman, Chief Executive Officer and President

This proxy statement is dated December 8, 2008, and was first mailed to stockholders of Intraware on or about December 8, 2008.

25 Orinda Way

Orinda, California 94563

(925) 253-4500

NOTICE OF

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 6, 2009

To the Stockholders of Intraware, Inc.:

NOTICE IS HEREBY GIVEN THAT a special meeting of stockholders of Intraware, Inc., a Delaware corporation, will be held on January 6, 2009 at 10:00 a.m. local time at our corporate headquarters at 25 Orinda Way, Orinda, California 94563, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 20, 2008, by and among Acresso Software Inc., Indians Merger Corp. and Intraware, Inc.;

2. To consider and vote upon any proposal by Intraware’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement; and

3. To transact any other matters as may properly come before the special meeting and any adjournment or postponement of the special meeting.

The board of directors of Intraware has approved the merger agreement and recommends that Intraware stockholders vote “FOR” the adoption of the merger agreement. The board of directors of Intraware also recommends that Intraware stockholders vote “FOR” any proposal by Intraware’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

The close of business on November 10, 2008 is the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Only holders of record of shares of Intraware common stock, Series A preferred stock or Series B preferred stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. At the close of business on the record date, Intraware had 6,322,789 shares of common stock, 13,812 shares of Series A preferred stock and 1,000 shares of Series B preferred stock outstanding and entitled to vote.

Your vote is very important, regardless of the number of shares you hold. The affirmative vote of the holders of a majority of the outstanding shares of Intraware common stock and preferred stock, voting together as a single class and on an as converted to common stock basis, at the close of business on the record date is required to adopt the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card or submit your vote by telephone or on the Internet to ensure that your shares will be represented at the special meeting if you are unable to attend. If you do not vote, it will have the same effect as a vote against the proposal to adopt the merger agreement.

Intraware stockholders who do not wish to accept the merger consideration for their shares and who do not vote in favor of the adoption of the merger agreement may have appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger if they meet specified conditions. See the section of this proxy statement titled “The Merger—Appraisal Rights” beginning on page 45.

This proxy statement contains detailed information about the merger and the other transactions contemplated by the merger agreement. Please read this proxy statement and the merger agreement attached to it as Appendix A carefully and in their entirety. For specific instructions on how to vote your shares, please refer to the section of this proxy statement titled “The Special Meeting” beginning on page 17.

By Order of the Board of Directors,

/s/ Lisa Haugh
Lisa Haugh
Vice President, General Counsel and Secretary

Orinda, California

December 8, 2008

i

SUMMARY

This summary highlights selected information from this proxy statement relating to the merger. This summary may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement and the documents to which we have referred you. In particular, you should read the Appendices attached to this proxy statement, including the Agreement and Plan of Merger, dated as of October 20, 2008, by and among Acresso, Intraware and Merger Sub, which is attached as Appendix A to this proxy statement. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. See the section titled “Where You Can Find More Information” beginning on page 71.

The Companies (Page 21)

Intraware, Inc.

25 Orinda Way

Orinda, California 94563

Telephone: (925) 253-4500

Intraware, Inc. provides digital services that enable enterprise technology publishers to integrate their licensing and software processes. The Intraware SubscribeNet service is a web-based delivery and support platform that enables technology companies to deliver, track and manage the software, licenses and other digital content they distribute to their customers.

Acresso Software Inc.

900 National Parkway, Suite 125

Schaumburg, Illinois 60173

Telephone: (847) 466-4000

Acresso Software Inc. provides solutions that power the business of software for multiple customer segments, including hardware and software producers, engineers and developers. Acresso’s solutions, including the FLEXnet and InstallShield product lines, have been simplifying the business relationship between software and hardware producers and their enterprise and government customers for more than 20 years. Acresso is privately held company majority-owned by Thoma Bravo, LLC, a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 27 years.

Indians Merger Corp.

c/o Acresso Software Inc.

900 National Parkway, Suite 125

Schaumburg, Illinois 60173

Telephone: (847) 466-4000

Indians Merger Corp. (“Merger Sub”) is a Delaware corporation and a wholly-owned subsidiary of Acresso. Indians Merger Corp. exists solely to facilitate the merger and has not engaged in any operations other than in connection with its formation and the negotiation and execution of the merger agreement.

For more information about Intraware, Acresso and Merger Sub, see the section titled “The Companies” beginning on page 21.

The Merger (Page 22)

Pursuant to the merger agreement, Merger Sub will be merged with and into Intraware, with Intraware continuing as the surviving company in the merger (the “surviving corporation”). Immediately following the merger the surviving corporation will be a privately-held company and a subsidiary of Acresso. See the section titled “The Merger—General Description of the Merger,” beginning on page 22.

Effect on Intraware Common Stock and Preferred Stock (Page 50)

If the merger is completed, Intraware stockholders will receive:

•	$4.00 in cash for each share of our common stock or Series A preferred stock, and

•	$6,000.00 in cash for each share of Series B preferred stock, or $6.00 in cash per share of Series B preferred stock on an as converted to common stock basis,

in each case that is owned immediately prior to the effective time of the merger.

See the sections titled “Agreement and Plan of Merger—Effect on Common Stock” and “Agreement and Plan of Merger—Effect on Preferred Stock,” each beginning on page 50.

Effect on Intraware Stock Options, Restricted Stock Units and Employee Stock Purchase Plan

Stock Options (Page 51)

Acresso will not assume any of Intraware’s outstanding stock options. Subject to the terms and conditions of the merger agreement, each option to purchase shares of our common stock that is outstanding immediately prior to the merger will become fully vested and, to the extent unexercised as of the closing of the merger, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying such option multiplied by the amount (if any) by which $4.00 exceeds the option exercise price, less any applicable tax withholding.

Restricted Stock Units (Page 51)

Acresso will not assume any of Intraware’s outstanding restricted stock units. Subject to the terms and conditions of the merger agreement, each restricted stock unit that is outstanding immediately prior to the merger will become fully vested and converted into the right to receive a cash payment equal to the number of outstanding restricted stock units multiplied by $4.00, less any applicable tax withholding.

Employee Stock Purchase Plan (Page 51)

The final offering period under our 1998 Employee Stock Purchase Plan (the “ESPP”) will be completed prior to the effective time of the merger. Any shares purchased under the ESPP prior to the effective time of the merger will be entitled to receive the merger consideration on the same basis as other shares of Intraware common stock. The ESPP will terminate as of the effective time of the merger.

The Special Meeting (Page 17)

Time, Date and Place. A special meeting of our stockholders will be held at our corporate headquarters at 25 Orinda Way, Orinda, California 94563, at 10:00 a.m., local time, on January 6, 2009.

Purpose. The purpose of the special meeting is to consider and vote upon:

•	a proposal to adopt the merger agreement; and

•	a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock, Series A preferred stock or Series B preferred stock at the close of business on November 10, 2008, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock or Series A preferred stock you owned at the close of business on the record date. You will have one thousand votes at the special meeting for each share of our Series B preferred stock you owned at the close of business on the record date. As of the record date, there were 6,322,789 shares of our common stock, 13,812 shares of our Series A preferred stock and 1,000 shares of our Series B preferred stock outstanding and entitled to be voted at the special meeting.

Required Vote. The adoption of the merger agreement requires the affirmative vote of at least a majority of the shares of our common stock and preferred stock outstanding at the close of business on the record date, voting together as a single class and on an as converted to common stock basis. The affirmative vote of the holders of a majority of the shares of our common stock and preferred stock, voting together as a single class and on an as converted to common stock basis, present in person or represented by proxy at the special meeting and entitled to vote is required to approve any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Share Ownership of Directors and Management; Voting Agreement. As of the record date, all of the members of our board of directors and executive officers and their affiliates owned approximately 2.2% of the shares entitled to vote at the special meeting. In connection with the merger agreement, certain members of our board of directors and our executive officers, in their capacities as our stockholders, have entered into voting agreements with Acresso pursuant to which each of those stockholders agreed, among other things, to vote the shares of our common stock over which that stockholder exercises voting control in favor of adoption of the merger agreement. These stockholders exercise voting control over an aggregate of 139,363 shares of our common stock as of November 10, 2008, the record date for the special meeting, which constitutes approximately 2.2% of the shares of our common stock outstanding on that date. See the section titled “The Merger—Voting Agreements” beginning on page 38, as well as the form of voting agreement attached hereto as Appendix D.

Quorum. In order to constitute a quorum and to transact business at the special meeting, a majority of the outstanding shares of Intraware entitled to vote on the record date must be represented at the special meeting, either in person or by proxy. Shares represented by proxies that reflect abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

See the section titled “The Special Meeting” beginning on page 17.

Reasons for the Merger (Page 30)

Our board of directors approved the merger based on a number of positive factors, including, but not limited to, the following factors:

•

the current and historical market prices of our common stock, and the current and historical market prices of our common stock relative to those of other industry participants and general market indices, including the fact that the $4.00 per share of common stock to be paid in cash as the consideration in the merger represented:

•	an approximate 29.0% premium over the closing price of our common stock on October 17, 2008 (the last trading day prior to the public announcement of the merger); and

•

an approximate 12.5% premium over the daily average of the closing prices of our common stock during the period from September 8, 2008 to October 17, 2008 (the 30 trading days prior to the public announcement of the merger);

•

our management’s consideration of alternative offers and possible alternative transactions, as well as its determination that there was a low probability that a third party would submit a higher competing offer;

•	our product offerings and the opportunities for the further growth and development of such products in a larger operating platform; and

•

the detailed financial analyses and other information with respect to Intraware presented by GCA Savvian and by management in presentations to the board of directors, including GCA Savvian’s opinion that, as of the date of such opinion and based upon and subject to certain factors and assumptions described therein, the merger consideration to be received by the holders of shares of common stock pursuant to the merger agreement, is fair, from a financial point of view, to such holders.

In approving the merger, our board of directors also took into account a number of negative factors, including, but not limited to, the following factors:

•

that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be consummated, which could have a material negative impact on our ongoing business and customer relationships;

•

the possibility that the damages that we will be able to obtain in the event of certain breaches of the merger agreement by Acresso, including Acresso’s failure to consummate the merger at a time when all applicable closing conditions have been satisfied, will be limited to a $3.0 million termination fee, a substantial portion of which we would expect to use to pay our costs and expenses incurred in connection with the merger; and

•	the restrictions the merger agreement imposes on soliciting competing bids and the fact that we may be obligated to pay to Acresso a $1.6 million termination fee under specified circumstances.

See the section titled “The Merger—Recommendation of our Board of Directors” beginning on page 30.

Recommendation of our Board of Directors (Page 30)

After careful consideration of the factors described in the section titled “The Merger—Recommendation of our Board of Directors” beginning on page 30, our board of directors:

•	determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Intraware and its stockholders; and

•	recommends that our stockholders adopt the merger agreement.

See the section titled “The Merger—Recommendation of our Board of Directors” beginning on page 30.

Opinion of GCA Savvian Advisors, LLC (Page 32)

GCA Savvian Advisors, LLC was engaged as financial advisor to Intraware and has delivered its opinion to our board of directors that, as of October 19, 2008 and based upon and subject to certain factors and assumptions described in the opinion, the merger consideration to be received by the holders of shares of Intraware common stock pursuant to the merger agreement, is fair, from a financial point of view, to such holders. The opinion of GCA Savvian is not a recommendation as to how any holder of shares of Intraware common stock or preferred stock should vote or act with respect to the merger, or any other matter. Pursuant to an engagement letter between Intraware and GCA Savvian, Intraware has agreed to pay a transaction fee to GCA Savvian of approximately $1.25 million, substantially all of which is contingent upon the consummation of the merger (or another transaction), plus reimbursement of certain related expenses.

See the section titled “The Merger—Opinion of GCA Savvian Advisors, LLC” beginning on page 32.

Interests of Our Directors and Executive Officers in the Merger (Page 39)

When considering our board of directors’ recommendation that Intraware stockholders vote in favor of the proposal to adopt the merger agreement, Intraware stockholders should be aware that members of our board of directors and our executive officers may have interests in the merger that differ from, or that are in addition to, the interests of Intraware stockholders. These interests create a potential conflict of interest and may be perceived to have affected their decision to support or approve the merger. Our board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger agreement, the merger and the related transactions. These interests include accelerated vesting of stock awards to executive officers and directors, possible continuation of indemnification rights and coverage under existing or new directors’ and officers’ liability insurance policies, the receipt of severance benefits in the event of certain terminations on or following the consummation of the merger, and the receipt of retention benefits. Intraware stockholders should be aware of these interests when considering our board of directors’ recommendation to adopt the merger agreement.

See the section titled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 39.

Market Price and Dividend Data (Page 44)

Our common stock is listed on the Nasdaq Capital Market under the symbol “ITRA.” On October 17, 2008, the last trading day prior to the public announcement of the merger, our common stock closed at a price of $3.10 per share. On December 5, 2008, the last trading day prior to the date of this proxy statement, our common stock closed at a price of $3.70 per share.

See the section titled “The Merger—Market Price and Dividend Data” beginning on page 44.

Delisting and Deregistration of Intraware’s Common Stock (Page 49)

If the merger is completed, our common stock will no longer be traded on the Nasdaq Capital Market and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the Securities and Exchange Commission (the “SEC”) with respect to our shares of capital stock.

See the section titled “The Merger—Delisting and Deregistration of Intraware’s Common Stock” beginning on page 49.

Agreement and Plan of Merger (Page 50)

Conditions to the Consummation of the Merger (Page 62)

The obligations of each of Intraware, Acresso and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain conditions, which include but are not limited to the following conditions:

•	our stockholders have adopted the merger agreement;

•	the absence of legal restraints on the merger;

•	receipt of governmental consents and approvals, including with respect to competition laws;

•

the representations and warranties of each party are true and correct without reference to any qualification as to materiality or material adverse effect, such that the aggregate effect of any inaccuracies in such representations and warranties does not have a material adverse effect on such party;

•	the parties are in material compliance with all covenants to be complied with prior to the closing of the merger; and

•	no material adverse effect with respect to Intraware has occurred subsequent to February 29, 2008 that is continuing.

See the section titled “Agreement and Plan of Merger—Conditions to the Consummation of the Merger” beginning on page 62.

Termination of the Merger Agreement (Page 63)

The merger agreement may be terminated under specified circumstances, including, without limitation, the following circumstances and subject to certain exceptions:

•	by the mutual agreement of us and Acresso;

•	by either us or Acresso if:

•	any governmental entity has issued an order or injunction permanently prohibiting the merger;

•	our stockholders do not approve the merger agreement at the special meeting; or

•	the merger has not been consummated prior to February 20, 2009;

•	by us if:

•	we terminate the merger agreement in order to enter into an acquisition agreement for a superior proposal and we pay the termination fee of $1.6 million;

•	the conditions to Acresso’s obligation to close the merger have been satisfied and Acresso fails to close the merger; or

•

there has been a breach by Acresso of any representation, warranty, covenant or agreement contained in the merger agreement that would result in a failure of a condition to our obligation to close the merger that has not been cured;

•	by Acresso if:

•	our board of directors has withdrawn or adversely modified its approvals or recommendations of the merger;

•	our board of directors has recommended to our stockholders that they approve or accept an alternative proposal or accepted a proposal or offer for a superior proposal;

•	we have materially and intentionally breached any of our obligations to hold the special meeting;

•	we have materially and intentionally breached any of our non-solicitation obligations; or

•

there has been a breach by us of any representation, warranty, covenant or agreement contained in the merger agreement that would result in a failure of a condition to Acresso’s obligation to close the merger that has not been cured.

See the section titled “Agreement and Plan of Merger—Termination of the Merger Agreement” beginning on page 63.

Non-Solicitation Covenant; Change in Board Recommendation (Page 59)

We have agreed that neither we, any of our affiliates nor any of our representatives will solicit, initiate or intentionally encourage the submission of any alternative proposal to the merger or participate in any discussions or negotiations regarding any alternative proposal or furnish any non-public information to any third party to facilitate, induce or intentionally encourage the making of an alternative proposal. We have also agreed to immediately cease any existing activities, discussions or negotiations with any third party with respect to any of the foregoing.

Our board of directors has resolved to recommend that our stockholders approve and adopt the merger agreement. We are also required to duly call, give notice of, convene and hold as promptly as practicable a meeting of our stockholders to adopt the merger agreement. We have agreed that neither our board of directors nor any committee thereof will withdraw or modify in a manner adverse to Acresso this recommendation or propose publicly to approve or recommend an alternative proposal. Nevertheless, our board of directors may change its recommendation that our stockholders approve and adopt the merger agreement or propose publicly to approve or recommend an alternative proposal to the extent that it concludes that the failure to take such action would result in a reasonable possibility of a breach of our board of directors’ fiduciary duties and only if we have complied with certain other procedural requirements.

See the section titled “Agreement and Plan of Merger—Non-Solicitation Covenant; Change in Board Recommendation” beginning on page 59.

If our board of directors decides to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, we can terminate the merger agreement as described in the section titled “Agreement and Plan of Merger—Termination of the Merger Agreement” beginning on page 63 if we pay Acresso a termination fee of $1.6 million.

Termination Fees (Page 64)

Pursuant to the terms of the merger agreement, we are required to pay Acresso a termination fee of $1.6 million if:

•

we terminate the merger agreement in order to enter into an acquisition agreement for a superior proposal, except that the merger agreement may not be so terminated unless our board of directors has complied with the procedures described under “—Non-Solicitation Covenant; Change in Board Recommendation;”

•	Acresso terminates the merger agreement because our board of directors has withdrawn or adversely modified its approvals or recommendations of the merger;

•	Acresso terminates the merger agreement because we have materially and intentionally breached any of our non-solicitation obligations; or

•

a bona fide alternative proposal is made prior to our stockholders’ meeting and not withdrawn and we enter into an acquisition agreement with a party other than Acresso within twelve months following such termination and if:

•	either we or Acresso terminate the merger agreement because our stockholders do not approve the merger agreement at the special meeting;

•	either we or Acresso terminate the merger agreement because the merger has not been consummated prior to February 20, 2009; or

•

Acresso has terminated the merger agreement because there has been a breach by us of any representation, warranty, covenant or agreement contained in the merger agreement that would result in a failure of a condition to Acresso’s obligation to close the merger that has not been cured, except that, for the purposes of this provision, any breach by us of any representation, warranty, covenant or agreement must have been intentional and material.

In no event will we be required to pay the $1.6 million termination fee if there has been a breach by Acresso of any representation, warranty, covenant or agreement contained in the merger agreement that would, individually or in the aggregate, result in a failure of the relevant conditions to our obligation to close the merger contained in the merger agreement.

Acresso is required to pay us a termination fee of $3.0 million if the conditions to Acresso’s obligation to close the merger contained in the merger agreement have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger and that would be capable of being satisfied if there were a closing of the merger) and Acresso fails to close the merger. In such an event, we would expect to use a substantial portion of such termination fee to pay costs and expenses incurred in connection with the merger.

We and Acresso have agreed that the termination fees described above will be the sole monetary remedy in the event that either of such termination fees, as applicable, are paid in connection with a termination of the merger agreement for the reasons described under this section.

See the section titled “Agreement and Plan of Merger—Termination Fees” beginning on page 64.

Financing of the Merger (Page 37)

We estimate that the total amount of funds required to pay the aggregate merger consideration and liquidation preference in connection with the merger will be approximately $32.7 million. Acresso expects this amount to be provided through a combination of the proceeds of the following:

•

a combination of cash and cash equivalents held by Acresso and the proceeds received by Acresso from certain debt and equity financings, including a cash equity investment in Acresso by Thoma Bravo pursuant to the letter agreement described in the section titled “—Equity Commitment Letter;” and

•	cash and cash equivalents held by Intraware.

Although Acresso expects to fund a component of the aggregate merger consideration and liquidation preference using funds received from an equity investment by the Fund (defined below), Acresso has advised us that it expects to have adequate funds available to complete the merger without the need for recourse to the funds described in the equity commitment letter. Further, at the time that the merger agreement was entered into, we had received certain information from Acresso that provided us with reasonable assurance that Acresso would have the financial ability to complete the merger without such funds, including unaudited financial statements of Acresso showing significant cash balances and positive cash flows. Acresso also provided us with information relating to certain credit facilities available to Acresso. In addition, we understood that, following the completion of the merger, Acresso would have access to our cash and cash equivalents to fund the merger.

Acresso has confirmed that, as of the date of this proxy statement, Acresso’s financial position and the availability of its credit facilities have not suffered any material adverse change. The merger agreement also prohibits Acresso from taking any action that would impair the ability of Acresso to consummate the merger in accordance with the terms of the merger agreement or materially delay such consummation. In addition, Acresso’s obligation to complete the merger is not subject to any financing or similar condition. It is a condition to our obligation to complete the merger that Acresso have delivered to the paying agent under the merger agreement the aggregate merger consideration and liquidation preference. We do not anticipate closing the merger if Acresso does not have adequate funds to fund the merger consideration and liquidation preference.

Based upon the information provided by Acresso and the terms of the merger agreement, we are reasonably assured that Acresso will have the ability to fund the approximately $32.7 million of aggregate merger consideration and liquidation preference on its own and without recourse to the funds committed by Thoma Bravo under the equity commitment letter at the time that the merger is completed. Nonetheless, we believe it is beneficial to have the additional comfort of the equity commitment letter in the event that Acresso’s financial condition, or the availability of its credit facility, were to change.

See the section titled “The Merger—Financing of the Merger” beginning on page 37.

Equity Commitment Letter (Page 37)

Thoma Bravo Fund IX, L.P., an investment vehicle managed by Thoma Bravo (the “Fund”), has entered into an equity commitment letter pursuant to which it agreed, subject to certain conditions, to purchase up to $20.2 million of equity securities of Acresso Holding, LLC, which is the immediate parent company of Acresso (“Holdco”), and Holdco has agreed in the equity commitment letter to contribute the proceeds from such purchase to Acresso to fund Acresso’s obligations under the merger agreement. The Fund’s liability under such equity commitment letter is limited to $3.0 million, the amount of the Acresso termination fee. Thoma Bravo has informed us that, as of the date of this proxy statement, the Fund has closed on $800 million of capital commitments and that the Fund has adequate financial resources to fund its obligations under the equity commitment letter. Based upon this information, we are reasonably assured that Thoma Bravo will have adequate financial resources to fund its obligations under the equity commitment letter, if required.

See the section titled “The Merger—Equity Commitment Letter” beginning on page 37.

Material United States Federal Income Tax Consequences (Page 47)

The exchange of shares of our common stock and preferred stock for cash consideration pursuant to the merger will be a taxable transaction to our stockholders for United States federal income tax purposes and possibly state, local and foreign income tax purposes, as well. For United States federal income tax purposes, each holder of our common stock or preferred stock who surrenders shares of our common stock or preferred stock for cash in the merger generally will recognize a capital gain or loss equal to the difference, if any, between the cash received and such stockholder’s adjusted tax basis in the shares surrendered. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction).

You should read the section titled “The Merger—Material United States Federal Income Tax Consequences” beginning on page 47 for a more complete discussion of the federal income tax consequences of the merger.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor as to the tax consequences of the merger to you.

Regulatory Matters (Page 45)

We believe that the notification and waiting period requirements of the Hart Scott Rodino Act (the “HSR Act”) do not apply to the proposed transaction, and that we will not be required to make any filings with the Antitrust Division of the Department of Justice (the “Antitrust Division”), or the Federal Trade Commission (the “FTC”). However, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the consummation of the merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking the divestiture of shares purchased or the divestiture of substantial assets of Acresso, Intraware or their respective subsidiaries. Private parties, state attorneys general and/or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which Acresso, Intraware and their respective subsidiaries are engaged, the parties believe that the transaction will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

We believe we are not required to make any other filings nor obtain any other material governmental consents or approvals before the parties’ completion of the purchase. If any such other approvals, consents or filings are required to consummate the merger, we expect to seek or make such consents, approvals or filings. See the section titled “Agreement and Plan of Merger—Conditions to the Consummation of the Merger” beginning on page 62.

See the section titled “The Merger—Regulatory Matters” beginning on page 45.

Appraisal Rights (Page 45)

Under Delaware law, Intraware’s stockholders who do not wish to accept the $4.00 per share cash consideration for each share of common stock and Series A preferred stock payable pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the merger consideration of $4.00 per share in cash for each share of common stock and Series A preferred stock. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement;

•	you must make a written demand on us for appraisal in compliance with Delaware law before the vote on the proposal to adopt the merger agreement occurs at the special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger.

Merely voting against the adoption of the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right of appraisal.

See the section titled “The Merger—Appraisal Rights” beginning on page 45 for a description of the procedures that you must follow in order to exercise your appraisal rights.

Appendix C to this proxy statement contains the full text of Section 262 of the General Corporation Law of the State of Delaware, which relates to your right to appraisal. We encourage you to read these provisions carefully and in their entirety.

Paying Agent (Page 51)

Computershare Trust Company N.A. will act as the paying agent in connection with the merger.

See the section titled “Agreement and Plan of Merger—Procedures for Payment of Merger Consideration” beginning on page 51.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of Intraware, may have regarding the merger and the special meeting of Intraware stockholders, and brief answers to such questions. We urge you to read carefully this entire proxy statement, because the information in this section does not provide all the information that may be important to you with respect to the adoption of the merger agreement. Additional important information is also contained in the appendices to this proxy statement.

Q:	As an Intraware stockholder, what will I receive upon completion of the merger?

A:	If the merger is completed, you will receive $4.00 in cash for each share of our common stock or Series A preferred stock and $6,000.00 in cash for each share of Series B preferred stock, or $6.00 in cash per share of Series B preferred stock on an as converted to common stock basis, that you own immediately prior to the effective time of the merger, unless you exercise and perfect your appraisal rights under Delaware law.

Q:	What do I need to do now?

A:	After you carefully read this proxy statement in its entirety, including its appendices, consider how the merger affects you and then vote or provide voting instructions as described in this proxy statement.

Q:	How does Intraware’s board of directors recommend I vote?

A:	At a meeting held on October 19, 2008, Intraware’s board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Intraware and its stockholders. This determination was made by a vote of all of the members of Intraware’s board of directors other than Alexander Danzberger, who recused himself from consideration of the merger due to his relationship with Digital River, Inc., a major stockholder of Intraware. Accordingly, the board of directors of Intraware recommends that you vote “FOR” the adoption of the merger agreement. The board of directors of Intraware also recommends that you vote “FOR” any proposal by Intraware’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Q:	Who can vote and attend the special meeting?

A:	All stockholders of record as of the close of business on November 10, 2008, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you must bring to the special meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the special meeting.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker, bank or nominee, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card or submitting your vote by telephone or on the Internet. If your shares are held in “street name,” you must request a legal proxy from the broker, bank or nominee that holds your shares and present that proxy and proof of identification at the special meeting to vote your shares.

Q:	May I vote via telephone or the Internet?

A:	If your shares are registered in your name, you may vote by calling the toll-free number indicated on the enclosed proxy card and following the recorded instructions or by accessing the website indicated on the enclosed proxy card and following the instructions provided. Votes submitted electronically by telephone or via the Internet must be received by 11:59 p.m. EST on January 5, 2009.

If your shares are held in “street name” through a broker, bank or nominee, you may vote by completing and returning the voting form provided by your broker, bank or nominee or by telephone or via the Internet through your broker, bank or nominee, if such a service is provided. To vote by telephone or via the Internet, you should follow the instructions on the voting form provided by your broker, bank or nominee.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, later-dated notice to the Secretary of Intraware stating that you would like to revoke your proxy. Second, you can either complete and submit a new proxy card bearing a later date or submit a timely and valid later vote by telephone or via the Internet. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy; you must vote at the special meeting in order to revoke your earlier proxy. If you have instructed a broker, bank or nominee to vote your shares, you must follow directions received from your broker, bank or nominee to change those instructions.

Q:	If my broker, bank or nominee holds my shares in “street name,” will they vote my shares for me?

A:	Your broker, bank or nominee will not be able to vote your shares without instructions from you. You should instruct your broker, bank or nominee to vote your shares following the procedure provided by your broker, bank or nominee. Without instructions, your shares will not be voted, which will have the effect of a vote against the adoption of the merger agreement.

Q:	What happens if I do not vote, even if I attend the special meeting in person, return a proxy card or use the Internet or telephone voting procedures?

A:	The failure to vote will have the same effect as voting against adoption of the merger agreement. The failure to vote will not affect the outcome of any proposal by our board of directors to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal.

Q:	Is the merger expected to be taxable to me for United States federal income tax purposes?

A:	Generally, yes. The receipt of cash for each share of our common stock, Series A preferred stock or Series B preferred stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between the merger consideration or liquidation preference, as the case may be, received for each share and your adjusted tax basis in that share. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction).

You should read the section titled “The Merger—Material United States Federal Income Tax Consequences” beginning on page 47 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor as to the tax consequences of the merger to you.

Q:	Should I send in my Intraware stock certificates now?

A:

No. Promptly after the merger is completed, each holder of record immediately prior to the effective time of the merger will be sent a letter of transmittal and written instructions for exchanging share certificates for the cash merger consideration. These instructions will tell you how and where to send in your certificates or how to transfer ownership of book-entry shares, as applicable, for the cash merger consideration. You will receive your cash payment after the paying agent receives your stock certificates or a confirmation of a book-entry transfer by The Depository Trust Company, as applicable, and any other documents requested in the instructions. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND YOUR CERTIFICATES IN NOW.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger promptly. We currently expect the merger to be completed in January 2009, subject to obtaining stockholder approval and satisfying all the other closing conditions contained in the merger agreement.

Q:	Am I entitled to appraisal rights?

A:	Under Delaware law, holders of Intraware common stock and preferred stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the Delaware law procedures summarized in this proxy statement. For additional information about appraisal rights, see the section titled “The Merger—Appraisal Rights” beginning on page 45.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

The Altman Group, Inc.

1200 Wall Street West

3rd Floor

Lyndhurst, New Jersey 07071

Toll-free: (866) 342-2676

Banks and Brokers Call: (201) 806-7300

Email: pcasey@altmangroup.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “intend,” “anticipate,” “believe,” “will,” “may,” “should,” “would,” and similar expressions are intended to identify forward-looking statements. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed in the forward-looking statements.

In any forward-looking statement in which we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	the occurrence of any event, change or circumstance that could give rise to the ability on the part of Acresso to terminate the merger agreement, including, but not limited to:

•	the entry of an order by a governmental entity prohibiting the merger;

•	our stockholders failing to approve the merger at the special meeting; or

•	our board of directors withdrawing its recommendation of the merger or recommending an alternative transaction;

•

the risk that our damages for breaches of the merger agreement, including Acresso’s failure to consummate the merger at a time when all applicable closing conditions have been satisfied, are effectively limited to monetary damages of $3.0 million, a significant portion of which we would expect to use to pay costs and expenses incurred in connection with the merger;

•	our ability to obtain the stockholder and regulatory approvals required for the merger;

•	the timing of the closing of the merger and receipt by stockholders of the merger consideration;

•	whether or not the conditions to the completion of the merger are satisfied and the possibility that the merger will not be completed for any other reason;

•	risks that the proposed transaction disrupts current plans and operations, and the potential difficulties in employee retention as a result of the announcement or pendency of the merger;

•

the effect of the announcement or pendency of the merger on our customer relationships, operating results and business generally, including any deterioration of our relationships with significant customers, distributors and suppliers;

•	the outcome of any litigation that has been or may be instituted against Intraware or Acresso and others related to the merger;

•

the amount of the costs, fees and expenses and charges related to the merger, including the possibility that the merger agreement may be terminated under circumstances that require us to pay Acresso a termination fee of $1.6 million;

•	changes in the demand for our products;

•	changes in economic conditions generally or technology spending in particular;

•	market conditions and specific financial market conditions affecting our common stock and preferred stock;

•	changes in the competitive dynamics of our markets, including strategic alliances and consolidation among our competitors or strategic partners; and

•	other risks related to our business that are described in our public filings.

These and other important factors are detailed in various SEC filings made periodically by us, particularly our latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. See the section titled “Where You Can Find More Information” beginning on page 71. Please review such filings and do not place undue reliance on these forward-looking statements.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting at our corporate headquarters at 25 Orinda Way, Orinda, California 94563, at 10:00 a.m., local time, on January 6, 2009.

Purpose of Special Meeting

At the special meeting, we are asking holders of record of Intraware common stock and preferred stock to consider and vote on the following proposals:

•

the adoption of the Agreement and Plan of Merger, dated October 20, 2008, by and among Intraware, Acresso and Merger Sub (see the sections titled “The Merger” beginning on page 22 and “Agreement and Plan of Merger” beginning on page 50); and

•	any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

No other business is currently expected to be presented at the special meeting.

Recommendation of our Board of Directors

After careful consideration, our board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Intraware and its stockholders. This determination was made by a vote of all of the members of Intraware’s board of directors other than Alexander Danzberger, who recused himself from consideration of the merger due to his relationship with Digital River, Inc., a major stockholder of Intraware.

Our board of directors recommends that Intraware stockholders vote “FOR” the proposal to adopt the merger agreement. Our board of directors also recommends that Intraware stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. Our board of directors will determine whether to make such a proposal to adjourn the special meeting in accordance with its obligations under the merger agreement and its fiduciary duties to our stockholders.

In considering such recommendation, you should be aware that members of our board of directors and our executive officers may have interests in the merger that are different from, or in addition to, those of our stockholders generally. See the section titled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 39.

If your submitted proxy card does not specify how you want to vote your shares, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Stockholders Entitled to Vote and Record Date; Quorum

Only holders of record of our common stock and preferred stock at the close of business on November 10, 2008, the record date, are entitled to notice of and to vote at the special meeting. At the close of business on the record date, 6,322,789 shares of our common stock were issued and outstanding and held by 292 holders of record, 13,812 shares of our Series A preferred stock were issued and outstanding and held by one holder of record and 1,000 shares of our Series B preferred stock were issued and outstanding and held by one holder of record. A quorum is present at the special meeting if a majority of the shares of our common stock and preferred stock issued and outstanding and entitled to vote at the close of business on the record date are represented in person or by proxy.

In the event that a quorum is not present at the special meeting, it is expected that the meeting will be postponed to solicit additional proxies. Holders of record of our common stock and Series A preferred stock at the close of business on the record date are entitled to one vote per share at the special meeting on the proposals to adopt the merger agreement and adjourn the special meeting. Holders of record of our Series B preferred stock at the close of business on the record date are entitled to one thousand votes per share at the special meeting on the proposals to adopt the merger agreement and adjourn the special meeting.

Votes Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock and preferred stock outstanding, voting together as a single class and on an as converted to common stock basis, at the close of business on the record date. If an Intraware stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the adoption of the merger agreement.

The affirmative vote of the holders of a majority of the shares of our common stock and preferred stock, voting together as a single class and on an as converted to common stock basis, present in person or represented by proxy at the special meeting and entitled to vote is required to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. If an Intraware stockholder does not vote, either in person or by proxy, such failure will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. If an Intraware stockholder abstains from voting, either in person or by proxy, it will count as a vote against any proposal to adjourn the special meeting.

Voting by Intraware’s Directors, Executive Officers and Certain Stockholders

At the close of business on the record date, all of the members of our board of directors and our executive officers and their affiliates owned and were entitled to vote 139,363 shares of our common stock, which represented approximately 2.2% of the shares of our common stock outstanding on that date.

In connection with the parties’ entry into the merger agreement, each of the members of our board of directors and our executive officers, in their capacities as stockholders, other than Alexander Danzberger, who recused himself from consideration of the merger due to his relationship with Digital River, Inc., a major stockholder of Intraware, have entered into voting agreements with Acresso pursuant to which they have agreed, among other things, to vote all of their shares of our common stock as of the record date, representing in the aggregate approximately 2.2% of our outstanding common stock as of such date, in favor of the adoption of the merger agreement. See the section titled “The Merger—Voting Agreements” beginning on page  38.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Shares of our common stock and preferred stock represented at the special meeting but not voting, including shares of our common stock and preferred stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. Only shares affirmatively voted for any proposal by our board of directors to adjourn the special meeting, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for such a proposal. If an Intraware stockholder abstains from voting, it will effectively count as a vote against the adoption of the merger agreement and a vote against the adjournment of the special meeting. If an Intraware stockholder does not vote, either in person or by proxy, it will effectively count as a vote against the adoption of the merger agreement and it will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve any such proposal.

Brokers who hold shares in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares for the proposals presented for adoption at the special meeting in the absence of specific instructions from those customers. Any “broker non-votes” would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on a particular proposal. Failing to instruct your broker on how to vote your shares on the proposal to adopt the merger agreement will have the same effect as a vote against such proposal. Failing to instruct your broker on how to vote your shares on any proposal to adjourn the special meeting will have no effect on the outcome of such a proposal, but will reduce the number of votes required to approve that proposal.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

•	filing with the Secretary of Intraware a duly executed revocation of proxy bearing a date later than the date of the proxy;

•	submitting a duly completed and executed proxy to the Secretary of Intraware bearing a later date or submitting a timely and valid later vote by telephone or via the Internet; or

•

appearing at the special meeting and voting in person; attendance at the special meeting will not in and of itself constitute revocation of a proxy—you must vote your shares at the meeting in order to revoke your earlier proxy.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Solicitation of Proxies; Expenses of Solicitation

We have engaged the services of The Altman Group, Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. All costs of such solicitation of proxies would be borne by us. We anticipate that The Altman Group will receive customary fees for these services of approximately $7,000, plus reimbursement for certain expenses. Our directors, officers and employees may also solicit proxies by personal interview, mail, email, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners. If you choose to access the proxy materials and/or submit your proxy over the Internet, you are responsible for any related Internet access charges you may incur. If you choose to submit your proxy by telephone, you are responsible for any related telephone charges you may incur.

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger. The instructions will provide that, at the election of the stockholder, certificates may be surrendered, and the merger consideration in exchange for the certificates may be collected, by hand delivery.

Appraisal Rights

Under Delaware law, holders of Intraware common stock and preferred stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for appraisal prior to the vote on the adoption of the merger agreement, and they comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware set forth in full at Appendix C to this proxy statement.

See the section titled “The Merger—Appraisal Rights” beginning on page 45.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Intraware special meeting, please contact:

The Altman Group, Inc.

1200 Wall Street West

3rd Floor

Lyndhurst, New Jersey 07071

Toll-free: (866) 342-2676

Banks and Brokers Call: (201) 806-7300

Email: pcasey@altmangroup.com

THE COMPANIES

Intraware, Inc.

25 Orinda Way

Orinda, California 94563

Telephone: (925) 253-4500

Intraware, Inc. provides digital services that enable enterprise technology publishers to integrate their licensing and software processes. The Intraware SubscribeNet service is a web-based delivery and support platform that enables technology companies to deliver, track and manage the software, licenses and other digital content they distribute to their customers. We were incorporated in Delaware in 1999 and our common stock trades on the Nasdaq Capital Market under the symbol “ITRA.” Our principal executive offices are located at 25 Orinda Way, Orinda, California 94563, and our telephone number is (925) 253-4500. Additional information regarding us is available at http://www.intraware.com and is contained in our filings with the SEC. The information provided on our website is not part of this proxy statement, and is not incorporated herein by reference. See the section titled “Where You Can Find More Information” beginning on page 71.

Acresso Software Inc.

900 National Parkway, Suite 125

Schaumburg, Illinois 60173

Telephone: (847) 466-4000

Acresso Software Inc. provides solutions that power the business of software for multiple customer segments, including hardware and software producers, engineers and developers. Acresso’s solutions, including the FLEXnet and InstallShield product lines, have been simplifying the business relationship between software and hardware producers and their enterprise and government customers for more than 20 years. Acresso is privately held company owned by majority-owned by Thoma Bravo, LLC, a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 27 years. Acresso’s principal executive offices are located at 900 National Parkway, Suite 125, Schaumburg, Illinois 60173, and its telephone number is (847) 466-4000. Additional information regarding Acresso is available at Acresso’s website at http://www.acresso.com. The information provided on Acresso’s website is not part of this proxy statement, and is not incorporated herein by reference.

Indians Merger Corp.

c/o Acresso Software Inc.

900 National Parkway, Suite 125

Schaumburg, Illinois 60173

Telephone: (847) 466-4000

Indians Merger Corp. is a Delaware corporation and a wholly-owned subsidiary of Acresso. Indians Merger Corp. exists solely to facilitate the merger and has not engaged in any operations other than in connection with its formation and the negotiation and execution of the merger agreement. Merger Sub’s principal executive offices and telephone number are the same as those of Acresso.

THE MERGER

The following discussion summarizes the material terms of the merger. Stockholders should read the merger agreement, which is attached as Appendix A to this proxy statement, carefully and in its entirety as the merger agreement, and not this proxy statement, is the legal document that governs the merger.

General Description of the Merger

Common Stock and Preferred Stock. Under the merger agreement, Merger Sub will merge with and into Intraware, with Intraware surviving as a wholly owned subsidiary of Acresso. Subject to certain exceptions, pursuant to the merger agreement, at the effective time of the merger each outstanding share of common stock will be converted into the right to receive $4.00 in cash, less any applicable tax withholding, each outstanding share of Series A preferred stock will be converted into the right to receive $4.00 in cash, less any applicable tax withholding, and each outstanding share of Series B preferred stock will be converted into the right to receive $6,000.00 in cash, or $6.00 in cash on an as converted to common stock basis, less any applicable tax withholding.

Stock Options. Acresso will not assume any of Intraware’s outstanding stock options. Subject to the terms and conditions of the merger agreement, each option to purchase shares of our common stock that is outstanding immediately prior to the merger will become fully vested and, to the extent unexercised as of the closing of the merger, all options will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying such option multiplied by the amount (if any) by which $4.00 exceeds such option’s exercise price, less any applicable tax withholding.

Restricted Stock Units. Acresso will not assume any of Intraware’s outstanding restricted stock units. Subject to the terms and conditions of the merger agreement, each restricted stock unit that is outstanding immediately prior to the merger will become fully vested and be converted into the right to receive a cash payment equal to the number of shares of our common stock underlying such restricted stock unit multiplied by $4.00, less any applicable tax withholding.

Employee Stock Purchase Plans. The final offering period under our 1998 Employee Stock Purchase Plan (the “ESPP”) will be completed prior to the effective time of the merger. Any shares purchased under the ESPP prior to the effective time of the merger will be entitled to receive the merger consideration on the same basis as other shares of Intraware common stock. The ESPP will terminate as of the effective time of the merger.

Warrants. All outstanding warrants to acquire our common stock have a per share exercise price that is higher than $4.00. Acresso will not assume any warrants in connection with the merger, and we expect that any outstanding warrants not exercised prior to the effective time of the merger will be terminated as of the effective time of the merger.

Background to the Merger

Since our inception, our board of directors has regularly discussed and reviewed our strategic goals and alternatives, performance and prospects as part of its ongoing evaluation of our business and strategic planning. Beginning in the middle of 2008, our board of directors increased its focus on our long-term strategic goals, alternatives and prospects, including possible acquisition transactions, in view of the current business climate, our strategic market opportunities, our financial performance and outlook, as well as the historic and expected market value of our common stock.

On April 27, 2008, Justin Benson, our Senior Vice President of Business Development and Sales, contacted Richard Northing, Senior Vice President of Global Services of Acresso, by telephone to discuss their respective employers’ businesses generally. Acresso had recently been spun-out as a separate company from Macrovision Corporation. In light of this spin-out, Mr. Benson contacted Mr. Northing to discuss whether Acresso would be interested in entering into a partnership or other commercial arrangement. Leading up to this discussion, neither

Mr. Benson and Mr. Northing, nor any other representatives of Intraware, Acresso or Macrovision, were engaged in any discussions on a regular basis or in the ordinary course of business. During this meeting, Mr. Northing indicated that Acresso would potentially be interested in discussing various market opportunities and strategic initiatives involving Intraware and Acresso, but focused on the possibility of Acresso acquiring Intraware as a whole.

In light of Mr. Benson’s and Mr. Northing’s earlier discussion, on May 7, 2008, Mr. Benson and Wendy Nieto, our Chief Financial Officer, met with David Rowley, Senior Vice President of Corporate Development of Acresso, Joe Freda, Chief Financial Officer of Acresso, and Mr. Northing of Acresso to learn more about the potential market opportunities and strategic initiatives.

On May 21, 2008, Peter Jackson, our Chairman, President and Chief Executive Officer, had a discussion with Mr. Rowley of Acresso, to discuss a potential strategic transaction with us.

On May 21, 2008, our board of directors held a regularly scheduled meeting at which Mr. Jackson and Ms. Nieto discussed various strategic matters, including the preliminary discussions regarding potential market opportunities and strategic initiatives with Acresso.

In late June 2008, Mr. Jackson had a discussion with Robert Sayle of Thoma Bravo regarding Thoma Bravo’s and Acresso’s interest in a potential strategic transaction with us.

On June 4, 2008, we retained GCA Savvian to broadly advise us on strategic alternatives available to us, to identify and contact parties potentially interested in a strategic transaction with us and to otherwise generally assist us in determining whether to effect a strategic transaction or to remain a stand-alone company. The fee payable by us to GCA Savvian in this connection was unaffected by our prior discussions with Acresso. During June 2008, Mr. Jackson, Ms. Nieto and various other members of management held various meetings with GCA Savvian to discuss our strategic direction, a full range of strategic transactions that we might consider, including whether to remain a standalone company, and companies other than Acresso that might be interested in entering into one or more of such transactions with us.

From June 2008 through August 2008, GCA Savvian contacted more than 15 potential acquirers of our business. The parties contacted were identified based on, among other things, their experience in our industry, strategic fit and their perceived ability to complete a potential acquisition. We entered into mutual confidentiality agreements, which placed restrictions on each party’s use and disclosure of certain information concerning the other, with three such potential acquirers, including Thoma Bravo and Company A.

On July 8, 2008, our audit committee held a regularly scheduled meeting at which Mr. Jackson, Ms. Nieto and Mr. Benson provided an update on the work being performed by GCA Savvian and overall company strategy.

On August 6, 2008, our board of directors held a regularly scheduled meeting at which, among other things, Mr. Jackson and Ms. Nieto presented a summary of various strategic initiatives related to our businesses, including an update regarding our discussions with potential acquirers, and their views of our long-term business prospects as an independent company. Our board of directors and management discussed the various strategic alternatives that our management was exploring, and noted that management was focusing on transactions that would involve the acquisition of our entire business for a variety of reasons, including its belief that such a transaction would maximize stockholder value and the relatively high degree of interest in such a transaction from potential counterparties. The various strategic initiatives discussed by our board of directors and management team included selling a portion of its business in an asset sale, selling the entire company or continuing to operate as a stand-alone company. The meeting also included a general review of our business, operations and financial condition. At the meeting, our board of directors did not conclude, nor did it endeavor to conclude at such an early stage, that any particular course of action was preferable to any other course of action. We did not ultimately pursue a partnering transaction, which had been discussed prior to this meeting, or a transaction that would have involved the sale of less than our entire business, in part because we did not identify any potential counterparties that were interested in further exploring such transactions. We also considered the expected tax treatment of an asset sale placed it at a disadvantage to the other transactions under consideration.

Alexander Danzberger was absent from this meeting and from each of the other meetings of our board of directors described below. Mr. Danzberger recused himself from consideration of the merger due to his relationship with Digital River, Inc., a major stockholder of Intraware.

On August 13, 2008, Mr. Jackson, Ms. Nieto, Mr. Benson and Paul Martinelli, our Chief Technology Officer, held meetings with Seth Boro, Robert Sayle and other representatives of Thoma Bravo and Mark Bishof, Chief Executive Officer of Acresso, Mr. Freda, Mr. Northing and other representatives of Acresso, as well as separately with representatives of Company A, at the offices of GCA Savvian to discuss the potential acquisition of Intraware and to provide them with general background information about Intraware. During the two weeks following August 13, 2008, members of our management team and GCA Savvian had various follow-up discussions with Thoma Bravo and with Company A.

On August 26, 2008, Company A submitted a nonbinding letter of intent for the acquisition of Intraware, which included a purchase price range of $4.30 to $4.70 per share in cash. This nonbinding letter of intent stated that the proposed acquisition would not be subject to any financing condition, provided for a 45-day exclusivity period and contained provisions regarding confidentiality, employee compensation and other customary matters.

On August 28, 2008, our board of directors held a special meeting to discuss the status of the strategic transaction process. GCA Savvian described their activities to date and described their discussions with Company A. The specific terms of Company A’s nonbinding letter of intent were discussed, including the value of the proposal in light of Intraware’s performance and market price. Wilson Sonsini Goodrich & Rosati, P.C., our outside legal counsel, advised our board of directors of its fiduciary duties in the context of an all-cash offer for Intraware and responded to questions from the directors concerning their fiduciary duties and the terms of the proposal.

Later on August 28, 2008, Thoma Bravo submitted a nonbinding letter of intent for the acquisition of Intraware reflecting a price of $4.30 per share in cash and including a 20 business day exclusivity period, subject to automatic extension for successive one week increments unless terminated in writing by either party. This nonbinding letter of intent also contained certain provisions requiring us to reimburse Thoma Bravo for certain expenses under certain circumstances and confidentiality matters.

Over the week following August 28, 2008, Mr. Jackson, GCA Savvian and Wilson Sonsini Goodrich & Rosati held discussions with Company A and with Orlando Bravo and Seth Boro of Thoma Bravo, as well as Kirkland & Ellis, LLP, outside legal counsel to Thoma Bravo and Acresso, regarding the terms of their respective nonbinding letters of intent, including the price and other terms of the proposed merger and the exclusivity period.

On September 3, 2008, our board of directors held a special telephonic meeting, at which Ms. Nieto, Wilson Sonsini Goodrich & Rosati and GCA Savvian were present. At this meeting, our board of directors discussed the proposals that it had received to date and instructed management to continue negotiations with both Company A and Thoma Bravo.

On September 4, 2008, Thoma Bravo provided us with a revised nonbinding letter of intent reflecting a price of $4.75 per share in cash. Other than the increase in purchase price, this nonbinding letter of intent contained substantially similar terms to those of Thoma Bravo’s previous nonbinding letter of intent. Later that day, Company A contacted GCA Savvian and verbally offered to increase its purchase price to between $4.70 and $5.00 per share in cash. Thoma Bravo subsequently provided us with a further revised nonbinding letter of intent reflecting a price of $5.05 per share in cash. Other than the increase in purchase price, this nonbinding letter of intent contained substantially similar terms to those of Thoma Bravo’s previous nonbinding letter of intent. GCA Savvian and Wilson Sonsini Goodrich & Rosati continued discussions with Company A and Thoma Bravo, and Kirkland & Ellis, to clarify and continue to negotiate certain aspects of their respective offers.

Later on September 4, 2008, our board of directors held a special telephonic meeting, at which Ms. Nieto, Ms. Haugh, Wilson Sonsini Goodrich & Rosati and GCA Savvian were present. During the meeting, GCA

Savvian updated our board of directors on the status of negotiations, and their evaluation of the offers received to date and the opportunities available to us, including with potentially interested parties other than Company A and Thoma Bravo. Our board of directors discussed the terms being offered by Company A and Thoma Bravo, the status of discussions with other parties and other key advantages, disadvantages and risks of the various proposals. Following this discussion, our board of directors authorized management to further negotiate with Company A and Thoma Bravo regarding, among other things, the purchase price and term of the exclusivity period during which Intraware would be precluded from negotiating a competing transaction with other potential acquirers. It was also agreed that Wilson Sonsini Goodrich & Rosati should attempt to set forth in detail in the nonbinding letters of intent with Company A and Thoma Bravo certain key terms of the definitive merger agreement, including with respect to closing conditions, the actions that we could take with respect to third-party offers received between the signing of the definitive merger agreement and closing, and termination fees.

On September 4 and 5, 2008, GCA Savvian and Wilson Sonsini Goodrich & Rosati negotiated with Company A and Thoma Bravo, and Kirkland & Ellis, regarding the terms of the nonbinding letters of intent.

On September 5, 2008, our board of directors held a special telephonic meeting to discuss the revised proposals received from Company A and Thoma Bravo. After a lengthy discussion, our board of directors authorized management to enter into a nonbinding letter of intent with Thoma Bravo reflecting its current proposal, which included a 15 business day exclusivity period, subject to automatic extension for an additional five business day period if not terminated by either party, to conduct further negotiations and due diligence review. In deciding to accept Thoma Bravo’s proposal, our board of directors considered a number of factors, including the fact that Thoma Bravo’s proposed price per share was higher than the price being offered by Company A and that the duration of the exclusivity period proposed by Thoma Bravo was shorter than that proposed by Company A.

Later on September 5, 2008, Company A contacted GCA Savvian and verbally offered to increase its purchase price to $5.30 per share in cash. Also on September 5, 2008, Thoma Bravo provided a revised nonbinding letter of intent reflecting a price of $5.50 per share in cash and including a 15 business day exclusivity period, subject to automatic extension for an additional five business day period if not terminated by either party. In addition, this nonbinding letter of intent provided that Acresso would have adequate cash resources or debt and equity commitments at the time that the merger agreement was signed to consummate the merger, that Acresso and Thoma Bravo would be subject to a one-year standstill provision and also contained provisions regarding confidentiality and other customary matters. The nonbinding letter of intent also set forth various terms of the definitive merger agreement, including with respect to closing conditions, the actions that we could take with respect to third-party offers received between the signing of the definitive merger agreement and closing, and also provided for a termination fee payable by Acresso under certain circumstances. This nonbinding letter of intent did not provide for a comparable termination fee payable by Intraware, nor did it provide for any reimbursement of Thoma Bravo expenses. Later that day, we entered into this nonbinding letter of intent with Thoma Bravo. As required by the exclusivity provisions of the nonbinding letter of intent, we suspended all further communication with Company A and any other potential acquirers at this point.

Later on September 5, 2008, Mr. Benson and Mr. Northing of Acresso held a telephone conference to discuss various due diligence and other transaction planning matters.

On September 10, 2008, Mr. Jackson, Ms. Nieto, Mr. Benson, Ms. Haugh, Toby Pieper, our Vice President of Engineering, and Roger Johnsen, our Vice President of Information Technology and Customer Support, met with Mr. Boro, Mr. Sayle and other representatives of Thoma Bravo and Mr. Bishof, Mr. Freda, Mr. Northing and other members of Acresso’s management team at GCA Savvian’s San Francisco, California office for a kick-off meeting and initial due diligence discussion.

On September 11, 2008, Ms. Nieto and Mr. Benson met with Mr. Boro, Mr. Sayle and other representatives of Thoma Bravo and Mr. Bishof, Mr. Freda and Mr. Northing and other members of Acresso’s management team at GCA Savvian’s San Francisco, California office to discuss various due diligence matters.

From September 11, 2008 through October 2, 2008, and again from October 17, 2008 through October 19, 2008, Acresso and Thoma Bravo, as well as their legal and accounting advisors, were provided access to various Intraware documents located in a “virtual data room” to conduct documentary due diligence review.

Also on September 11, 2008, our compensation committee held a telephonic meeting, which meeting was also attended by Wilson Sonsini Goodrich & Rosati, Compensia, Inc., our compensation committee’s outside consultant, and, for a portion of the meeting, Mr. Jackson, Ms. Nieto and Ms. Haugh. At this meeting, our compensation committee discussed the proposed review of existing change of control benefits available to our employees in light of the merger. Our compensation committee and Compensia discussed how Compensia could contribute to this process and the potential scope of their work. Following this discussion, our compensation committee decided to retain Compensia to advise it during this process.

On September 12, 2008, Kirkland & Ellis delivered a draft of the definitive merger agreement to GCA Savvian and Wilson Sonsini Goodrich & Rosati.

From September 12, 2008 through October 20, 2008, Mr. Jackson, together with Wilson Sonsini Goodrich & Rosati and GCA Savvian, negotiated with Mr. Boro of Thoma Bravo and Kirkland & Ellis regarding the terms of the merger agreement and other ancillary agreements and documentation.

On September 15, 2008, Ms. Nieto, Ms. Haugh and Melinda Ericks, our Director of Human Resources, participated on a conference call regarding the timeline of further financial diligence with FTI Consulting, a financial consulting firm representing Thoma Bravo and Acresso.

On September 16, 2008, Mr. Benson met with Mr. Boro of Thoma Bravo and Mr. Bishof, Mr. Freda, Mr. Northing, Jim Ryan, Senior Vice President of Worldwide Sales of Acresso, and Roger Bottum, Senior Vice President of Marketing of Acresso, and other members of Acresso’s management team at Acresso’s Schaumburg, Illinois office to discuss various due diligence matters.

On September 17, 2008, Wilson Sonsini Goodrich & Rosati delivered a revised draft of the merger agreement to Kirkland & Ellis.

On September 18, 2008, Mr. Benson, Mr. Boro and Mr. Sayle of Thoma Bravo, Mr. Northing of Acresso and GCA Savvian participated on a conference call to discuss customers and related customer reference calls. Thereafter during the month of September, members of Acresso’s management team, including Mr. Northing, conducted such calls.

On September 19, 2008, Ms. Haugh and Wilson Sonsini Goodrich & Rosati participated in a conference call with Mr. Boro and Mr. Sayle of Thoma Bravo and Kirkland & Ellis to discuss various due diligence matters.

On September 22, 2008, GCA Savvian and Grant Thornton LLP, our tax advisors, participated in a conference call with FTI Consulting to discuss various due diligence matters.

On September 22, 2008 and September 23, 2008, Ms. Nieto and Jennifer Reed, our Controller, met with representatives from FTI Consulting at GCA Savvian’s San Francisco office to discuss various due diligence matters.

On September 24, 2008, Kirkland & Ellis delivered a revised draft of the merger agreement to Wilson Sonsini Goodrich & Rosati and GCA Savvian.

Also on September 24, 2008, our compensation committee held a telephonic meeting, which meeting was also attended by Compensia and Wilson Sonsini Goodrich & Rosati. Our compensation committee discussed the existing severance and equity compensation of our executive officers and other key employees, and Compensia provided analyses of the value of this compensation in relation to our peer group companies. The goals of our change of control severance arrangements, including to adequately incentivize and retain management in the context of and through the closing of the merger, were discussed. See “The Merger—Interests of Our Directors and Executive Officers in the Merger—Employee Compensation” beginning on page 40 for a description of the goals of our change of control severance arrangements. Our compensation committee considered a number of potential modifications and additions to this compensation in connection with the merger. Our compensation committee discussed these matters with Compensia and asked them to formulate a more detailed proposal in accordance with guidance provided by the committee.

On September 24, Mr. Johnsen met with Bob Doyle, Senior Vice President of Engineering of Acresso, and Mr. Northing to conduct a tour of our Santa Clara, California datacenter and discuss various diligence items.

On September 25, 2008, Mr. Benson participated in a conference call with representatives from Acresso’s management team, including Mr. Ryan, to discuss various due diligence matters.

On September 25, 2008, Mr. Pieper met with representatives from Acresso’s management team, including Mr. Doyle and Mr. Ryan, to discuss various due diligence matters.

On September 26, 2008, GCA Savvian and Wilson Sonsini Goodrich & Rosati discussed the terms of the draft merger agreement, including the inclusion of an equity commitment from Thoma Bravo to Acresso, with Thoma Bravo and Kirkland & Ellis.

On September 26, 2008, our board of directors held two special telephonic meetings to discuss the status of the negotiation of the merger agreement and whether to terminate the exclusivity period under the nonbinding letter of intent with Thoma Bravo. Wilson Sonsini Goodrich & Rosati and GCA Savvian updated our board of directors on the status of the negotiations, including specifically with respect to negotiation of an equity commitment from Thoma Bravo to Acresso. Our board of directors discussed a number of potential risks and benefits to permitting the exclusivity period to continue, and ultimately decided not to terminate the exclusivity period.

On September 28, 2008, Ms. Nieto, Ms. Haugh and Ms. Ericks participated in a conference call with Mr. Northing and other members of Acresso’s management team to discuss the proposed timeline for communications with the public, our employees and our customers regarding the merger.

Also on September 28, 2008, Wilson Sonsini Goodrich & Rosati delivered a revised draft of the merger agreement to Kirkland & Ellis.

On September 30, 2008, our compensation committee held a telephonic meeting, which meeting was also attended by Compensia and Wilson Sonsini Goodrich & Rosati. At this meeting, Compensia presented certain refined analyses of our existing and proposed change of control benefits. Our compensation committee then considered certain specific proposals to put in place the Employee Retention Plan. See “The Merger—Interests of Our Directors and Executive Officers in the Merger—Employee Compensation” beginning on page 40 for a description of our Employee Retention Plan.

On October 1, 2008, Mr. Jackson participated in a conference call with Mr. Bishof and Mr. Doyle of Acresso to discuss various due diligence matters.

Later on October 1, 2008, Mr. Boro of Thoma Bravo informed Mr. Jackson and GCA Savvian that, based on numerous adverse developments in the debt financing market and stock markets, in addition to an uncertain customer environment due to deteriorating macroeconomic conditions, Thoma Bravo and Acresso were not willing to proceed with the transaction reflecting a price of $5.50 per share, but would be interested in proceeding at a reduced offering price of $4.50 per share. Mr. Boro indicated that Thoma Bravo was, however, willing to provide an equity commitment to Acresso, provided that such commitment was contingent upon Acresso’s damages being limited to a termination fee of $3.0 million in the event that Acresso failed to consummate the merger at a time when all of its conditions to closing had been satisfied.

Later on October 1, 2008, Mr. Jackson discussed Thoma Bravo’s revised offer with members of our board of directors. Based on these discussions, Mr. Jackson instructed Wilson Sonsini Goodrich & Rosati to prepare a letter to Kirkland & Ellis requesting that Thoma Bravo agree to terminate the exclusivity period in light of the revised terms of the nonbinding letter of intent. On October 2, 2008, Thoma Bravo agreed to terminate the exclusivity period.

On October 2, 2008, Thoma Bravo submitted a revised nonbinding letter of intent for the acquisition of Intraware reflecting a price of $4.50 per share in cash and reflecting the other terms discussed at the meeting held on October 1, 2008, including Thoma Bravo providing an equity commitment letter to Acresso and a $3.0 million limitation on Acresso’s damages if it failed to consummate the merger at a time when all of its conditions to closing had been satisfied, as well as a revised draft of the merger agreement. Other than with respect to the decrease in purchase price, the equity commitment letter and the Acresso termination fee, this nonbinding letter of intent contained substantially similar terms to those of Thoma Bravo’s previous nonbinding letter of intent.

Also on October 2, 2008, our board of directors held a special telephonic meeting to discuss the revised nonbinding letter of intent from Thoma Bravo. GCA Savvian presented an updated preliminary financial analysis of the proposed transaction at $4.50 per share. Wilson Sonsini Goodrich & Rosati also reviewed the status of the merger agreement and open issues yet to be resolved by the parties. Our board of directors then reviewed its various alternatives and discussed a number of related topics, including the revised offer price and its value compared to various internal and peer group metrics, the risks associated with the $3.0 million termination fee and the equity commitment letter from Thoma Bravo. Our board of directors noted that the equity commitment letter increased Acresso’s ability to consummate the merger because, in addition to its own cash resources and the cash resources of Intraware, Acresso would have access to the funds of Thoma Bravo in order to consummate the merger. Finally, our board of directors discussed then current credit market and capital market conditions and our ability to continue to operate as a stand-alone entity in the event that the merger was not consummated.

Also on or about October 2, 2008, Mr. Jackson and GCA Savvian contacted Company A to discuss reengaging in negotiations regarding an acquisition of Intraware by Company A.

On October 3, 2008, our board of directors held a special telephonic meeting to further discuss the revised nonbinding letter of intent from Thoma Bravo. GCA Savvian advised our board of directors that Company A had indicated that it would not be able to reengage in negotiations at this time, but might be able to do so in the relatively near future. Our board of directors asked a number of questions and discussed a number of relevant topics, including our strategic options, the long-term view of our business and our prospects as an independent company. Following this discussion, our board of directors authorized management to reject Thoma Bravo’s revised offer and to continue discussions with Company A as promptly as practicable.

During the weeks of October 6, 2008 and October 13, 2008, Mr. Jackson spoke with Company A on several occasions to discuss reengaging in their prior negotiations.

On October 7, 2008, our audit committee held a telephonic meeting, which meeting was also attended by Raymond Ocampo, a member of our board of directors, Mr. Jackson, Ms. Nieto and Ms. Haugh and Wilson Sonsini Goodrich & Rosati. At this meeting, management provided an update on the status of talks and the process for moving forward with further negotiations of an acquisition transaction with Company A.

On October 14, 2008, Mr. Jackson and representatives of Thoma Bravo discussed by telephone certain potential revisions to the terms of Thoma Bravo’s nonbinding letter of intent of October 2, 2008.

On October 15, 2008, Mr. Jackson communicated with Company A regarding a potential acquisition transaction. Although Mr. Jackson indicated to Company A that Intraware was engaged in discussions with a third party, Company A indicated that it would be unable to pursue an acquisition transaction with Intraware in the foreseeable future or upon terms that would be acceptable to Intraware. Company A advised Intraware that, if Intraware wished to pursue an acquisition transaction at that time and other potential counterparties were available, it would be advisable for Intraware to proceed with such an alternative acquisition transaction.

On October 17, 2008, Mr. Jackson and GCA Savvian met with Mr. Boro of Thoma Bravo to discuss a further revised offer by Thoma Bravo to acquire Intraware. At this meeting, Mr. Boro advised Mr. Jackson that, in light of the continued decline in market conditions, Thoma Bravo and Acresso were no longer willing to proceed with the transaction reflecting a price of $4.50 per share, but would be interested in proceeding at a reduced offering price of $4.00 per share. Thoma Bravo simultaneously submitted a revised nonbinding letter of intent for the acquisition of Intraware reflecting a price of $4.00 per share in cash, which it described as its best and final offer for Intraware. Other than the decrease in purchase price and an indication that Thoma Bravo and Acresso would not object to certain Intraware change of control arrangements, this nonbinding letter of intent contained terms substantially similar to those of Thomas Bravo’s previous nonbinding letter of intent.

On October 17, 2008, our board of directors held a special meeting to discuss the revised nonbinding letter of intent from Thoma Bravo reflecting a price of $4.00 per share. GCA Savvian presented an updated preliminary financial analysis of the proposed transaction reflecting a price of $4.00 per share. Wilson Sonsini Goodrich & Rosati advised our board of directors of its fiduciary duties and reviewed the open issues on the merger agreement. Our board of directors discussed a number of relevant topics, including the October 15 communication from Company A to Mr. Jackson. Our board of directors then reviewed its various alternatives and discussed a number of related topics, including the revised offer price and its value compared to various internal and peer group metrics, the risks associated with the termination fees provided for under the merger agreement, the value of the equity commitment letter from Thoma Bravo to Acresso, our long-term prospects and business goals, and our ability to continue to operate as a stand-alone entity. Our board of directors considered the equity commitment letter from Thoma Bravo to Acresso particularly important given the adverse conditions in the global credit markets and volatility in the capital markets prevailing at the time. After a lengthy discussion, our board of directors authorized management to enter into the nonbinding letter of intent.

From October 17 through 19, 2008, Wilson Sonsini Goodrich & Rosati and Kirkland & Ellis finalized the terms of the merger agreement and other ancillary agreements and documentation. Ms. Nieto, Ms. Haugh, Mr. Pieper and Mr. Johnsen also held conference calls with Mr. Boro and other representatives of Thoma Bravo, Acresso, Kirkland & Ellis and Wilson Sonsini Goodrich & Rosati and provided documentation required to resolve certain outstanding due diligence matters.

On October 19, 2008, our compensation committee held a special telephonic meeting, which was also attended by Wilson Sonsini Goodrich & Rosati and, for a portion of the meeting, Mr. Jackson, Ms. Nieto and Ms. Haugh. Mr. Jackson presented management’s proposed allocation of certain severance payments and Wilson Sonsini Goodrich & Rosati described the modifications to the change of control severance agreements with certain of our officers and our Employee Change of Control Severance Policy, and the new Employee Retention Plan, that our compensation committee was being asked to approve. Mr. Jackson, Ms. Nieto and Ms. Haugh left the meeting prior to our compensation committee’s consideration of whether to approve these agreements, the Employee Change of Control Severance Policy and Employee Retention Plan. The compensation committee discussed a number of relevant topics, including the allocation of severance payments, management’s total compensation in connection with the merger and related tax issues. The compensation committee also discussed its goals of incentivizing and retaining management through the closing of the merger, as discussed in the section titled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Employee Compensation” beginning on page 40. Following this discussion, the compensation committee approved the modifications to the change of control severance agreements with certain of our officers and our Employee Change of Control Severance Policy, and the new Employee Retention Plan, all as described in the section titled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Employee Compensation” beginning on page 40.

Also on October 19, 2008, our board of directors held a special telephonic meeting at which Ms. Nieto and Ms. Haugh, Wilson Sonsini Goodrich & Rosati and GCA Savvian were present. Wilson Sonsini Goodrich & Rosati and GCA Savvian updated our board of directors on the status of the transaction, including the proposed final terms and conditions of the merger agreement. Wilson Sonsini Goodrich & Rosati reviewed the directors’ fiduciary duties in connection with transactions of this nature. GCA Savvian then reviewed with our board of directors its updated overview of the merger that had previously been provided to our board of directors at its October 17, 2008 meeting. GCA Savvian described key terms and conditions, the process that it had undertaken to market the company, and the value of the proposal in light of the Company’s recent performance and relative to various market metrics and precedent transactions. Our board of directors was given the opportunity to ask questions and express their views throughout this review. Our board of directors discussed a number of relevant topics, including the continued deterioration of the global credit markets and capital markets. Each director then had the opportunity to state his or her views regarding the proposed transaction and a discussion ensued. GCA Savvian then delivered its oral opinion, subsequently confirmed in writing, that, as of October 19, 2008 and based upon and subject to certain factors and assumptions set forth in its written opinion, the $4.00 per share in cash to be received by the holders of shares of our common stock pursuant to the merger agreement, was fair, from a financial point of view, to such holders. Following these discussions, our board of directors determined that it was fair to, advisable and in the best interests of Intraware and its stockholders to approve the merger and enter into the merger agreement. Our board of directors then, among other things, approved the merger agreement, the merger and the related transactions, and resolved to recommend that our stockholders vote in favor of the adoption of the merger agreement. These determinations and approvals were made by a vote of all of the members of Intraware’s board of directors other than Mr. Danzberger.

On October 20, 2008, Wilson Sonsini Goodrich & Rosati and Kirkland & Ellis finalized the merger agreement, and the parties executed the merger agreement dated as of October 20, 2008.

On October 20, 2008, each of Intraware and Acresso issued a press release publicly announcing the entry into the merger agreement.

Recommendation of Our Board of Directors

Reasons for the Merger. In the course of reaching its decision to approve the merger and enter into the merger agreement, our board of directors consulted with our senior management, outside legal counsel and our financial advisor, and reviewed a significant amount of information and considered a number of positive factors supporting its decision to approve the merger and enter into the merger agreement, including, but not limited to, the following factors:

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the current and historical market prices of our common stock, and the current and historical market prices of our common stock relative to those of other industry participants and general market indices, including the fact that the $4.00 per share of common stock to be paid in cash as the consideration in the merger represented:

•	an approximate 29.0% premium over the closing price of our common stock on October 17, 2008 (the last trading day prior to the public announcement of the merger); and

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an approximate 12.5% premium over the daily average of the closing prices of our common stock during the period from September 8, 2008 to October 17, 2008 (the 30 trading days prior to the public announcement of the merger);

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the cash consideration to be paid to the holders of shares of our capital stock in the merger, which consideration will allow our stockholders to realize immediate and certain value for their investment in Intraware;

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our management’s consideration of alternative offers and possible alternative transactions, as well as its determination that there was a low probability that a third party would submit a higher competing offer;

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present and anticipated macroeconomic conditions, volatility in global capital markets and the general economic outlook, including the broadly perceived risk that the United States and world economies are in or may be entering into a recession;

•	current financial market conditions and historical market prices, volatility and trading information with respect to our common stock;

•	our management’s view of the financial condition, results of operations and business of Intraware;

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the risks associated with remaining an independent company, including the significant and increasing cost of complying with our obligations as a publicly traded company and the size of our market capitalization;

•	our product offerings and the opportunities for the further growth and development of such products in a larger operating platform;

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the competitive environment in which we operate, including potential variations in spending by our customers and the likely effect of these and other factors on our potential growth, development, productivity, profitability and strategic options;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations are reasonable;

•	our management’s discussions with certain institutional stockholders regarding the strategic direction of Intraware;

•

the fact that the merger would be subject to the approval of our stockholders and that if a higher priced offer were to be made to our stockholders prior to the completion of the merger, the stockholders could elect not to adopt the merger agreement, and that the board of directors could change its recommendation to our stockholders with respect to approval of the merger and adoption of the merger agreement or could terminate the merger agreement in order to enter into an agreement in connection with a superior proposal, as described in the section titled “Agreement and Plan of Merger—Non-Solicitation Covenant; Change in Board Recommendation” beginning on page 59;

•	the likelihood of the merger being completed and Acresso’s financial resources, including the funds available to Acresso under the equity commitment letter from the Fund;

•

the value of the consideration to be paid in connection with the merger as analyzed through various valuation methodologies, including the value of comparable publicly traded companies and our historical market price, prices paid in comparable transactions involving similar companies and premiums paid in selected transactions; and

•

the detailed financial analyses and other information with respect to Intraware presented by GCA Savvian and by management in presentations to the board of directors, including GCA Savvian’s opinion that, as of the date of such opinion and based upon and subject to certain factors and assumptions described therein, the merger consideration to be received by the holders of shares of common stock pursuant to the merger agreement, is fair, from a financial point of view, to such holders.

The board of directors has identified and considered a variety of risks and other countervailing factors in its deliberations concerning whether to approve the merger and enter into the merger agreement, including, but not limited to, the following factors:

•

that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be consummated, which could have a material negative impact on our ongoing business and customer relationships;

•

the possibility that the damages that we will be able to obtain in the event of certain breaches of the merger agreement by Acresso, including Acresso’s failure to consummate the merger at a time when all applicable closing conditions have been satisfied, will be limited to a $3.0 million termination fee, a substantial portion of which we would expect to use to pay our costs and expenses incurred in connection with the merger;

•

the restrictions the merger agreement imposes on soliciting competing bids and the fact that we may be obligated to pay to Acresso a $1.6 million termination fee under specified circumstances, including the termination of the merger agreement in order to enter into an agreement in connection with a superior proposal, and the possibility that this termination fee could discourage a competing proposal to acquire us or reduce the price in an alternative transaction;

•	the fact that our stockholders will not participate in any future growth potential of Intraware or Acresso or any synergies resulting from the merger;

•	the risk that our operations would be disrupted due to employee and customer uncertainty following announcement of the merger;

•	the risk that despite the intentions and efforts of the parties, key technical and management personnel may not be retained;

•

the risk that positive changes in general market conditions could lead to our stockholders receiving a higher price for their shares of Intraware capital stock in the future, together with Intraware’s financial resources and its capacity to remain a stand-alone company until such time as market conditions improve;

•

the adverse effect on our business operations and financial conditions, including the effect on our sales and operating results, the effect on our ability to attract and retain key management, marketing and technical personnel and the effect on the progress of certain development projects, in the event the merger was unable to be consummated following public announcement that the merger agreement had been entered into;

•

the restrictions the merger agreement imposes on our operations during the period between the signing of the merger agreement and the completion of the merger and the fact that, should the merger not occur, such restrictions could have had an adverse effect on our operations during such time, as described in the section titled “Agreement and Plan of Merger—Interim Operations of Intraware” beginning on page 56;

•

the fact that the merger agreement precludes us from actively soliciting alternative proposals, as described in the section titled “Agreement and Plan of Merger—Non-Solicitation Covenant; Change in Board Recommendation” beginning on page 59; and

•

the substantial costs to be incurred in connection with the merger, including the cost of the management compensation arrangements described under “—Interests of Our Directors and Executive Officers in the Merger” beginning on page 39, advisor fees and other expenses.

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors, but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the board may have given different weight to different factors.

Board of Directors Recommendation. After careful consideration, and taking into account all of the factors outlined above, our board of directors recommends that our stockholders vote “FOR” the adoption of the merger agreement. Our board of directors also recommends that our stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Opinion of GCA Savvian Advisors, LLC

On October 19, 2008, GCA Savvian rendered an opinion to our board of directors that, as of that date and based upon and subject to certain factors and assumptions described in the opinion, the merger consideration to be received by the holders of shares of Intraware common stock pursuant to the merger agreement, is fair, from a financial point of view, to such holders.

The full text of the GCA Savvian opinion dated October 19, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by GCA Savvian, is included as Appendix B of this proxy statement and is incorporated herein by reference. The holders of shares of Intraware common stock are urged to read this opinion carefully in its entirety. The GCA Savvian opinion is for the information of our board of directors in its evaluation of the merger consideration. The GCA Savvian opinion was approved by a fairness committee of GCA Savvian. The GCA Savvian opinion does not address any other term or aspect of the merger agreement or merger, including, but not limited to, the fairness of the merger to the holders of any class of securities other than the shares of Intraware common stock, the creditors or other constituencies of Intraware, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Intraware, or any class of the officers, directors or employees of Intraware, whether relative to the merger consideration or otherwise. The GCA Savvian opinion also does not address the underlying business decision by Intraware to enter into the merger or the relative merits of the merger as compared to any strategic alternatives that may have been or may be available to Intraware, and it does not constitute a recommendation to Intraware, its board of directors or any committee thereof, its stockholders, or any other person as to any specific action that should be taken in connection with the merger, including how the stockholders of Intraware should vote or otherwise act with respect to the merger. GCA Savvian was not asked to, and did not, offer any opinion as to the material terms of the merger agreement or the structure of the merger. The following is a summary of the GCA Savvian opinion, including the procedures followed, the assumptions made, the matters considered and the limitations on review undertaken by GCA Savvian in rendering its opinion, and is qualified by reference to the full text of the opinion attached at Appendix B, which you are encouraged to read in its entirety.

In arriving at its opinion, GCA Savvian, among other things:

•	reviewed a draft, dated October 19, 2008, of the merger agreement and certain related documents;

•	reviewed certain publicly available financial statements and other business and financial information of Intraware;

•	reviewed certain internal financial statements and other financial and operating data concerning Intraware prepared by the management of Intraware;

•	reviewed certain internal financial statements and other financial and operating data concerning Acresso prepared by the management of Acresso;

•	reviewed certain financial projections relating to Intraware prepared by our management;

•	discussed the past and current operations and financial condition and the prospects of Intraware with senior executives of Intraware;

•	reviewed and discussed with our senior management certain alternatives to the merger;

•	reviewed and discussed with our management its view of the strategic rationale for the merger;

•	reviewed the recent reported closing prices and trading activity for Intraware common stock;

•

compared the financial performance of Intraware and the prices and trading activity of the Intraware common stock with that of certain other comparable publicly traded companies and their securities that GCA Savvian believed to be generally relevant in evaluating the business of Intraware;

•	reviewed the financial terms, to the extent publicly available, of certain comparable transactions that GCA Savvian believed to be generally relevant in evaluating the business of Intraware;

•	participated in discussions and negotiations among representatives of Intraware and Acresso; and

•	performed such other analyses and considered such other factors as GCA Savvian deemed appropriate.

In preparing its opinion, GCA Savvian assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it. GCA Savvian did not undertake any independent valuation or appraisal of the assets or liabilities of Intraware or concerning the solvency or fair value of Intraware, nor was GCA Savvian furnished with any such valuations or appraisals.

With respect to the financial projections relating to Intraware and prepared by the management of Intraware, GCA Savvian assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Intraware’s management of the future financial performance of Intraware. GCA Savvian further assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement last reviewed by it. GCA Savvian took into account its experience in transactions that it believes to be generally relevant, as well as its experience in securities valuation in general.

The opinion of GCA Savvian is necessarily based upon financial, economic, market and other conditions as in effect on, and information made available to GCA Savvian as of, and that could be evaluated as of, the date of its opinion. GCA Savvian has assumed no responsibility to update or revise its opinion based upon events or circumstances occurring or becoming known to it after the date of the opinion.

Valuation Analyses of GCA Savvian Advisors, LLC

On October 19, 2008, in connection with preparing its opinion for our board of directors, GCA Savvian made a presentation of its valuation analyses of the merger to our board of directors.

The following is a summary of the material analyses contained in the presentation that was delivered to our board of directors on October 19, 2008. The fact that any specific analysis has been referred to in the summary below and in this proxy statement does not mean that such analysis was given more weight than any other analysis. In arriving at its opinion, GCA Savvian made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. GCA Savvian arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes the totality of the factors considered and analyses performed by GCA Savvian in connection with its opinion operated collectively to support its determination as to the fairness of the merger consideration from a financial point of view to the holders of shares of Intraware common stock. GCA Savvian did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

In arriving at its opinion, GCA Savvian made its determination as to the fairness of the merger consideration from a financial point of view to the holders of shares of Intraware common stock as of the date of its opinion on the basis of its financial and comparative analyses. The following summary is not a complete description of all of the analyses performed and factors considered by GCA Savvian in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by GCA Savvian. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis. GCA Savvian believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analysis and opinion. With respect to the analysis of publicly traded companies and the analyses of transactions summarized below, such analyses reflect selected companies and transactions, and not necessarily all companies or transactions, that may be considered relevant in evaluating Intraware or the merger. In addition, no company or transaction used as a comparison is either identical or directly comparable to Intraware or the merger. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned. Although other valuation techniques may exist, GCA Savvian believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for GCA Savvian to arrive at the opinion.

The estimates of the future performance of Intraware provided by our management reviewed by GCA Savvian are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. Accordingly, the estimates used in, and the results derived from, GCA Savvian’s analysis are inherently subject to substantial uncertainty. In performing its analyses, GCA Savvian considered industry performance, general business and economic conditions, including the recent capital and credit market turmoil, and other matters, many of which are beyond the control of Intraware. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which companies may actually be sold.

Although the merger consideration was determined through negotiation between Intraware and Acresso in which GCA Savvian participated, the decision to enter into the merger agreement was solely the decision of Intraware and the Intraware board of directors. The opinion of GCA Savvian was only one of many factors considered by our board of directors in its evaluation of the merger and should not be viewed as determinative of the views of our board of directors or our management with respect to the merger or the merger consideration. GCA Savvian did not recommend any specific merger consideration to our board of directors or state that any specific merger consideration constituted the only appropriate merger consideration for the merger.

Analysis of Intraware Trading History. GCA Savvian performed a trading analysis with respect to the historical range of values for Intraware common stock, as reported on The Nasdaq Capital Market, on a trailing thirty day-, six month- and twelve month-basis as of October 17, 2008. The range of values for Intraware common stock over the thirty day period was $2.80 to $3.97 per share. The range of values for Intraware common stock over the six month period was $2.80 to $5.20 per share. The range of values for Intraware common stock over the twelve month period was $2.80 to $6.04 per share. The merger consideration of $4.00 per share is within the range of the values indicated by the trading history of Intraware common stock on the six month and twelve month bases and slightly above the range of the thirty day basis.

Comparable Companies Analysis. GCA Savvian compared financial and operating information and ratios for Intraware with the corresponding financial and operating information and ratios for a group of publicly traded companies that GCA Savvian deemed to be reasonably comparable to Intraware, using publicly available information and estimates of future financial results published by equity research analysts. GCA Savvian chose the comparable companies because they are publicly traded companies that operate in a similar industry with similar business models, have similar lines of business and have comparable market capitalization to Intraware. GCA Savvian identified and compared the following companies in connection with the financial comparables analysis for Intraware:

Comparable Companies:
Aladdin Knowledge Systems Ltd.	Limelight Networks Inc.
Blue Coat Systems Inc.	Navarre Corp.
Digital River, Inc.	NaviSite Inc.
InterNAP Network Services Corp.	OPNET Technologies Inc.
Kenexa Corp.	RightNow Technologies Inc.
Keynote Systems Inc.	Salary.com Inc.

GCA Savvian calculated implied reference per share price ranges for Intraware common stock using revenue multiples of the comparable companies, which multiples were based on the closing share price of each comparable company reported on the applicable Nasdaq market as of October 17, 2008, the estimated calendar year 2008 revenue and/or estimated calendar year 2009 revenue (as derived from public filings, press releases and publicly available equity research analyst reports and estimates). Based on the 2008 estimated revenue multiple range of the comparable companies of 0.1x to 1.8x, GCA Savvian calculated an implied reference range for shares of Intraware common stock of $0.89 to $4.30 per share, after adjusting the price range to reflect equity value on a net-cash basis (as opposed to aggregate value). Based on the 2009 estimated revenue multiple range of the comparable companies of 0.1x to 1.6x, GCA Savvian calculated an implied reference range for Intraware common stock of $0.92 to $4.47 per share, after adjusting the price range to reflect equity value on a net-cash basis (as opposed to aggregate value). GCA Savvian noted that the proposed merger consideration of $4.00 per share is within the range indicated by both the 2008 and 2009 estimated revenue multiples for the comparable companies.

Precedent Transactions Analysis. GCA Savvian reviewed prices paid in comparable acquisitions of publicly held companies in the software industry which it judged to be generally relevant to the merger. The comparable acquisitions were selected because they were relatively recent, involved transactions with companies with similar business models and principal lines of business similar to those of Intraware and were generally of a similar size in transaction value. GCA Savvian performed this analysis to understand the range of consideration in terms of multiples of revenue paid in the comparable acquisitions and estimate the comparable value of Intraware. In connection with this analysis, GCA Savvian measured a twelve month trailing revenue multiple, referred to below as the “LTM Revenue Multiple,” and a twelve month forward revenue multiple, referred to below as the “NTM Revenue Multiple.” Actual and estimated revenues for the constituent entities of the comparable acquisitions were derived from publicly available sources, including public filings, press releases and equity research analysts’ estimates. GCA Savvian reviewed the following transactions in connection with the precedent transactions analysis for Intraware:

Date Announced	Acquiror	Target
6/19/2008	Tibco Software Inc.	Insightful Corporation
6/06/2008	Sopra Group (Axway, Inc.)	Tumbleweed Communications Corp.
5/29/2008	Blackbaud, Inc.	Kintera, Inc.
4/21/2008	Blue Coat Systems, Inc.	Packeteer, Inc.
2/13/2008	Thoma Cressey Bravo	Acresso Software
4/06/2007	Thoma Cressey Bravo	Embarcadero Technologies
3/05/2007	Vector Capital	SafeNet
12/18/2006	Made2Manage Systems, Inc.	Knova Software
10/12/2006	Internap Network Services Corporation	Vital Stream Holdings Inc.
7/25/2006	Francisco Partners, Vector Capital	Watchguard Technologies
6/06/2006	Made2Manage Systems, Inc.	Onyx Software Corporation
4/27/2006	Attachmate Corporation (AttachmateWRQ)	NetIQ Corp.
4/07/2005	CA, Inc. (Computer Associates)	Concord Communications, Inc.
1/25/2005	International Business Machines Corporation (IBM)	Corio, Inc.

GCA Savvian calculated implied reference per share price ranges for the Intraware common stock using both the LTM Revenue Multiples and the NTM Revenue Multiples of the comparable acquisitions. Using the 25th and 75th percentiles, the LTM Revenue Multiple range of the comparable acquisitions is 1.3x to 2.1x and the NTM Revenue Multiple range of the comparable acquisitions is 1.3x to 2.0x. In each case after adjusting the price ranges to reflect equity value on a net-cash basis (as opposed to aggregate value), GCA Savvian calculated an implied reference range for Intraware common stock of $3.17 to $4.72 per share based on the LTM Revenue Multiple range of the comparable acquisitions and an implied reference range of $3.53 to $5.08 per share based on the NTM Revenue Multiple range of the comparable acquisitions. GCA Savvian noted that the proposed merger consideration of $4.00 per share is within the per share price range indicated by the LTM Revenue Multiple range of the comparable acquisitions and within the per share price range indicated by the NTM Revenue Multiple range of the comparable acquisitions.

Precedent Premiums Analysis. GCA Savvian reviewed public data covering a significant number of acquisition transactions involving publicly traded companies from January 1, 2004 through October 17, 2008 in which the aggregate transaction value was greater than $25.0 million, excluding distressed transactions, to derive a range of equity value premiums paid relative to the target company’s per share trading price one day and 30 days prior to the announcement of the acquisition transaction. Using the 25th and 75th percentiles, GCA Savvian calculated an implied reference range for Intraware common stock of $3.38 to $4.15 per share based on a one day equity value premium and an implied reference range of $3.98 to $4.87 per share based on a 30 day equity value premium. GCA Savvian noted that the proposed merger consideration of $4.00 per share is within the per share price range indicated by both the one day and 30 day equity value premium range of the acquisition precedent data.

Miscellaneous. GCA Savvian is acting as financial adviser to our board of directors in connection with the merger. Under the terms of its engagement, we have agreed to pay GCA Savvian a fee for its financial advisory services, including its opinion discussed above, of approximately $1.25 million, substantially all of which is contingent upon the consummation of the merger (or another transaction). We have agreed also to reimburse GCA Savvian for expenses reasonably incurred in performing its services, and to indemnify GCA Savvian for certain liabilities related to or arising out of its engagement.

Except as described above, GCA Savvian has had no other material relationships with us in the past two years. GCA Savvian and its affiliates may provide financial advisory and/or financing services to Acresso. GCA Savvian was selected by our board of directors based on GCA Savvian’s qualifications, expertise and reputation. GCA Savvian and its affiliates are engaged in investment banking and financial advisory services, principal investment and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, GCA Savvian and its affiliates may at any time make or hold long or short positions and investments, as well as trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Intraware or Acresso or any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for their own account.

Financing of the Merger

We estimate that the total amount of funds required to pay the aggregate merger consideration and liquidation preference in connection with the merger will be approximately $32.7 million. Acresso expects this amount to be provided through a combination of the proceeds of the following:

•

a combination of cash and cash equivalents held by Acresso and the proceeds received by Acresso from certain debt and equity financings, including a cash equity investment in Acresso by Thoma Bravo pursuant to the letter agreement described in the section titled “—Equity Commitment Letter;” and

•	cash and cash equivalents held by Intraware.

Although Acresso expects to fund a component of the aggregate merger consideration and liquidation preference using funds received from an equity investment by the Fund, Acresso has advised us that it expects to have adequate funds available to complete the merger without the need for recourse to the funds described in the equity commitment letter. Further, at the time that the merger agreement was entered into, we had received certain information from Acresso that provided us with reasonable assurance that Acresso would have the financial ability to complete the merger without such funds, including unaudited financial statements of Acresso showing significant cash balances and positive cash flows. Acresso also provided us with information relating to certain credit facilities available to Acresso. In addition, we understood that, following the completion of the merger, Acresso would have access to our cash and cash equivalents to fund the merger.

Acresso has confirmed that, as of the date of this proxy statement, Acresso’s financial position and the availability of its credit facilities have not suffered any material adverse change. The merger agreement also prohibits Acresso from taking any action that would impair the ability of Acresso to consummate the merger in accordance with the terms of the merger agreement or materially delay such consummation. In addition, Acresso’s obligation to complete the merger is not subject to any financing or similar condition. It is a condition to our obligation to complete the merger that Acresso have delivered to the paying agent under the merger agreement the aggregate merger consideration and liquidation preference. We do not anticipate closing the merger if Acresso does not have adequate funds to fund the merger consideration and liquidation preference.

Equity Commitment Letter

Thoma Bravo Fund IX, L.P., an investment vehicle managed by Thoma Bravo (the “Fund”), has entered into an equity commitment letter pursuant to which it agreed, subject to certain conditions, to purchase up to $20.2 million of equity securities of Acresso Holding, LLC, which is the immediate parent company of Acresso (“Holdco”), and Holdco has agreed in the equity commitment letter to contribute the proceeds from such purchase to Acresso to fund Acresso’s obligations under the merger agreement. The equity commitment letter also contains certain representations and covenants concerning the Fund’s ability to satisfy its equity commitment, the survival of the equity commitment in the event that the merger agreement is terminated and our ability to enforce the equity commitment as a third-party beneficiary to the equity commitment letter. The Fund’s liability under such equity commitment letter is limited to $3.0 million, the amount of the Acresso termination fee. Thoma Bravo has informed us that, as of the date of this proxy statement, the Fund has closed on $800 million of capital commitments and that the Fund has adequate financial resources to fund its obligations under the equity commitment letter. Based upon this information, we are reasonably assured that Thoma Bravo will have adequate financial resources to fund its obligations under the equity commitment letter, if required.

Voting Agreements

Concurrently with the execution and delivery of the merger agreement, Acresso entered into voting agreements with the following individuals and entities:

•

each member of our board of directors, other than Alexander Danzberger who recused himself from consideration of the merger due to his relationship with Digital River, Inc., a major stockholder of Intraware;

•	Peter H. Jackson, our Chairman, Chief Executive Officer and President;

•	Wendy A. Nieto, our Executive Vice President and Chief Financial Officer; and

•	Justin M. Benson, our Senior Vice President, Business Development, Sales and Marketing.

Pursuant to the voting agreements, a form of which is attached hereto as Appendix D, the stockholders described above have agreed, among other things, in their capacity as a stockholder only, to vote all of their shares of Intraware common stock:

•	in favor of the approval of the merger agreement and the merger; and

•	against approval of any proposal made in opposition to or in competition with the consummation of the merger.

As of the record date, an aggregate of 139,363 shares of Intraware common stock were subject to the voting agreements, representing approximately 2.2% of the outstanding shares of Intraware common stock.

In addition, each of these stockholders has given Acresso an irrevocable proxy to vote their shares of Intraware common stock in this manner.

The voting agreements prohibit each of the parties described above from granting any proxies or entering into other arrangements with respect to the voting of their shares, or transferring any shares of Intraware common stock during the term of the voting agreement, except to any family member or trust for the benefit of any family member and provided that the transferee executes an agreement to be bound by the terms and conditions of the applicable voting agreement.

Each voting agreement and the irrevocable proxy granted under the voting agreement terminate upon the earlier of:

•	the date and time of the termination of the merger agreement in accordance with its terms;

•

the date on which our board of directors withdraws or modifies in a manner adverse to Acresso its approval or recommendation of the merger or the other transactions contemplated by the merger and related transaction documents; or

•	the date following the date of the special meeting of stockholders to which this proxy statement relates, including any adjournment or postponement of the special meeting.

Interests of Our Directors and Executive Officers in the Merger

When considering our board of directors’ recommendation that Intraware stockholders vote in favor of the proposal to adopt the merger agreement, Intraware stockholders should be aware that members of our board of directors and our executive officers may have interests in the merger that differ from, or which are in addition to, the interests of Intraware stockholders. These interests may create a potential conflict of interest and may be perceived to have affected their decision to support or approve the merger. Our board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger agreement, the merger and the related transactions. These interests include accelerated vesting of stock awards to executive officers and directors, possible continuation of indemnification rights and coverage under existing or new directors’ and officers’ liability insurance policies, the receipt of severance benefits in the event of certain terminations on or following the consummation of the merger, and the receipt of retention benefits. Intraware stockholders should be aware of these interests when considering our board of directors’ recommendation to adopt the merger agreement.

Alexander Danzberger is a member of our board of directors and formerly served as Vice President—Corporate Development for Digital River, Inc. Mr. Danzberger was appointed as a member of our board of directors pursuant to the November 9, 2005 Series B Convertible Preferred Stock Purchase Agreement between Intraware and Digital River, Inc. Digital River, Inc. owns all of our outstanding shares of Series B preferred stock and will receive approximately $6.0 million for such stock in the merger. Mr. Danzberger recused himself from consideration of the merger due to his relationship with Digital River, Inc.

Equity Compensation Awards

Vesting of all of our outstanding equity based awards will continue until the closing of the merger, in accordance with their respective terms.

Acresso will not assume any of Intraware’s outstanding stock options. Subject to the terms and conditions of the merger agreement, each option to purchase shares of our common stock that is outstanding immediately prior to the merger will become fully vested and, to the extent unexercised as of the closing of the merger, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying such option multiplied by the amount (if any) by which $4.00 (the per share amount of merger consideration) exceeds the option exercise price, less any applicable tax withholding. All other options with an exercise price that equals or exceeds $4.00 will terminate as of the closing of the merger without consideration. The aggregate value of all unvested options that will become fully vested and cashed out in connection with the merger will be approximately $6,234.36 with respect to our executive officers and $0.00 with respect to our directors. The aggregate value is based on multiplying the number of shares underlying options to be cashed out by the difference between $4.00 and the exercise prices of the options.

Acresso will not assume any of Intraware’s outstanding restricted stock units. Subject to the terms and conditions of the merger agreement, each restricted stock unit that is outstanding immediately prior to the merger will become fully vested and converted into the right to receive a cash payment equal to the number of outstanding restricted stock units multiplied by $4.00 (the per share amount of merger consideration), less any applicable tax withholding. The aggregate value of all outstanding restricted stock unit awards that will be purchased in connection with the merger will be approximately $423,296.00 with respect to our executive officers and approximately $117,004.00 with respect to our directors.

The value of all unvested stock options that will become fully vested and cashed out in connection with the merger and all outstanding restricted stock unit awards that will be purchased in connection with the merger with respect to each of our non-employee directors and executive officers on an individual basis is expected to be as follows:

Name	Value of Stock Option Awards(1)	Value of Restricted Stock Units
Non-Employee Directors:
Alexander Danzberger	—	—
Raymond L. Ocampo Jr.	—	$24,000.00
Brendan A. McLoughlin	—	$24,000.00
Peter F. Pervere	—	$45,004.00
Bradley M. Shuster	—	$24,000.00

Executive Officers:
Peter H. Jackson	$3,666.96	$192,536.00
Wendy A. Nieto	$1,833.48	$128,376.00
Justin M. Benson	$733.92	$102,384.00

(1)	Represents stock options that will become fully vested and cashed out in connection with the merger.

Employee Compensation

Our compensation committee periodically reviews and implements change of control arrangements covering certain of our officers and other employees. We believe that maintaining such arrangements helps to ensure that our employees remain focused on their assigned duties and minimizes the distractions that could result from the possibility or consummation of a change of control.

As a consequence, we have from time to time entered into change of control arrangements with certain of our employees. In 2005, we established an Employee Change of Control Severance Policy, which provides certain of our employees with cash severance benefits if they are terminated without cause or for constructive discharge in connection with a change of control. In 2007, we adopted amended and restated change of control severance agreements with certain of our officers, including Mr. Jackson, Ms. Nieto and Mr. Benson, which likewise provide for severance benefits in connection with a termination without cause or deemed termination through an involuntary termination, in each case in connection with a change of control transaction.

As part of our consideration of the merger, our compensation committee reviewed our existing compensation arrangements with our officers and other employees and certain potential modifications to these arrangements in light of the pending merger. The compensation committee’s review was intended to produce change of control severance arrangements that would achieve the following goals:

•	to ensure that we have the continued dedication and efforts of our employees pending and through the consummation of the merger;

•	to retain key personnel through the consummation of the merger;

•	to provide certainty and security to key employees who may be uncertain about their job status;

•	to recognize the service and tenure of key employees;

•	to maximize tax efficiencies; and

•	to accomplish these goals in a manner that is consistent with market norms and at a reasonable cost to us.

The compensation committee met on several occasions, both together with and separate from management and Compensia, during the several weeks prior to the signing of the merger agreement. Compensia, an independent compensation consultant, was retained by the compensation committee to assist it in conducting this review. As part of its review process, the compensation committee considered a number of pieces of relevant information, including:

•	peer-company practices in the context of corporate transactions similar to the merger;

•	the aggregate value of the existing and proposed compensation arrangements as a percentage of the consideration to be received in the merger and Intraware’s market capitalization;

•	the equity holdings of executive officers at members of Intraware’s peer group;

•	the likelihood of persons remaining employees of the surviving corporation or Acresso following the closing of the merger;

•	management’s equity holdings in Intraware; and

•	potential tax implications, including whether any excise tax would be required to be paid under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

Management’s role in the compensation committee’s review was limited to providing certain specific input on individual awards under the Employee Retention Plan (described below) and as to which companies should comprise Intraware’s peer group.

The compensation committee benchmarked existing and proposed compensation arrangements against a peer group comprised of software companies of similar revenue, market capitalization and head count. The compensation committee also considered a broader group of companies having undergone similar change of control transactions for certain limited purposes.

Based on the results of the review described above, the compensation committee approved the adoption of the Employee Retention Plan. The Employee Retention Plan provides for the payment of cash retention bonuses if the conditions for payment are satisfied, with payment to occur upon the closing of the merger. We believe that this plan helps to ensure that we will have the continued dedication and efforts of our employees to complete the merger because the completion of the merger is a condition to payments being made under the plan. We also amended existing change-of-control severance agreements, or entered into new change-of-control severance agreements, with several of our officers and amended our Employee Change of Control Severance Policy. As discussed below, these amendments were made in order to maximize the tax efficiencies of the compensation arrangements.

Our compensation committee oversees and administers our executive compensation program in accordance with its charter, which is accessible at http://www.intraware.com/investors/board-committees.php.

Employment Contracts and Termination of Employment and Change-of-Control Arrangements

We previously entered into an amended and restated change of control severance agreement with Mr. Jackson on October 5, 2007, with Ms. Nieto on October 5, 2007 and with Mr. Benson on October 9, 2007, as well as with several other officers. On or about October 19, 2008, we entered into further amended and restated agreements which implemented certain technical amendments to comply with certain provisions of Section 409A of the Code. We believe that these agreements will help these officers remain focused on their assigned duties and will minimize the distractions that could result from the possibility or consummation of a change of control, such as the merger. The agreements provide that in the event that any of the officers are terminated without “cause” or deemed terminated through an “involuntary termination,” each as defined in the agreements, within the period commencing on our public announcement of a proposed change of control and continuing until the earlier of the twelve month period following the consummation of the change of control or the public announcement that the proposed change of control will not occur, we will provide to the terminated named executive officer:

•	a cash payment equal to a percentage of his or her annual salary, plus a pro rata portion of his or her annual target bonus, as described in more detail below for each executive officer;

•

a percentage of his or her health, dental and life insurance benefits, including benefits paid to any dependents, through the earlier of a specified time from the date of his or her termination, or the date he or she first becomes covered by another employer’s group health, dental or life insurance plans providing comparable benefits and coverage; and

•	accelerated vesting of his or her equity awards.

For changes of control that meet the above criteria, the executive officers would receive the following under their respective agreements:

•	Mr. Jackson would receive 100% of his annual salary and bonus target, and up to twelve months’ benefits;

•	Ms. Nieto would receive 50% of her annual salary and bonus target, and up to six months’ benefits; and

•

Mr. Benson would receive 50% of his annual salary and bonus target, and up to six months’ benefits, plus up to 50% of his annualized commissions, based on the commissions he earns during the six months immediately preceding his termination.

Pursuant to the change of control severance agreements, assuming that a change of control transaction occurred on February 29, 2008, the estimated aggregate value of the amounts that each of the relevant named executive officers would be entitled to receive are as follows:

Name	Salary and Bonus		Value of Continuation of Benefits	Total
Peter H. Jackson	$450,300		$13,513	$463,813
Wendy A. Nieto	$151,875		$4,210	$156,085
Justin M. Benson	$155,546	(1)	$6,706	$162,252

(1)	Includes 50% of Mr. Benson’s annualized commissions, based on the commissions earned by Mr. Benson during the six months immediately preceding February 29, 2008.

Officers who are parties to change of control severance agreements are not eligible to receive payments under our Employee Change of Control Severance Policy.

Copies of the amended and restated change of control severance agreements between Intraware and each of Mr. Benson, Mr. Jackson and Ms. Nieto, each dated on or about October 19, 2008 are filed as Exhibits 10.5, 10.6 and 10.7, respectively, to our Current Report on Form 8-K filed with the SEC on October 20, 2008.

Employee Retention Plan

On October 19, 2008, our compensation committee adopted an Employee Retention Plan in connection with the merger. The Employee Retention Plan is designed to provide incentives for certain covered employees to ensure that we will have the continued dedication and objectivity of such employees pending the completion of the merger. Under the Employee Retention Plan, an aggregate of $1,000,000 has been allocated to the payment of retention bonuses if the conditions for payment are satisfied, with payment to occur upon the closing of the merger. The conditions under the Employee Retention Plan include continued employment of the recipient by the surviving company through the closing of the merger. If a recipient is terminated prior to the payment date without “cause” as defined in the plan, then the recipient will receive his or her full retention bonuses. The compensation committee has allocated the following payments to our executive officers:

Name	Value of Retention Plan Award
Peter H. Jackson	$450,000
Wendy A. Nieto	$300,000
Justin M. Benson	—

A copy of our Employee Retirement Plan, effective as of October 19, 2008, is filed as Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC on October 20, 2008.

Employee Change of Control Severance Policy

Our board of directors originally adopted our Employee Change of Control Severance Policy effective August 1, 2005. On October 19, 2008, our compensation committee amended and restated our existing Employee Change of Control Severance Policy. The policy is designed to help ensure that we have the continued dedication and efforts of our employees in the event of a change of control transaction, such as the merger. The Employee Change of Control Severance Policy covers certain employees as determined by our compensation committee, but is not applicable to any of our executive officers or any other person who is a party to a written change of control severance agreement with Intraware.

Under the terms of the Employee Change of Control Severance Policy, if, during the one-year period following a change in control of Intraware, a participant’s employment is terminated by Intraware without “cause” or by the participant for “constructive discharge,” each as defined in the policy, the participant will receive lump sum severance benefits of from two to four months of the participant’s annual compensation, depending on the participant’s job level, and continued payment of the cost of the participant’s premiums for health continuation coverage under COBRA and life insurance coverage, each for a period equal to the number of months of severance pay. The amendment to the policy implemented on October 19, 2008 consisted of certain technical changes to the policy to comply with certain provisions of Section 409A of the Code.

A copy of our Employee Change of Control Severance Policy, as amended and restated on October 19, 2008, is filed as Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on October 20, 2008.

Non-Competition Agreements

In connection with the merger, Mr, Jackson and Ms. Nieto entered into non-competition agreements with Intraware dated October 19, 2008. The non-competition agreements will become effective upon the closing of the merger. The non-competition agreements prohibit Mr. Jackson and Ms. Nieto from engaging in those lines of business in which Intraware is currently engaged, other than its sports team oriented social networking business, for a period of one year following the date of such agreements.

Indemnification and Insurance

The merger agreement provides that for a period of six years from and after the effective time of the merger, the surviving corporation will fulfill and honor, and Acresso guarantees, the obligations of Intraware to our present and former directors and officers pursuant to any indemnification provisions under our certificate of incorporation or bylaws in effect on October 20, 2008, and pursuant to the terms of specified indemnification agreements between us and our present and former directors and officers with respect to claims arising out of acts or omissions occurring at or prior to the effective time of the merger.

The merger agreement provides that Acresso will use its reasonable best efforts to cause the surviving corporation to maintain in effect for a period of six years from and after the merger, the current policies of directors’ and officers’ liability insurance maintained by Intraware with respect to claims arising out of acts or omissions occurring at or prior to the effective time of the merger. However, the surviving corporation will not be required to pay annual premiums in excess of 300% of the last annual premium paid by Intraware. In the alternative, prior to the merger, Intraware, or after the merger, the surviving corporation, may purchase a six-year “tail” fully prepaid directors’ and officers’ liability insurance policy covering claims arising out of acts or omissions occurring at or prior to the effective time of the merger.

Continued Benefits

To the extent that any of our executive officers remain employed by the surviving corporation, they will be entitled to receive compensation and benefits following the merger. After the merger and through the end of the fiscal year of Acresso in which the merger occurs, Acresso and the surviving company have agreed to provide employee benefits, other than equity awards, that will, in the aggregate, be substantially similar to those provided by Acresso to its employees. Acresso and the surviving corporation also agree to recognize past service performed for us prior to the merger for eligibility and vesting purposes, waive certain pre-existing condition exclusions and provide that certain deductibles, coinsurance or out-of-pocket expenses incurred prior to the merger will be taken into account for satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

All of our executive officers currently participate or are eligible to participate in the surviving corporation’s benefit plans, which include medical, dental, vision, prescription drug, life insurance, accidental death and dismemberment insurance, short term and long term disability, 401(k) Plan, bonus plans and other welfare fringe benefit plans.

Market Price and Dividend Data

Our common stock is currently included in the Nasdaq Capital Market under the symbol “ITRA”. The table below sets forth the high and low sales prices for our common stock as reported on the Nasdaq Capital Market, for the periods indicated:

	Intraware Common Stock
	Low	High
Fiscal Year ending February 28, 2009
Fourth Quarter (through December 5, 2008)	$3.59	$3.74
Third Quarter	$2.52	$4.00
Second Quarter	$3.16	$4.75
First Quarter	$4.31	$5.20
Fiscal Year ended February 29, 2008
Fourth Quarter	$4.06	$6.00
Third Quarter	$4.05	$6.33
Second Quarter	$4.23	$5.50
First Quarter	$3.80	$6.00
Fiscal Year ended February 28, 2007
Fourth Quarter	$4.01	$6.83
Third Quarter	$3.52	$5.62
Second Quarter	$3.14	$6.25
First Quarter	$5.66	$7.83

The following table sets forth the closing per share sales price of our common stock, as reported on the Nasdaq Capital Market on October 17, 2008, the last full trading day before the public announcement of the proposed merger, and on December 5, 2008, the latest practicable trading day before the date of this proxy statement:

Intraware Common Stock Closing Price
October 17, 2008	$3.10
December 5, 2008	$3.70

We have never declared or paid any cash dividends on our common stock and do not anticipate paying such cash dividends on our common stock in the foreseeable future. Our current policy is to retain earnings for use in our business. Following the completion of the merger, there will be no further market for our common stock.

Regulatory Matters

We believe that the notification and waiting period requirements of the HSR Act do not apply to the proposed transaction, and that we will not be required to make any filings with the Antitrust Division or the FTC. However, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the consummation of the merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking the divestiture of shares purchased or the divestiture of substantial assets of Acresso, Intraware or their respective subsidiaries. Private parties, state attorneys general and/or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which Acresso, Intraware and their respective subsidiaries are engaged, the parties believe that the transaction will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

We believe we are not required to make any other filings nor obtain any other material governmental consents or approvals before the parties’ completion of the purchase. If any such other approvals, consents or filings are required to consummate the merger, we will seek or make such consents, approvals or filings. See the section titled “Agreement and Plan of Merger—Conditions to the Consummation of the Merger” beginning on page 62.

Appraisal Rights

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Appendix C. Stockholders intending to exercise appraisal rights should carefully review Appendix C. Failure to follow precisely any of the statutory procedures set forth in Appendix C may result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of our common stock and preferred stock who follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware (“Section 262”), within the appropriate time periods will be entitled to have their shares of our common stock and Series A preferred stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock and preferred stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting on January 6, 2009. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “FOR” adoption of the merger agreement. Any proxy or vote against adoption of the merger agreement will not in and of itself constitute a demand for appraisal within the meaning of Section 262. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock or preferred stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

Any of our stockholders who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 25 Orinda Way, Orinda, California 94563, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is demanding appraisal of his, her or its Intraware common stock or Series A preferred stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for adoption of the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of ten days after the stockholders’ request is received by us or ten days after the latest date for delivery of a demand for appraisal under Section 262.

Within 120 days after the effective time of the merger, either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Intraware shares of stockholders entitled to appraisal rights. We have no obligation or present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us, which we must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares, and who hold stock represented by certificates, to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Intraware stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes, as well. Any stockholder considering seeking appraisal of their shares should consult with such stockholder’s own tax advisors regarding the tax consequences to such stockholder’s exercise of appraisal rights.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any Intraware stockholder to comply fully with the procedures described above and set forth in Appendix C to this proxy statement may result in termination of such stockholder’s appraisal rights.

Material United States Federal Income Tax Consequences

This section discusses the material United States federal income tax consequences of the merger that are generally applicable to Intraware stockholders whose shares of our stock are surrendered in the merger in exchange for cash. This discussion is included for general information purposes only and does not constitute, and is not, a tax opinion or tax advice to any particular holder of Intraware stock. This summary is based on the provisions of the Code, the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other legal authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. No ruling from the Internal Revenue Service nor an opinion of counsel will be requested concerning the United States federal income tax consequences of the merger. The tax consequences set forth in the following discussion are not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

The following discussion does not address all of the United States federal income tax consequences that may be relevant to a particular holder of our stock, including holders who, in light of their particular circumstances, may be subject to special rules, including, without limitation:

•

financial institutions, mutual funds, tax-exempt organizations, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold our stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•

holders that are not United States persons or entities, certain former citizens or residents of the United States, or United States persons that have a functional currency other than the United States dollar;

•	holders that are partnerships or other pass-though entities or that hold our stock through partnerships or other pass-through entities;

•	holders of options or warrants to acquire our stock;

•	holders who acquired our stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation;

•	holders that are subject to the alternative minimum tax;

•	holders who hold our stock as qualified small business stock; or

•	holders who exercise appraisal rights.

The discussion below applies only to our stockholders that hold our stock as capital assets at the time of the completion of the merger. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to our stockholders or any United States federal tax laws other than income tax laws. Finally the discussion below does not address the tax consequences of any transaction occurring prior to or after the merger (whether or not such transactions are in connection with the merger), including without limitation, the exercise of options or rights to purchase Intraware common stock in anticipation of the merger.

Taxable Sale. The exchange of shares of our stock for cash in the merger will be a taxable transaction for United States federal income tax purposes. A holder of our stock generally will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received by the stockholder pursuant to the merger and the stockholder’s adjusted tax basis in the shares of our stock surrendered. Gain or loss will be calculated separately for each block of shares (that is, shares acquired at the same cost in a single transaction) exchanged in the merger. Holders of our stock who own separate blocks of our stock should consult their tax advisors with respect to these rules. If at the time of the merger a non-corporate stockholder’s holding period for the shares of our stock is more than one year, any gain recognized will be long term capital gain, generally subject to United States federal income tax at a maximum rate of 15% under current law. If the non-corporate stockholder’s holding period for the shares of our stock is one year or less at the time of the merger, any gain will be subject to United States federal income tax at the same graduated rates as ordinary income. For corporations, capital gain is taxed at the same rates as ordinary income. The use of capital losses is subject to limitations.

Federal Backup Withholding. To prevent federal backup income tax withholding with respect to cash received pursuant to the merger, each holder of our stock must either provide a correct taxpayer identification number and certify under penalties of perjury that such holder is not subject to backup withholding of federal income tax by completing the substitute Form W-9 included in the letter of transmittal or establish a basis for exemption from backup withholding. Holders of our stock who fail to provide the appropriate information will be subject to backup withholding at a tax withholding rate of 28% and may be subject to penalties imposed by the IRS. If the amount withheld on a payment to a holder of Intraware stock results in an overpayment of taxes, a refund generally may be obtained from the IRS, provided that such holder timely furnishes the required information to the IRS.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. EACH HOLDER OF OUR STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO SUCH HOLDER AS A RESULT OF THE MERGER, AND ANY STATE, FEDERAL, LOCAL OR FOREIGN TAX CONSEQUENCES RELEVANT TO SUCH HOLDER AS A RESULT OF THE MERGER.

Delisting and Deregistration of Intraware’s Common Stock

If the merger is completed, our common stock will no longer be traded on the Nasdaq Capital Market and will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC with respect to our shares of capital stock.

Amendment to Intraware’s Rights Agreement

On October 20, 2008, we entered into Amendment No. 1 to the Second Amended and Restated Preferred Stock Rights Agreement, dated January 22, 2007, between us and Computershare Investor Services, LLC (the “rights agreement”).

Prior to the amendment, the rights agreement generally provided for certain stockholder rights to be triggered in the event a person or entity acquires more than 15% of our voting securities. The amendment to the rights agreement permits the execution of the merger agreement and the performance and consummation of the transactions contemplated by the merger agreement, including the merger, without triggering the provisions of the rights agreement. In addition, the amendment to the rights agreement provides that the rights agreement will terminate immediately prior to the effective time of the merger.

Litigation Related to the Merger

On November 3, 2008, a putative class action titled Mergens v. Jackson et al., Case No. BC401192, was filed in the Superior Court of the State of California for the County of Los Angeles. The complaint names Intraware, Acresso, Merger Sub and Intraware’s directors as defendants. In pursuing this action, the plaintiff purports to represent all public stockholders of Intraware who are similarly situated with the plaintiff. Among other things, the complaint alleges that our directors, in approving the merger of Intraware with Merger Sub in which holders of Intraware’s common stock will receive $4.00 per share in cash, breached fiduciary duties owed to Intraware stockholders because they failed to take steps to maximize the value of Intraware to its stockholders. The complaint further alleges that Acresso and Merger Sub aided and abetted our directors in this breach of their fiduciary duties. The complaint seeks, among other things, class certification and certain forms of equitable relief, including enjoining the consummation of the merger and rescinding the merger if it is consummated prior to the entry to the court’s final judgment. This action has been dismissed without prejudice.

On November 12, 2008, a second putative class action titled Mergens v. Jackson et al., Case No. C0802858, was filed in the Superior Court of the State of California for the County of Contra Costa. This complaint names the same parties, contains substantially similar allegations and claims as well as allegations and claims regarding the disclosures provided to Intraware’s stockholders in the preliminary proxy statement relating to the special meeting, and seeks substantially similar relief as in the action described above.

We believe that the allegations are without merit and intend to vigorously contest the action. There can be no assurance, however, that the defendants will be successful in their defense of these actions.

AGREEMENT AND PLAN OF MERGER

The following is a description of the material aspects of the Agreement and Plan of Merger dated October 20, 2008, among Acresso, Merger Sub and Intraware, but does not purport to describe all of the terms of the merger agreement. While we believe that the following description covers the material terms of the merger agreement, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Appendix A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The Merger

Pursuant to the terms and conditions of the merger agreement, Merger Sub will merge with and into Intraware, with Intraware surviving as a wholly owned subsidiary of Acresso. At the effective time of the merger, all of Intraware’s property, rights, privileges, powers and franchises before the merger will vest in the surviving corporation and all of Intraware’s and Merger Sub’s debts, liabilities and duties before the merger will become the debts, liabilities and duties of the surviving corporation. The initial directors of the surviving corporation will be the directors of Merger Sub immediately prior to the effective time of the merger. The initial officers of the surviving corporation will be the officers of Merger Sub immediately prior to the effective time of the merger.

Effect on Common Stock

As of the effective time of the merger, each share of Intraware common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and extinguished and will automatically be converted into the right to receive $4.00 in cash (the per share amount of the merger consideration), except that the following shares will be cancelled and no payment made with respect thereto:

•

shares of Intraware common stock held in treasury or held by Acresso or Merger Sub immediately prior to the effective time of the merger, which shares will be cancelled and extinguished without conversion or payment;

•	shares of Intraware common stock held by any subsidiary of Intraware immediately prior to the effective time of the merger; and

•

shares of Intraware common stock held by holders who have properly demanded and perfected and have not timely withdrawn demand for their appraisal rights with respect to such shares of Intraware common stock.

After the effective time of the merger, each holder of a certificate formerly representing shares of Intraware common stock (other than shares of Intraware common stock for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to the shares of Intraware common stock, except for the right to receive the per share merger consideration. See “The Merger—Appraisal Rights” beginning on page 45.

Effect on Preferred Stock

As of the effective time of the merger, each share of Intraware Series A preferred stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and extinguished and will automatically be converted into the right to receive $4.00 (the per share amount of merger consideration), subject to similar exceptions described under “—Effect on Common Stock” with respect to Intraware’s common stock.

As of the effective time of the merger, each share of Intraware Series B preferred stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and extinguished and will automatically be converted into the right to receive $6,000 in cash, or $6.00 per share on an as converted to common stock basis, which represents the liquidation preference of the Series B preferred stock under the certificate of designations, preferences and rights of the Series B preferred stock, as in effect on the date of the merger agreement, subject to similar exceptions described under “—Effect on Common Stock” with respect to Intraware’s common stock.

Adjustment for Changes to Intraware’s Capital Stock

The price to be paid for each share of Intraware common stock and preferred stock in the merger will be adjusted appropriately to reflect the effect of any change in the outstanding shares of capital stock of Intraware, including by reason of any reclassification, stock split (including reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, with respect to the shares of Intraware common stock or preferred stock that occurs prior to the effective time of the merger.

Effect on Intraware Stock Options, Restricted Stock Units and Employee Stock Purchase Plan

Stock Options

Subject to the terms and conditions of the merger agreement, each option to purchase shares of our common stock that is outstanding immediately prior to the merger will become fully vested and, to the extent unexercised as of the closing of the merger, all options will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying such option multiplied by the amount (if any) by which $4.00 exceeds the option exercise price. All other options with an exercise price that equals or exceeds $4.00 will terminate as of the closing of the merger without consideration.

Restricted Stock Units

Subject to the terms and conditions of the merger agreement, each restricted stock unit that is outstanding immediately prior to the merger will become fully vested and be converted into the right to receive a cash payment equal to the number of shares of our common stock underlying such restricted stock unit multiplied by $4.00.

Employee Stock Purchase Plans

The merger agreement provides that, prior to the effective time of the merger, the then-current offering period under our 1998 Employee Stock Purchase Plan (the “ESPP”) will be terminated and all funds in each participant’s account will be applied toward the purchase of shares of common stock on the terms and conditions set forth under the ESPP. The final offering period under the ESPP will be completed prior to the effective time of the merger. Any shares purchased under the ESPP prior to the effective time of the merger will be entitled to receive the merger consideration on the same basis as other shares of Intraware common stock.

Effect on Intraware Warrants

All outstanding warrants to acquire Intraware common stock have a per share exercise price that is higher than $4.00. Acresso will not assume any warrants in connection with the merger, and we expect that any outstanding warrants not exercised prior to the effective time of the merger will be terminated as of the effective time of the merger.

Procedures for Payment of Merger Consideration

Computershare Trust Company N.A. will act as the paying agent for the payment of the merger consideration and the liquidation preference. Promptly after the effective time the merger, Acresso will instruct the paying agent to mail the following materials to each holder of record of our common stock and preferred stock immediately prior to the effective time of the merger:

•	a letter of transmittal for such stockholder’s use in submitting its shares to the paying agent for payment of the merger consideration or liquidation preference, as the case may be; and

•

instructions explaining what a stockholder must do to effect the surrender of its share certificates or book-entry shares in exchange for the merger consideration or liquidation preference, as the case may be.

Upon receipt of a letter of transmittal from the paying agent, each stockholder should complete and sign the letter of transmittal and return it to the paying agent together with such stockholder’s share certificates (or, if such stockholder’s shares of Intraware common stock or preferred stock are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares of Intraware common stock or preferred stock on a book-entry account statement) and any other necessary documentation in accordance with the instructions. Stockholders should not return share certificates with the enclosed proxy card.

Reasonably comparable alternative arrangements may be provided for with respect to payment to and transmission of certificates by preferred stockholders.

Upon the effective time of the merger, each Intraware share certificate, other than those representing shares of our common stock or preferred stock in respect of which appraisal rights under Delaware law have been perfected and shares of our common stock and preferred stock held by Intraware, Acresso, Merger Sub or any Intraware subsidiary, will represent only the right to receive the per share merger consideration or liquidation preference, as the case may be.

At or prior to the effective time of the merger, Acresso will deposit cash sufficient to deliver the aggregate merger consideration and liquidation preference. At or prior to the effective time of the merger, Intraware will deposit cash from certain of its accounts with the paying agent to be used for paying the merger consideration.

Acresso, the surviving corporation and the paying agent are entitled to deduct and withhold from the merger consideration and liquidation preference otherwise payable such amounts as are required by applicable law, including any applicable tax withholding.

Transfers of Ownership and Lost Stock Certificates

From and after the effective time of the merger, there will be no further registration of transfers on the records of the surviving corporation of shares of Intraware common stock that were issued and outstanding immediately prior to the effective time of the merger, other than transfers to reflect, in accordance with customary settlement procedures, trades effective prior to the effective time of the merger. If, after such time, certificates representing Intraware common stock or preferred stock are presented to the surviving corporation, they will be cancelled and exchanged in accordance with the terms of the merger agreement. If any portion of the merger consideration or liquidation preference is to be paid to a person other than the person in whose name the surrendered share certificate is registered in our records, the paying agent will only issue such merger consideration if the certificate representing such shares and presented to the paying agent is properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, and accompanied by all documents reasonably required by the paying agent to establish that any applicable taxes have been paid.

In the event any share certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such share certificate to be lost, stolen or destroyed and, if required by the surviving corporation, the posting by such person of a bond in such amount as the surviving corporation may reasonably direct and delivery by such person of an indemnity agreement, in each case as indemnity against any claim that may be made against Acresso or the surviving corporation, the paying agent will issue, in exchange for such lost, stolen or destroyed share certificate, the merger consideration or liquidation preference, as the case may be, with respect to the shares of Intraware common stock or preferred stock formerly represented by such certificate.

Unclaimed Amounts

Any portion of the merger consideration which remains undistributed to our stockholders 365 days after the effective time of the merger will be delivered by the paying agent to the surviving corporation, at its request. Any holders of shares of Intraware common stock that were outstanding immediately prior to the effective time of the merger who have not previously exchanged such shares for the merger consideration or liquidation preference, as the case may be, will only be entitled to request payment of the merger consideration or liquidation preference, as the case may be, from the surviving corporation, subject to abandoned property, escheat or other similar laws.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Acresso and Merger Sub and representations and warranties made by Acresso and Merger Sub to us. These representations and warranties have been made for the benefit of the other parties to the merger agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement;

•	may apply a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders; and

•	were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments.

The representations and warranties in the merger agreement and the description of them in this document should be read in conjunction with the other information contained in the reports, statements and filings Intraware publicly files with the SEC. This description of the representations and warranties is included solely to provide Intraware’s stockholders with information regarding the terms of the merger agreement.

Intraware

We have made a number of representations and warranties to Acresso and Merger Sub regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include, but are not limited to, the following topics:

•	our and our subsidiaries’ corporate organization, good standing, qualification, corporate power and authority;

•	our corporate documents and the accuracy and completeness of minutes of our and our subsidiaries’ board of directors and committee meetings;

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our corporate power and authority to enter into the merger agreement and consummate the merger and other transactions contemplated by the merger agreement and the enforceability of the merger agreement as a binding agreement of Intraware;

•	our capital structure, including details regarding our stock options, restricted stock units and warrants;

•	our ownership of our subsidiaries and our subsidiaries’ capital structure;

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no conflict resulting from the merger agreement or the merger with our charter documents, applicable law or our contracts, and no creation or imposition of any lien as a result of entering into the merger agreement or completing the merger;

•	the approval by our board of directors of the merger agreement, the merger and the transaction contemplated by the merger agreement;

•	governmental consents, approvals and filings required in connection with the merger;

•	our compliance with laws and governmental permits, including laws with respect to export controls;

•	the absence of certain pending or threatened litigation or other proceedings against us and any material orders by a governmental entity against us;

•

the filing of required reports, prospectuses and other documents with the SEC, the compliance of such reports with the requirements of applicable federal securities laws, rules and regulations, the accuracy and completeness of the information contained in such reports and the content of our financial statements included in such reports, including the absence of undisclosed liabilities;

•	disclosure controls and procedures;

•	internal accounting controls;

•	our compliance with the Sarbanes-Oxley Act of 2002;

•	absence of certain specified changes since February 29, 2008;

•	tax matters;

•	title to personal property and assets;

•	real property and leasehold matters;

•	interested party agreements or transactions involving us and our officers, directors or 5% or greater stockholders;

•	employee benefits matters, including compliance with the Employee Retirement Income Security Act;

•	labor and employment matters;

•	disclosure of our material contracts, performance of our obligations under such contracts and absence of defaults under such contracts;

•	intellectual property matters;

•	insurance matters;

•	agreements with brokers, finders and investment bankers;

•	the opinion of our financial advisor;

•	our rights plan and required approvals under Delaware law and other state anti-takeover laws;

•	environmental matters; and

•	the accuracy and completeness of information in this proxy statement.

The representations and warranties of Intraware contained in the merger agreement and in any instrument delivered pursuant to the merger agreement will not survive the effective time of the merger. This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the merger.

Acresso and Merger Sub

Acresso and Merger Sub have made a number of representations and warranties to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include, but are not limited to, the following topics:

•	Acresso’s and Merger Sub’s corporate organization, good standing and qualification;

•	Acresso’s and Merger Sub’s corporate power and authority to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement as a binding agreement of Acresso and Merger Sub;

•	no conflict resulting from the merger agreement or the merger with Acresso’s or Merger Sub’s charter documents, applicable law or Acresso’s or Merger Sub’s contracts;

•	governmental consents, approvals and filings required in connection with the merger;

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the absence of certain pending or threatened litigation or other proceedings against Acresso or any of its subsidiaries and any material orders by a governmental entity against Acresso or any of its subsidiaries;

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the financing commitments by Thoma Bravo to invest certain cash amounts to fund Acresso’s obligations under the merger agreement and the availability to Acresso of sufficient funds to pay the merger consideration;

•	agreements with brokers, finders and investment bankers;

•	the business and absence of liabilities of Merger Sub;

•	the accuracy and completeness of information provided by Acresso and Merger Sub for inclusion in this proxy statement;

•	ownership of our stock by Acresso or Merger Sub;

•	the solvency of Acresso and Intraware immediately following the merger;

•	no other express or implied representations or warranties by us or our affiliates other than those contained in the merger agreement;

•	the content of Acresso’s financial statements, including the absence of undisclosed liabilities;

•	internal accounting controls; and

•	absence of certain specified changes since July 1, 2008.

The representations and warranties of Acresso and Merger Sub contained in the merger agreement and in any instrument delivered pursuant to the merger agreement will not survive the effective time of the merger. This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the merger.

Material Adverse Effect

Many of our representations and warranties are qualified by a “Company Material Adverse Effect” standard. For purposes of the merger agreement, a “Company Material Adverse Effect” means any effect, change, event, occurrence, circumstance or development that is or would reasonably be expected to become materially adverse to the business, financial condition or results of operations of Intraware and its subsidiaries. However, no effect, change, event, occurrence, circumstance or development will be deemed to be, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect to the extent that it results from:

•	compliance with the terms and conditions of the merger agreement;

•	the announcement or pendency of the transactions contemplated by the merger agreement;

•	changes in our stock price or trading volume, in and of itself;

•	any failure by us to meet published revenue or earnings projections, in and of itself;

•

changes affecting any of the industries in which we operate generally or the United States economy generally (which changes in each case do not disproportionately affect us in any material respect); or

•	changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect us in any material respect).

References in this proxy statement to Company Material Adverse Effect have the same meaning as that which is described above.

Interim Operations of Intraware

We have agreed that, during the period from October 20, 2008 until the earlier of the termination of the merger agreement pursuant to its terms or the effective time of the merger, except as expressly contemplated by the merger agreement or consented to in writing by Acresso, with certain exceptions, we and our subsidiaries will:

•	maintain our existence in good standing under applicable law;

•	conduct our business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice; and

•	use commercially reasonable efforts to:

•	preserve intact our assets, properties, contracts or other legally binding understandings, licenses and business organizations;

•	keep available the services of our current officers and key employees; and

•	preserve our current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, employees and contractors.

In addition, we have agreed that, unless otherwise consented in writing by Acresso (which consent will not be unreasonably withheld, conditioned or delayed) or permitted or expressly contemplated by the terms of the merger agreement, neither we nor any of our subsidiaries will, during the period from October 20, 2008 until the earlier of the termination of the merger agreement pursuant to its terms or the effective time of the merger:

•	declare, set aside, make or pay any dividends or other distributions in respect of any of our capital stock;

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adjust, split, combine or reclassify any of our capital stock or that of our subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock or that of our subsidiaries;

•

repurchase, redeem or otherwise acquire, directly or indirectly, any shares of our or our subsidiaries’ capital stock or any rights to acquire our or our subsidiaries’ capital stock (except pursuant our restricted stock unit award agreements outstanding on October 20, 2008);

•

issue, deliver or sell, pledge or encumber any shares of our or our subsidiaries’ capital stock or any rights to acquire our capital stock (other than the issuance of shares of Intraware common stock upon the exercise of stock options or restricted stock units outstanding as of October 20, 2008 or in accordance with the ESPP);

•

take any action that would reasonably be expected to result in any of the conditions to closing set forth in the merger agreement not being satisfied or that would impair our ability to consummate the merger in accordance with the terms of the merger agreement or materially delay such consummation;

•	amend our charter documents or equivalent organizational documents of our subsidiaries;

•

incur, create, assume or otherwise become liable for any indebtedness for borrowed money, other than short-term borrowings under existing lines of credit or other existing financing arrangements (or under any refinancing of such existing lines or arrangements) incurred in the ordinary course of business consistent with prior practice;

•	assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other person;

•

make any loans, advances or capital contributions to or investments in any other person (other than loans, advances, capital contributions or investments less than $50,000 made in the ordinary course of business consistent with prior practice);

•

merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization or otherwise permit our corporate existence to be suspended, lapsed or revoked;

•	change any material tax accounting methods, principles or practices, except as required by GAAP or applicable laws;

•

alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to our present or former employees, directors or affiliates, other than:

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alterations or amendments made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to us; or

•	as required under applicable laws;

•	hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice;

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sell, license, mortgage, transfer, lease, pledge or otherwise subject to any encumbrance, other than certain specified permitted encumbrances, or otherwise dispose of any material properties or assets (including stock or other ownership interests of our subsidiaries), other than in the ordinary course of business consistent with prior practice;

•	acquire any material business, assets or securities other than in the ordinary course of business consistent with prior practice;

•

make any material tax election not consistent with prior practice or settle or compromise any income tax liability or fail to file any material tax return when due or fail to cause such tax returns when filed to be complete and accurate in all material respects;

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incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that, individually or in the aggregate, are in excess of $100,000, except in the ordinary course of business consistent with past practices;

•	pay, discharge, settle or satisfy any material liabilities, other than:

•	the payment, discharge or satisfaction of liabilities in the ordinary course of business, consistent with past practice;

•	as required by any applicable law;

•	as accrued for in certain of our financial statements; or

•	as required by the terms of any of our contracts, as in effect on October 20, 2008;

•	waive any right of material value, other than in the ordinary course of business;

•	waive any material benefits of, agree to modify in any material adverse respect or fail to enforce any material confidentiality, standstill or similar agreement;

•	modify or amend in a manner adverse to us or terminate:

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any contract which if so modified, amended or terminated could be reasonably likely to have a Company Material Adverse Effect, impair in any material respect our ability to perform our obligations under the merger agreement or prevent or materially delay the consummation of the transactions contemplated by the merger agreement; or

•	except in the ordinary course of business, certain of our specified material contracts;

•	terminate any of our officers or key employees or any of our subsidiaries other than for good reason or for reasonable cause;

•	maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

•	except as required by GAAP, revalue any of our material assets or make any changes in accounting methods, principles or practices;

•	enter into any transaction that would give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder;

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engage in any transaction with, or enter into any agreement, arrangement or understanding with any of our affiliates or other person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404;

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compromise or settle any suit, claim, action, investigation or proceeding directly materially affecting the our intellectual property or having a value or in an amount in excess of $100,000 (excluding amounts payable or reimbursable under our insurance policies or by any other third party);

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grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business or as required under the applicable agreement with such end user, customer, reseller or distributor;

•	abandon or allow to lapse or expire any registration or application for our material intellectual property; or

•	agree to take any of the actions described above.

Interim Operations of Acresso

Acresso has agreed that, during the period from October 20, 2008 until the earlier of the termination of the merger agreement pursuant to its terms or the effective time of the merger, except as expressly contemplated by the merger agreement or consented to in writing by us, with certain exceptions, Acresso and its subsidiaries will use commercially reasonable efforts to preserve intact its assets, properties, contracts and business.

In addition, Acresso has agreed that, unless otherwise consented in writing by us (which consent will not be unreasonably withheld, conditioned or delayed) or permitted or expressly contemplated by the terms of the merger agreement, neither Acresso nor any of its subsidiaries will, during the period from October 20, 2008 until the earlier of the termination of the merger agreement pursuant to its terms or the effective time of the merger:

•	declare, set aside, make or pay any dividends or other distributions in respect of any of its capital stock;

•

repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Acresso’s or Acresso’s subsidiaries’ capital stock or any rights to acquire Acresso’s or Acresso’s subsidiaries’ capital stock other than redemptions of capital stock held or beneficially owned by employees of Acresso;

•

take any action that would reasonably be expected to result in any of the conditions to closing set forth in the merger agreement not being satisfied or that would impair the ability of Acresso to consummate the merger in accordance with the terms of the merger agreement or materially delay such consummation; or

•	agree to take any of the actions described above.

Employee Benefit Matters

To the extent that any of our executive officers remain employed by the surviving corporation, they will be entitled to receive compensation and benefits following the merger. After the merger and through the end of the fiscal year of Acresso in which the merger occurs, Acresso and the surviving company have agreed in the merger agreement to provide employee benefits, other than equity awards, that will, in the aggregate, be substantially similar to those provided by Acresso to its employees.

In addition, with respect to the plans in which our employees participate following the effective time of the merger, Acresso and the surviving corporation will:

•	recognize all service performed for Intraware prior to the effective time of the merger for eligibility and vesting purposes;

•	waive certain pre-existing condition exclusions; and

•

provide that certain deductibles, coinsurance or out-of-pocket expenses incurred prior to the merger will be taken into account for satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

Non-Solicitation Covenant; Change in Board Recommendation

We have agreed that neither we, any of our affiliates, nor any of our officers, directors, employees, auditors, attorneys or financial advisors (our “representatives”), will solicit, initiate or intentionally encourage the submission of any alternative proposal or participate in any discussions or negotiations regarding, or furnish any non-public information or data to any third party to facilitate, induce or intentionally encourage the making of any proposal that constitutes, or could reasonably be expected to lead to, any alternative proposal.

Additionally, we have agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third party with respect to any of the foregoing.

As used in the merger agreement and in this proxy statement, the term “alternative proposal” generally means any written inquiry, proposal or offer from any third party relating to any merger, consolidation or other business combination including us or any acquisition or similar transaction (including a tender or exchange offer) involving the purchase of 50% or more of our assets on a consolidated basis or 50% or more of our outstanding capital stock.

Superior Proposals

The restrictions described above do not prohibit us or our representatives from furnishing information to (but only pursuant to a confidentiality agreement meeting certain specified requirements) or entering into discussions or negotiations with any third party that makes an unsolicited bona fide alternative proposal, if our board of directors determines in good faith (after consulting with an outside financial advisor) that the alternative proposal is or presents a reasonable possibility of resulting in a superior proposal.

We agreed to promptly notify Acresso after:

•	receipt of an alternative proposal, including the identity of the third party making such alternative proposal and the material terms and conditions of such alternative proposal;

•	any request for information relating to us, including non-public information or for access to our properties, books or records by any third party that has made an alternative proposal; or

•	receipt of any material amendment to a previously disclosed alternative proposal, including the terms of such amendment.

We agreed that we will promptly (and in any event, within two days) inform Acresso of any change in the price, structure or form of consideration or any material change in the terms and conditions of any alternative proposal. Promptly upon determination by our board of directors that an alternative proposal constitutes a superior proposal, we are required to notify Acresso that our board of directors has received a superior proposal, specifying in detail the terms and conditions of such superior proposal and the identity of the person making such superior proposal.

As used in the merger agreement and in this proxy statement, the term “superior proposal” means any bona fide written alternative proposal that our board of directors determines (after consultation with an outside financial advisor and outside counsel), in its good faith judgment, is more favorable to our stockholders than the merger.

Change in Recommendation

Our board of directors has resolved to recommend that our stockholders approve and adopt the merger agreement. We are also required to duly call, give notice of, convene and hold as promptly as practicable a meeting of our stockholders to adopt the merger agreement. Except as described below, we have agreed that neither our board of directors nor any of its committees will withdraw or modify in a manner adverse to Acresso this recommendation or propose publicly to approve or recommend an alternative proposal.

Our board of directors may change its recommendation that our stockholders approve and adopt the merger agreement or propose publicly to approve or recommend an alternative proposal only if:

•

our board of directors determines, in its good faith judgment (after consulting with outside legal counsel) that there is a reasonable basis to conclude that the failure to take such action would result in a reasonable possibility of a breach of our board of directors’ fiduciary duties under applicable law; and

•

we provide Acresso with two business days’ prior written notice of our board of directors’ intention to accept a superior proposal, enter into an agreement for such superior proposal or terminate the merger agreement immediately prior to, or immediately after, such acceptance of a superior proposal.

We also agree that during the two business day period following Acresso’s receipt of a notice of a superior proposal, we will negotiate in good faith with Acresso to revise the merger agreement if and to the extent that our board of directors determines that such negotiations would be consistent with its fiduciary duties.

If our board of directors decides to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, we can terminate the merger agreement as described under the heading “—Termination of the Merger Agreement” below if we pay Acresso a termination fee of $1.6 million.

The non-solicitation covenant in the merger agreement does not prevent us from complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act with regard to an alternative proposal, or making any other disclosure to our stockholders if, in the good faith judgment of our board of directors, after consulting with outside counsel, there is a reasonable basis to conclude that disclosure is required under applicable law.

Other Covenants

Access to Information

From October 20, 2008 until the earlier of the effective time of the merger or the termination of the merger agreement pursuant to its terms, we have agreed to give Acresso and its representatives reasonable access during normal business hours to our officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records, subject to certain confidentiality restrictions.

Cooperation to Obtain Financing

From October 20, 2008 until the effective time of the merger, we and our representatives will provide Acresso and its representatives with all cooperation that may be reasonably requested by Acresso in connection with obtaining financing in order to consummate the transactions contemplated by the merger agreement.

Reasonable Efforts

Acresso, Merger Sub and Intraware agree to use commercially reasonable best efforts to take all actions and to do and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to the merger agreement and to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement.

If any antitakeover laws are or may become applicable to the merger or any of the other transactions contemplated by the merger agreement, we will promptly grant such approvals and use commercially reasonable efforts to take such other lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by the merger agreement or the merger, as the case may be, and otherwise take such other commercially reasonable and lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

Directors’ and Officers’ Indemnification and Insurance

For a period of six years from and after the effective time of the merger, the surviving corporation will fulfill and honor, and Acresso guarantees, the obligations of Intraware to our present and former directors and officers pursuant to any indemnification provisions under our certificate of incorporation or bylaws in effect on October 20, 2008, and pursuant to the terms of specified indemnification agreements between us and our present and former directors and officers with respect to claims arising out of acts or omissions occurring at or prior to the effective time of the merger.

Acresso will use its reasonable best efforts to cause the surviving company to maintain in effect for a period of six years from and after the merger, the current policies of directors’ and officers’ liability insurance maintained by Intraware with respect to claims arising out of acts or omissions occurring at or prior to the effective time of the merger. However, the surviving company will not be required to pay annual premiums in excess of 300% of the last annual premium paid by Intraware. In the alternative, prior to the merger, Intraware, or after the merger, the surviving company, may purchase a six-year “tail” fully prepaid directors’ and officers’ liability insurance policy covering claims arising out of acts or omissions occurring at or prior to the effective time of the merger.

Timing of Closing

We intend to work towards closing the merger as promptly as possible. In accordance with the merger agreement, the closing of the merger will occur on a time and date specified by the parties, but unless the parties agree otherwise, in no event later than the second business day following the satisfaction or waiver of all of the conditions set forth in the merger agreement, other than those conditions that by their terms are to be satisfied on the closing date of the merger, but subject to the fulfillment or waiver of such conditions.

Conditions to the Consummation of the Merger

The obligations of each of us, Acresso and Merger Sub to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

•

the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock, voting together as a single class and on an as converted to common stock basis;

•	no temporary, preliminary or permanent law or order has been enacted, issued, promulgated, enforced or entered that is in effect and that prevents or prohibits consummation of the merger;

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other than the filing of the certificate of merger with the Delaware Secretary of State, all consents, approvals and authorizations of any governmental entity required to consummate the merger have been obtained (although the parties have agreed that currently there are no such governmental entities from which any such consents, approvals or authorizations are required); and

•

the applicable waiting periods, together with any extensions thereof, under certain antitrust laws of the United States or any other applicable pre-clearance requirement of any foreign competition law have expired or been terminated (although the parties have agreed that no such United States or foreign competition laws are applicable to the merger).

We will not be obligated to effect the merger unless each of the following conditions is satisfied or waived:

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the representations and warranties of Acresso made in the merger agreement are true and correct without reference to any qualification as to materiality or Acresso Material Adverse Effect, such that the aggregate effect of any inaccuracies in such representations and warranties does not have an Acresso Material Adverse Effect, as of October 20, 2008 and as of the effective time of the merger as if made at and as of the effective time of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

Acresso has performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the effective time of the merger; and

•	Acresso has delivered to the paying agent the aggregate amount of merger consideration and liquidation preference.

An “Acresso Material Adverse Effect” means any effect, change, event, occurrence, circumstance or development that, individually or in the aggregate, is or would be reasonably likely to prevent or materially delay the performance by Acresso of any of its obligations under the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement.

Neither Acresso nor Merger Sub will be obligated to effect the merger unless each of the following conditions is satisfied or waived:

•

our representations and warranties made in the merger agreement are true and correct without reference to any qualification as to materiality or Company Material Adverse Effect, such that the aggregate effect of any inaccuracies in such representations and warranties does not constitute a Company Material Adverse Effect, as of October 20, 2008 and as of the effective time of the merger as if made as of the effective time of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

we have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by us on or prior to the effective time of the merger;

•	Acresso has received a certificate from us to the effect that we are not a United States real property holding company;

•	no Company Material Adverse Effect has occurred subsequent to February 29, 2008 that is continuing;

•

we have filed all Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and all other reports with the SEC except to the extent not material, required to be filed with the SEC prior to the closing date of the merger; and

•	holders of not more than 10% of the outstanding shares of our capital stock have dissented and preserved their rights to seek appraisal of their shares.

Termination of the Merger Agreement

The merger agreement may be terminated under specified circumstances, including, without limitation, the following circumstances:

•	by the mutual written consent of us and Acresso, which consent has been approved by our respective boards of directors;

•	by either us or Acresso if:

•

any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger or any of the other transactions contemplated merger agreement, and such order or other action has become final and nonappealable, except that the party seeking to terminate the merger agreement pursuant to this clause must not have initiated such proceeding or taken any action in support of such proceeding or failed to comply with its covenant regarding defense of litigation in any material respect;

•

the affirmative vote of the holders of a majority of the outstanding shares of our capital stock, voting together as a single class and on an as converted to common stock basis, has not been obtained at our stockholders’ meeting (giving effect to any adjournment or postponement thereof), except that this right to terminate the merger agreement will not be available to us if we have materially breached any of our covenants regarding the holding of our stockholders’ meeting; or

•

the merger has not been consummated prior to February 20, 2009, except that this right to terminate the merger agreement is not be available to any party whose material breach of any of its obligations under the merger agreement has been the cause of, or results in, the failure of the merger to occur on or before such date; or

•	by us if:

•

we terminate the merger agreement in order to enter into an acquisition agreement for a superior proposal, except that the merger agreement may not be so terminated unless our board of directors has complied with the procedures described under the heading “—Non-Solicitation Covenant; Change in Board Recommendation” above and we pay the termination fee of $1.6 million;

•

the conditions to Acresso’s obligation to close the merger contained in the merger agreement have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger and that would be capable of being satisfied if there were a closing of the merger) and Acresso fails to close the transactions contemplated by the merger agreement, including the merger; or

•

there has been a breach by Acresso of any representation, warranty, covenant or agreement contained in the merger agreement that would, individually or in the aggregate, result in a failure of a condition to our obligation to close the merger contained in the merger agreement if continuing on the closing date of the merger and such breach is not cured before the February 20, 2009, is not reasonably capable of being cured before February 20, 2009, or Acresso does not within ten days after receipt of written notice thereof initiate and sustain commercially reasonable efforts to cure such breach, and in each case we are not then in material breach of any of our representations, warranties or covenants contained in the merger agreement; or

•	by Acresso if:

•	our board of directors has withdrawn or adversely modified its approvals or recommendations of the merger or the transactions contemplated by the merger agreement;

•	our board of directors has recommended to our stockholders that they approve or accept an alternative proposal or accepted a proposal or offer for a superior proposal;

•	we have materially and intentionally breached any of our obligations to hold a meeting of our stockholders;

•	we have materially and intentionally breached any of our non-solicitation obligations; or

•

there has been a breach by us of any representation, warranty, covenant or agreement contained in the merger agreement that would, individually or in the aggregate, result in a failure of a condition to Acresso’s obligation to close the merger contained in the merger agreement if continuing on the closing date of the merger and such breach is not cured before the February 20, 2009, is not reasonably capable of being cured before February 20, 2009, or we do not within ten days after receipt of written notice thereof initiate and sustain commercially reasonable efforts to cure such breach, and in each case Acresso is not then in material breach of any of its representations, warranties or covenants contained in the merger agreement.

Termination Fees

Pursuant to the terms of the merger agreement, we are required to pay Acresso a termination fee of $1.6 million if:

•

we terminate the merger agreement in order to enter into an acquisition agreement for a superior proposal, except that the merger agreement may not be so terminated unless our board of directors has complied with the procedures described under the heading “—Non-Solicitation Covenant; Change in Board Recommendation” above;

•

Acresso terminates the merger agreement because our board of directors has withdrawn or adversely modified its approvals or recommendations of the merger or the transactions contemplated by the merger agreement;

•	Acresso terminates the merger agreement because we have materially and intentionally breached any of our non-solicitation obligations; or

•

a bona fide alternative proposal is made prior to our stockholders’ meeting and not withdrawn and we enter into an acquisition agreement with a party other than Acresso within twelve months following such termination and if:

•

either we or Acresso terminate the merger agreement because the affirmative vote of the holders of a majority of the outstanding shares of our capital stock, voting together as a single class and on an as converted to common stock basis, has not been obtained at our stockholders’ meeting (giving effect to any adjournment or postponement thereof), except that this right to terminate the merger agreement will not be available to us if we have materially breached any of our covenants regarding the holding of our stockholders’ meeting;

•

either we or Acresso terminate the merger agreement because the merger has not been consummated prior to February 20, 2009, except that this right to terminate the merger agreement is not be available to any party whose material breach of any of its obligations under the merger agreement has been the cause of, or results in, the failure of the merger to occur on or before such date; or

•

Acresso has terminated the merger agreement because there has been a breach by us of any representation, warranty, covenant or agreement contained in the merger agreement that would, individually or in the aggregate, result in a failure of a condition to Acresso’s obligation to close the merger contained in the merger agreement if continuing on the closing date of the merger and such breach is not cured before the February 20, 2009, is not reasonably capable of being cured before February 20, 2009, or we do not within ten days after receipt of written notice thereof initiate and sustain commercially reasonable efforts to cure such breach, and in each case Acresso is not then in material breach of any of its representations, warranties or covenants contained in the merger agreement, except that, for the purposes of this provision, any breach by us of any representation, warranty, covenant or agreement must have been intentional and material.

In no event will we be required to pay the $1.6 million termination fee if there has been a breach by Acresso of any representation, warranty, covenant or agreement contained in the merger agreement that would, individually or in the aggregate, result in a failure of the relevant conditions to our obligation to close the merger contained in the merger agreement.

Pursuant to the terms of the merger agreement, Acresso is required to pay us a termination fee of $3.0 million if the conditions to Acresso’s obligation to close the merger contained in the merger agreement have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger and that would be capable of being satisfied if there were a closing of the merger) and Acresso fails to close the transactions contemplated by the merger agreement, including the merger. In such an event, we would expect to use a substantial portion of such termination fee to pay costs and expenses incurred in connection with the merger. We and Acresso have agreed that the termination fees described in this paragraph will be the sole monetary remedy in the event that such termination fee is paid in connection with a termination of the merger agreement for the reasons described under this section “—Termination Fees and Other Expenses.”

Except as expressly set forth in the merger agreement and described above, all out-of-pocket costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such costs and expenses.

Specific Performance

Acresso and Merger Sub are entitled to seek an injunction to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other legal or equitable remedy to which they are entitled.

Other than with respect to the enforcement of the $3.0 million Acresso termination fee, we are not entitled to an injunction to prevent breaches of the merger agreement by Acresso or Merger Sub or to enforce specifically the terms and provisions of the merger agreement. Our sole and exclusive remedy with respect to any such breach of the merger agreement is limited to monetary damages equal to $3.0 million. Consequently, the amount of damages we may receive for breaches of the merger agreement by Acresso is effectively capped at $3.0 million.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the common stock beneficially owned as of November 10, 2008 by:

•	each person who is known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our executive officers;

•	each member of our board of directors; and

•	all our executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock which the named person has the right to acquire, through conversion, option or warrant exercise, or otherwise, within 60 days after November 10, 2008. Percentage of beneficial ownership is based on 7,336,601 shares of common and preferred stock (on an as-converted basis) outstanding as of November 10, 2008. Beneficial ownership calculations for 5% or greater stockholders are based solely on publicly filed Schedule 13Ds or 13Gs, which 5% or greater stockholders are required to file with the SEC. Except as otherwise noted, the address of each person listed in the table is c/o Intraware, Inc., 25 Orinda Way, Orinda, California 94563.

Name	Amount of Stock Beneficially Owned (On an As-Converted Basis)		Title of Class	Percent of Outstanding Common and Preferred Stock (On an As-Converted Basis)
5% Stockholders:
AWM Investment Company, Inc.	928,275	(1)	Common	12.7%
c/o Special Situations Funds
527 Madison Avenue, Suite 2600
New York, NY 10022
Passport Capital, LLC	508,899	(2)	Common	6.9%
30 Hotaling Place, Suite 300
San Francisco, CA 94111
Prescott Group Capital Management, LLC	765,078	(3)	Common	10.4%
1924 South Utica, Suite 1120
Tulsa, OK 74104-6529
Digital River, Inc.	1,000,000	(4)	Series B	13.6%
9625 West 76th Street, Suite 150			Preferred
Eden Prairie, MN 55344
Central Square Management LLC	326,542	(5)	Common	4.5%
27475 Ferry Road
Warrensville, IL 60555

Non-Employee Directors:
Alex Danzberger**	—		—	—
Raymond L. Ocampo Jr.	18,236	(6)	Common	*
Brendan A. McLoughlin	10,542	(7)	Common	*
Peter F. Pervere	14,999	(8)	Common	*
Bradley M. Shuster	9,500	(9)	Common	*

Executive Officers:
Peter H. Jackson	527,737	(10)(11)	Common	7.2%
Wendy A. Nieto	120,301	(12)	Common	1.6%
Justin M. Benson	61,766	(13)	Common	*
All directors and current executive officers as a group (8 persons)	763,081	(14)	Common	10.4%

*	Represents less than 1%.
**	Designated representative of Digital River, Inc.
(1)	The securities reported as beneficially owned by AWM Investment Company, Inc. (“AWM”) also include securities beneficially owned by its affiliates Austin W. Marxe, David M. Greenhouse, Special Situations Technology Fund, L.P., and Special Situations Technology Fund II, L.P. The information herein regarding AWM and its affiliates is based upon a Form 13G filed by such persons with the SEC on February 13, 2008, and a Form 4 filed by Messrs. Marxe and Greenhouse with the SEC on January 10, 2007.
(2)	The securities reported as beneficially owned by Passport Capital, LLC include securities also beneficially owned by the following affiliates of Passport Capital, LLC: Passport Holdings, LLC; Passport Management, LLC; Passport Global Master Fund SPC Ltd for and on behalf of Portfolio A—Global Strategy; Passport Group Alternative Strategies PCC Limited Gold Iota Cell; and John Burbank, who is the sole managing member of Passport Capital, LLC. The information herein regarding Mr. Burbank, Passport Capital, LLC, Passport Holdings, LLC, Passport Management, LLC, Passport Global Master Fund SPC Ltd for and on behalf of Portfolio A—Global Strategy, and Passport Group Alternative Strategies PCC Limited Gold Iota Cell is based on a Schedule 13G filed by such persons with the SEC on February 14, 2008.
(3)	The securities reported as beneficially owned by Prescott Group Capital Management, LLC include securities also owned by its following affiliates: Prescott Group Aggressive Small Cap, L.P., Prescott Group Aggressive Small Cap II, L.P. and Mr. Phil Frohlich. The information herein regarding their collective ownership is derived from a Schedule 13G filed by such persons with the SEC on November 20, 2007 and a Form 4 filed by Prescott Group Capital Management, LLC with the SEC on February 6, 2008.
(4)	Digital River, Inc. owns 100% of our issued and outstanding Series B preferred stock. Digital River, Inc. owns 1,000 shares of our Series B preferred stock, which shares are convertible, in the aggregate, into 1,000,000 shares of our common stock.
(5)	The securities reported as beneficially owned by Central Square Management LLC include securities owned by the following affiliates of Central Square Capital Management LLC: Central Square Capital L.P., Central Square GP LLC and Kelly Cardwell. Central Square GP LLC serves as general partner of Central Square Capital LP. Central Square Management LLC serves as investment manager of Central Square Capital LP. Mr. Cardwell serves as the managing member of Central Square GP LLC and Central Square Management LLC. The information herein regarding their collective ownership is derived from a Schedule 13G filed by such persons with the SEC on August 1, 2008.
(6)	Includes 9,236 shares of common stock held by Mr. Ocampo and 4,250 shares of common stock issuable to Mr. Ocampo upon either an exercise of stock options or release of restricted stock units within 60 days of November 10, 2008.
(7)	Includes 5,542 shares of common stock held by Mr. McLoughlin and 5,000 shares of common stock issuable to Mr. McLoughlin upon either an exercise of stock options or release of restricted stock units within 60 days of November 10, 2008.
(8)	Includes 10,312 shares of common stock held by Mr. Pervere and 4,687 shares of common stock issuable to Mr. Pervere upon either an exercise of stock options or release of restricted stock units within 60 days of November 10, 2008.
(9)	Includes 6,000 shares of common stock held by Mr. Shuster and 3,500 shares of common stock issuable to Mr. Shuster upon either an exercise of stock options or release of restricted stock units within 60 days of November 10, 2008.
(10)	61,339 of Mr. Jackson’s shares are held in a brokerage account that has at times been used as collateral for margin loans. Under our insider trading policy as in effect since 2001, our employees, officers and directors are prohibited from pledging shares of our common stock as collateral for margin loans without obtaining prior written approval in accordance with the policy. Mr. Jackson’s violation of the insider trading policy was inadvertent and he has begun to take action to remove the shares from the margin account and/or otherwise cause them to no longer be margined. Our audit committee reviewed and discussed this matter and approved the remedial steps described above at its July 8, 2008 meeting.

(11)	Includes 94,350 shares of common stock held by Mr. Jackson and 432,353 shares of common stock issuable to Mr. Jackson upon either an exercise of stock options or release of restricted stock units within 60 days of November 10, 2008. Also includes 210 shares of common stock held as custodian and 7 shares of common stock held as guardian by Mr. Jackson for Drew Jackson, 180 shares of common stock held as custodian and 20 shares of common stock held as guardian by Mr. Jackson for Connor Jackson, 300 shares of common stock held as custodian and 7 shares of common stock held as guardian by Mr. Jackson for Lindsey Jackson, and 270 shares of common stock held as custodian and 40 shares of common stock held as guardian by Mr. Jackson for Brett Jackson.
(12)	Includes 4,233 shares of common stock held by Ms. Nieto and 116,068 shares of common stock issuable to Ms. Nieto upon either an exercise of stock options or release of restricted stock units within 60 days of November 10, 2008.
(13)	Includes 3,906 shares of common stock held by Mr. Benson and 57,860 shares of common stock issuable to Mr. Benson upon either an exercise of stock options or release of restricted stock units within 60 days of November 10, 2008.
(14)	Includes an aggregate of 138,329 shares of common stock held directly and 1,034 shares of common stock held indirectly by our directors, and named executive officers as of November 10, 2008. Also includes an aggregate of 623,718 shares of common stock issuable to directors and officers upon either an exercise of stock options or release of restricted stock units within 60 days of November 10, 2008.

STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders, and there will be no public participation in any future meeting of Intraware stockholders. However, if the merger is not consummated or if we are otherwise required to do so under applicable law, we will hold a 2009 annual meeting of our stockholders.

If you wish to submit a proposal for possible inclusion in our 2009 proxy materials, we must receive your notice, in accordance with Rule 14a-8 of the Exchange Act, by March 4, 2009, or, if the 2009 annual meeting is held more than 30 days earlier or later than the one-year anniversary of our annual meeting, your proposal must be received by us within a reasonable time before we begin to print and mail the proxy materials for our 2009 annual meeting. The proposal(s) should be mailed to the Secretary of Intraware at our principal executive offices at 25 Orinda Way, Orinda, California 94563.

Under our bylaws, stockholder proposals not included in our 2009 proxy materials and any nominations for director must be submitted to the Secretary of Intraware, at the above address, not less than 90 days or more than 120 days prior to the first anniversary of the date on which the we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. Since the proxy statement for our 2008 annual meeting of stockholders was mailed on or about July 2, 2008, stockholder proposals must be received by our Secretary at our principal executive offices between March 4, 2009 and April 3, 2009, in order to be raised at our 2009 annual meeting. However, if the date of the 2009 annual meeting is more than 30 days earlier or later than the one-year anniversary of the 2008 annual meeting, such proposals or nominations must be submitted by the later of (1) the 120th day before the 2009 annual meeting, or (2) the 10th day after the 2009 annual meeting date is first publicly announced.

Any such proposal or nomination you submit must contain:

•	for each person you propose to nominate for election or reelection as a director,

•	all information about the person that would be required to be disclosed in solicitations of proxies for the election of that person as a director under Regulation 14A under the Exchange Act; and

•	the person’s written consent to serve as a director if elected; and

•	as to any other business you propose to bring before the meeting,

•	a brief description of the business;

•	the reasons for conducting the business at the meeting; and

•	any material interest that you, as the stockholder, and any beneficial owner on whose behalf the proposal is made, have in the business; and

•	the following information about you, as the stockholder giving the notice, and any beneficial owner on whose behalf the nomination or proposal is made:

•	name and address, as they appear on our books;

•	the class and number of the shares that are owned beneficially and of record; and

•

whether you or the beneficial owner intend to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of our voting shares legally required to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of our voting shares to elect the nominee or nominees.

These requirements are contained in our bylaws, which are posted on our website at http://www.intraware.com/library/corporate_governance/amended_restated_bylaws_09-08-05.pdf.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Delivery of this Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

This year, a number of brokers with account holders who are Intraware stockholders will be “householding” our proxy materials. A single copy of this proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notice from its broker or Intraware that they will be “householding” communications to such stockholder’s address, “householding” will continue until the stockholder is notified otherwise or revokes consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of proxy materials, such stockholder should notify its broker and direct a written request to Intraware, Inc., 25 Orinda Way, Orinda, California 94563, Attention: Secretary, or contact the Secretary at (925) 253-4500.

Stockholders who currently receive multiple copies of proxy materials at their address and would like to request “householding” of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the Investors page of our corporate website at http://www.intraware.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	Annual Report on Form 10-K for the fiscal year ended February 29, 2008 (filed on April 24, 2008).

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended May 31, 2008 (filed on July 10, 2008) and for the fiscal quarter ended August 31, 2008 (filed on October 9, 2008).

•	Current Reports on Form 8-K dated April 28, 2008 (filed on April 29, 2008) and dated October 20, 2008 (filed on October 20, 2008).

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Intraware, Inc., 25 Orinda Way, Orinda, California 94563, Attn: Investor Relations, Telephone (925) 253-4500, on the Investors page of our corporate website at http://www.intraware.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 8, 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

CERTAIN INFORMATION CONCERNING INTRAWARE AND ACRESSO

We have supplied all information contained in this proxy statement relating to us, and Acresso has supplied all information contained in this proxy statement relating to Acresso.

MISCELLANEOUS

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

The Altman Group, Inc.

1200 Wall Street West

3rd Floor

Lyndhurst, New Jersey 07071

Toll-free: (866) 342-2676

Banks and Brokers Call: (201) 806-7300

Email: pcasey@altmangroup.com

You should not send in your Intraware stock certificates until you receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock and preferred stock for cash should call the paying agent.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 8, 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS NOR THE ISSUANCE OF CASH IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

APPENDIX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ACRESSO SOFTWARE INC.,

INDIANS MERGER CORP.

AND

INTRAWARE, INC.

DATED AS OF OCTOBER 20, 2008

A-i

(continued)

A-ii

(continued)

A-iii

EXHIBITS

A.	Form of Voting Agreement

The Registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any omitted schedule.

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all annexes, the Company Disclosure Letter, schedules and exhibits hereto, this “Agreement”), dated as of October 20, 2008, is by and among Acresso Software Inc., a Delaware corporation (“Parent”), Indians Merger Corp., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Sub”), and Intraware, Inc., a Delaware corporation (the “Company”).

RECITALS

A. The Company and Merger Sub each have determined that it is advisable, fair to and in the best interests of its stockholders to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of (i) common stock, par value $0.0001 per share, of the Company (together with each associated preferred share purchase right (each, a “Right”) under the Company’s Second Amended and Restated Preferred Stock Rights Agreement, dated as of January 22, 2007, between the Company and Computershare Investor Services, LLC, as rights agent (the “Rights Plan”)) (the “Common Stock”), (ii) Series A Preferred Stock, par value $0.0001 per share, of the Company (the “Series A Preferred”) and (iii) Series B Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series B Preferred,” and together with the Common Stock and the Series A Preferred, the “Company Stock”), shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement.

B. The Board of Directors of the Company (the “Company Board of Directors”) has (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”) and (iii) approved this Agreement and recommended the adoption of this Agreement by the Company Stockholders.

C. The Board of Directors of Parent and Merger Sub have (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole stockholder and (iii) approved this Agreement and recommended the adoption of this Agreement by Merger Sub’s sole stockholder.

D. Simultaneously with the execution and delivery of this Agreement, certain Company Stockholders have entered into voting agreements in the form attached hereto as Exhibit A (the “Voting Agreements”), dated as of the date hereof, with Parent, pursuant to which, among other things, such Company Stockholders have agreed to vote their shares in favor of the adoption of this Agreement and against any competing proposals.

E. Certain capitalized terms used in this Agreement are defined in Article IX, and Annex I includes an index of all capitalized terms used in this Agreement.

AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Parent shall consummate the Merger pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in the DGCL.

Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the Closing will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the second Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the “Closing Date”), at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, unless another time, date or place is agreed to in writing by the parties.

Section 1.3 Effective Time. On the Closing Date and subject to the terms and conditions hereof, the Certificate of Merger shall be delivered for filing with the Delaware Secretary. The Merger shall become effective at the Effective Time. If the Delaware Secretary requires any changes in the Certificate of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Merger Sub and the Company shall execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

Section 1.4 Conversion of the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Upon the terms and subject to the conditions set forth in this Agreement and except as provided in Section 1.4(d), each share of Series A Preferred issued and outstanding immediately prior to the Effective Time (excluding Dissenter Shares) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive $4.00 in cash, without interest (the “Merger Consideration”), upon surrender of the certificate representing such share of Series A Preferred or, in the case of lost, stolen or destroyed certificates, upon delivery of an affidavit of loss (and, if required, the posting of a bond or delivery of an indemnity agreement), in each case as provided in Article II. All such shares of Series A Preferred, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate theretofore representing such shares of Series A Preferred shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such shares of Series A Preferred have been converted, as provided herein.

(b) Upon the terms and subject to the conditions set forth in this Agreement and except as provided in Section 1.4(d), each share of Series B Preferred issued and outstanding immediately prior to the Effective Time (excluding Dissenter Shares) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive the Liquidation Preference (as such term is defined in the Company’s certificate of designations, preferences and rights of

Series B Preferred as in effect on the date of this Agreement) of such share of Series B Preferred, upon surrender of the certificate representing such share of Series B Preferred or, in the case of lost, stolen or destroyed certificates, upon delivery of an affidavit of loss (and, if required, the posting of a bond or delivery of an indemnity agreement), in each case as provided in Article II. All such shares of Series B Preferred, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate theretofore representing such shares of Series B Preferred shall cease to have any rights with respect thereto, except the right to receive the Liquidation Preference into which such shares of Series B Preferred have been converted, as provided herein.

(c) Upon the terms and subject to the conditions set forth in this Agreement and except as provided in Section 1.4(d), each share of Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenter Shares) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive the Merger Consideration, upon surrender of the certificate representing such share of Common Stock or, in the case of lost, stolen or destroyed certificates, upon delivery of an affidavit of loss (and, if required, the posting of a bond or delivery of an indemnity agreement), in each case as provided in Article II. All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate theretofore representing such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such shares of Common Stock have been converted, as provided herein.

(d) Upon the terms and subject to the conditions set forth in this Agreement, each share of Company Stock that is owned by the Company (or any Subsidiary of the Company) as treasury stock or otherwise and each share of Company Stock owned by Parent or Merger Sub, in each case immediately prior to the Effective Time, shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

(e) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.5 Organizational Documents.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that such Certificate of Incorporation shall be amended to change the name of the Surviving Corporation to “Intraware, Inc.” and as may be required to comply with Section 5.10. Thereafter, as so amended, the Certificate of Incorporation of the Surviving Corporation may be amended in accordance with its terms, the terms of this Agreement and as provided by Law.

(b) At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be amended to refer to “Intraware, Inc.” and the Bylaws of the Surviving Corporation shall be amended as may be required to comply with Section 5.10). Thereafter, as so amended, the Bylaws of the Surviving Corporation may be amended or repealed in accordance with their terms, the terms of this Agreement and the Certificate of Incorporation of the Surviving Corporation and as provided by Law.

Section 1.6 Directors of the Surviving Corporation. The Company shall cause to be delivered to Parent, at or prior to Closing, resignations of all the directors of the Company to be effective at the Effective Time. At the Effective Time, the directors and officers of Merger Sub shall continue in office as the directors and officers of the Surviving Corporation, as the case may be, and such directors and officers shall hold office in accordance with and subject to the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 1.7 Company Stock Options and Warrants.

(a) At the Effective Time, each then-outstanding Company Warrant shall be cancelled without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Warrant as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Warrant.

(b) At the Effective Time, each then-outstanding Company Stock Option, including unvested Company Stock Options, shall be cancelled, and (i) in the case of any Company Stock Option having a per share exercise price less than the Merger Consideration, for the right to receive from the Surviving Corporation for each share of Common Stock subject to such Company Stock Option immediately prior to the Effective Time, an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the number of shares of Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (B) the amount by which the Merger Consideration exceeds the per share exercise price of such Company Stock Option (the “Option Consideration”) or (ii) in the case of any Company Stock Option having a per share exercise price equal to or greater than the Merger Consideration, without the payment of cash or issuance of other securities in respect thereof. Parent shall, or shall cause the Company to, pay to holders of Company Stock Options the Option Consideration, without interest thereon, less applicable Taxes required to be withheld with respect to such payments pursuant to Section 2.7, as soon as reasonably practicable following the Effective Time. The cancellation of a Company Stock Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Stock Option.

(c) Prior to the Effective Time, the Company shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 1.7, including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act.

(d) Except as otherwise agreed to by the parties, (i) the Company Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Company Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(e) Prior to the Effective Time, the Company shall deliver to the holders of Company Stock Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement. The Company Board (or, if appropriate, any committee thereof administering the Company Option Plans) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

Section 1.8 Company Purchase Plan.

With respect to the Company Purchase Plan, the Company (a) shall not permit any new offering periods under such plan to be initiated after the date hereof, (b) shall shorten the purchase period then in progress by setting a new exercise date that shall be a date prior to the Effective Time (the “New Exercise Date”), (c) shall take such actions as permitted under such plan to cause accumulated payroll deductions to purchase Common Stock and any open offering period to terminate on the New Exercise Date and (d) shall cause such plan to be to terminate as of the Effective Time. The Company Board (or, if appropriate, any committee thereof administering the Company Purchase Plan) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

Section 1.9 Restricted Stock Units.

Immediately prior to the Effective Time, each Company Restricted Stock Unit which are subject to restriction as of the Effective Time, shall, without any further action on the part of the holders such Restricted

Stock Units, vest and the restrictions thereon shall lapse and each Restricted Stock Unit shall be converted into the right to receive the Merger Consideration in cash. The Company Board (or, if appropriate, any committee thereof administering the Company Option Plans) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

Section 1.10 Dissenter Shares.

(a) Notwithstanding anything in this Agreement to the contrary, any Dissenter Shares shall not be converted into a right to receive the Merger Consideration or the Liquidation Preference, as the case may be, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. A holder of Dissenter Shares shall be entitled to receive payment of the appraised value of such Dissenter Shares held by him or her in accordance with the provisions of Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal, in which case such Dissenter Shares shall be converted into and represent only the right to receive the Merger Consideration or the Liquidation Preference, as the case may be, without interest thereon, upon surrender of the Certificate or Certificates representing such Dissenter Shares pursuant to Article II.

(b) The Company shall give the Parent prompt notice of any actual or purported written demands for appraisal of any shares of Company Stock, actual or purported withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal, and to the extent permitted by applicable law, the opportunity to participate in, and on and after the Closing, direct, all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of the Parent, which shall not be unreasonably withheld, delayed or conditioned, the Company shall not voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for appraisal.

Section 1.11 Adjustments to Prevent Dilution. Notwithstanding the restrictions contained in Section 5.1, in the event that the Company changes the number of shares of Company Stock, or securities convertible or exchangeable into or exercisable for shares of Company Stock, issued and outstanding on or after the date hereof and prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1 Paying Agent. Prior to the Effective Time, Parent shall appoint the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates or, in the case of lost, stolen or destroyed Certificates, upon delivery of an affidavit of loss (and, if required, the posting of a bond or delivery of an indemnity agreement), pursuant to this Article II. At or prior to the Closing, Parent shall deposit cash in an amount sufficient to pay the aggregate consideration payable to holders shares of Company Stock, Company Stock Options and Company Restricted Stock Units become entitled to under Article I (such cash being hereinafter referred to as the “Exchange Fund”) in exchange for outstanding shares of Company Stock, Company Stock Options and Company Restricted Stock Units. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent solely in obligations of the United States of America with maturities of 90 days or less (e.g., treasury bills). Any income from investment of the Exchange Fund will be payable solely to Parent. The Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement.

Section 2.2 Exchange Procedures.

(a) As soon as practicable after the Effective Time and in any event within three (3) Business Days of the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or

Certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Stock subsequently converted into the right to receive the applicable consideration pursuant to Section 1.4: (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 2.6) and (B) shall be in such form as the Surviving Corporation may reasonably specify; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable consideration pursuant to Section 1.4.

(b) Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the applicable amount of cash that such holder has the right to receive pursuant to Section 1.4 and (ii) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 2.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable consideration pursuant to Section 1.4.

(c) In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, the appropriate amount of consideration payable pursuant to Section 1.4 may be paid to a transferee if the Certificate representing such shares of Company Stock is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

Section 2.3 No Further Ownership Rights. All consideration paid upon the surrender for exchange of the Certificates representing shares of Company Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Stock and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenter Shares.

Section 2.4 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date 365 days after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holder of shares of Company Stock who has not theretofore received any applicable consideration to which such Company Stockholder is entitled under this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto and only as a general creditor thereof.

Section 2.5 No Liability. None of Parent, the Surviving Corporation or Merger Sub shall be liable to any holder of shares of Company Stock for any part of the consideration payable pursuant to Section 1.4 that may be delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares of Company Stock three (3) years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law or Order, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto, and, to the extent required by applicable Law or Order, any holder of shares of Company Stock shall thereafter look only to the Surviving Corporation for payment of the consideration payable pursuant to Section 1.4.

Section 2.6 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such reasonable form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the consideration payable pursuant to Section 1.4.

Section 2.7 Withholding of Tax. Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of shares of Company Stock and or Company Stock Options such amounts as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable Law or Order and (b) treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement, and except as set forth in the Company Reports (to the extent it is reasonably apparent that any such disclosure set forth in the Company Reports would qualify the representations and warranties contained herein, and excluding (1) any exhibits thereto, (2) any items included therein that are incorporated by reference to Company Reports filed prior to December 31, 2006 and (3) any risk factor disclosures or other predictive or forward-looking disclosures contained therein), the Company represents and warrants to each of the other parties hereto as follows:

Section 3.1 Organization and Good Standing; Charter Documents.

(a) The Company and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (ii) has full corporate (or, in the case of any Subsidiary that is not a corporation, other) power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

(b) The copies of the Company Certificate of Incorporation and Company Bylaws that are filed as exhibits to the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws. The Company has made available to Parent true and complete copies of the minute books of the Company from January 1, 2005 and through the date of this Agreement (except for minutes and consents of the Company Board of Directors or any committee thereof relating to the evaluation of the transactions contemplated hereby and the consideration of strategic alternatives relating to the Company).

Section 3.2 Authority for Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the Company Stockholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. As of the date hereof, (i) 13,812 shares of Series A Preferred, (ii) 1,000 shares of Series B Preferred and (iii) 6,308,131 shares of Common Stock are issued and outstanding and no shares of Common Stock or preferred stock are held in the Company’s treasury. All outstanding shares of Company Stock are, and any additional shares of Company Stock issued after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, free of any Encumbrances other than Encumbrances imposed upon the holder thereof by reason of the acts or omissions of such holder, not subject to any preemptive rights or rights of first refusal created by statute, and issued in compliance in all material respects with all applicable federal and state securities Laws.

(b) Section 3.3(b) of the Company Disclosure Letter contains a complete and correct list of all Company Warrants that are outstanding as of the date hereof and the number of shares of Common Stock for which each such Company Warrant is exercisable. 84,173 shares of Common Stock are authorized and reserved for future issuance pursuant to the exercise of such Company Warrants.

(c) As of the date hereof, 919,349 Company Stock Options and 330,787 Company Restricted Stock Units are outstanding pursuant to the Company Option Plans, each such Company Stock Option entitling the holder thereof to purchase one share of Common Stock, and 463,791 shares of Common Stock are authorized and reserved for future issuance under Company Benefit Plans. As of the date hereof, 865,881 Company Stock Options are vested and 53,468 Company Stock Options are unvested. All shares of Company Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and issued in compliance in all material respects with all applicable federal and state securities Laws. The copies of the Company Option Plans that are filed as exhibits to the Company 10-K are complete and correct copies thereof as in effect on the date hereof.

(d) As of the date hereof, 72,204 shares of Common Stock are reserved for issuance under the Company Purchase Plan in the current offering period. The copy of the Company Purchase Plan that is filed as an exhibit to the Company 10-K is a complete and correct copy thereof as in effect on the date hereof.

(e) Except as set forth above and other than the Rights, as of the date of this Agreement, there are no Company Stock Rights. Except as set forth above, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Stock or to pay any dividend or make any other distribution in respect thereof. As of the date hereof, except for the Voting Agreements, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of stock of the Company.

(f) There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(g) There are no preemptive rights of first refusal, co-sale rights, “drag-along” rights or registration rights granted by the Company with respect to the Company’s capital stock and in effect as of the date hereof.

(h) There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of any of the Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person.

Section 3.4 Company Subsidiaries. A true and complete list of all the Subsidiaries of the Company is set forth in Section 3.4 of the Company Disclosure Letter. The Company or one of its Subsidiaries is the record and beneficial owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances other than Permitted Encumbrances. Except for the capital stock of, or other equity or voting interests in, the Subsidiaries set forth on Section 3.4 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person. The Articles of Incorporation and Bylaws (or other organizational documents) of each Subsidiary of the Company have been delivered or otherwise made available to Parent.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval of this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) subject to obtaining the approval of this Agreement by the Company Stockholders and compliance with the requirements set forth in Section 3.5(d), conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any material property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of the Company or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.

(b) The affirmative vote of the holders of a majority of the outstanding shares of Company Stock as of the record date to be established for the Company Stockholders Meeting, voting as a single class, at the Company Stockholders Meeting, in favor of approving this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

(c) The Company Board of Directors has (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and the Company Stockholders, (iii) amended the Rights Plan so that (A) neither the execution, delivery or performance of this Agreement nor the consummation of the Merger will cause the Rights to become exercisable and (B) the Rights will expire immediately prior to the Effective Time without any payment being made or shares of the Company’s capital stock being issued in respect thereof, and (iv) recommended the approval and adoption of this Agreement by the Company Stockholders.

(d) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of a premerger notification and report form by the Company under the HSR Act, and any applicable filings and approvals under any other Antitrust Law, (ii) the filing with the SEC of the Proxy Statement, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iii) any filings or notifications required under the rules and regulations of Nasdaq of the transactions contemplated hereby, (iv) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (v) any other immaterial consent, approval, Order, authorization, registration, declaration, filing or notice.

Section 3.6 Compliance. The Company and its Subsidiaries hold all Company Permits, except where the failure to hold such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. All such Company Permits are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of the Company Permits and all applicable Laws, except where the failure to so maintain such Company Permits or to so comply would not be reasonably expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws or Orders, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written notice or, to the Knowledge of the Company, oral notice to the effect that the Company or any of its Subsidiaries is not in compliance in any material respect with the terms of such Company Permits or any such Laws. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of the Company, threatened.

Section 3.7 Litigation. There are no claims, actions, suits, proceedings, governmental investigations, inquiries or subpoenas pending against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any current or former officer of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries, and, to the Knowledge of the Company, there are no threatened claims, actions, suits, proceedings or investigations against the Company or any of its Subsidiaries, or any current or former officer of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company is subject to any outstanding Order that could reasonably be expected to have a Company Material Adverse Effect on the Company or is reasonably expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There is not currently any internal investigation or inquiry being conducted by or on behalf of the Company or its Board of Directors concerning any material financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 3.8 Company Reports; Financial Statements.

(a) The Company has filed all Company Reports required to be filed with the SEC on or prior to the date hereof. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Each Company Report has complied, or will comply as the case may be, in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) contained or will contain, as the case may be, when filed or, if amended and superseded by a filing prior to the date of this Agreement, on the date of such amending and superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(b) Each of the Chief Executive Officer and Chief Financial Officer has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the applicable Company Reports filed prior to the date hereof (collectively, the “Certifications”) and the statements contained in such Certifications are accurate in all material respects as of the filing thereof.

(c) The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements. All of the Company Financial Statements comply in all material respects with applicable requirements of the Exchange Act as of their respective filing dates (or, if amended and superseded by a filing prior to the date of this Agreement, on the date of such amending and superseding filing), and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

(d) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to provide reasonable assurance that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities in accordance with the applicable requirements of the Exchange Act.

(e) The Company is, and since enactment of the Sarbanes-Oxley Act has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(f) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K promulgated under the Exchange Act, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed, by filing a Form 8-K or by appropriate disclosure on its website, any change in or waiver of the Company’s code of ethics, as required by Section 406(b) of Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics.

(g) There are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company, are required by GAAP to be set forth on the Company Financial Statements and are not set forth on the Company Financial Statements, other than (i) Liabilities incurred on behalf of the Company under this Agreement, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since May 31, 2008 and (iii) Liabilities which would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 Absence of Certain Changes or Events. Since February 29, 2008, except as disclosed in the Company 10-K or in Company Reports since February 29, 2008 through to the date of this Agreement, and except as specifically contemplated by, or as disclosed in, this Agreement, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and, since such date, there has not been, with respect to either the Company or any of its Subsidiaries, (i) any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a material breach of Sections 5.1(a) or (b) or (ii) any Company Material Adverse Effect.

Section 3.10 Taxes.

(a) The Company and each of its Subsidiaries has timely filed and will timely file with the appropriate Governmental Entities all income and other material Tax Returns that are required to be filed by it prior to the Effective Time. All such Tax Returns were correct and complete in all material respects and, in the case of Tax Returns to be filed, will be correct and complete in all material respects. All income and other material Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on such Tax Returns) have been timely paid and, in the case of Tax Returns to be filed, will be timely paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction. There are no security interests or other liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.

(b) The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Entity all income and other material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party.

(c) There is no dispute concerning any Tax Liability of the Company or any of its Subsidiaries raised by any Governmental Entity in writing to the Company or any of its Subsidiaries that remains unpaid, and neither the Company nor any of its Subsidiaries has received written notice of any threatened audits or investigations relating to any Taxes nor otherwise has any Knowledge of any material threatened audits or investigations relating to any Taxes.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency.

(e) The unpaid Taxes of the Company and its Subsidiaries set forth on the face of the balance sheet in the Company Financial Statements as of February 29, 2008 were reserved for in accordance with GAAP. Neither the Company nor any of its Subsidiaries has incurred any Tax Liability since February 29, 2008 other than a Tax Liability in the ordinary course of business.

(f) The Company has made available to Parent or its counsel complete and accurate copies of all Tax Returns filed by the Company and any of its Subsidiaries on or prior to the date hereof for all tax periods beginning after December 31, 2006.

(g) There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party.

(h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of law to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent.

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) Neither the Company nor any of its Subsidiaries has agreed to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party, and the IRS has not proposed any such adjustment or change in accounting method in writing nor, to the Knowledge of the Company, otherwise proposed any material adjustment or change in accounting method, nor does the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(k) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Tax Law has been entered into by the Company or any of its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(m) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) arising out of the transactions contemplated by this Agreement.

Section 3.11 Title to Personal Properties; No Real Property. Each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its tangible personal properties and assets reflected in the Company 10-K or acquired after February 29, 2008 (other than assets disposed of since February 29, 2008 in the ordinary course of business consistent with past practice), in each case free and clear of all Encumbrances, except for Permitted Encumbrances. The tangible personal property and assets of the Company and its Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are operated in accordance with all applicable licenses, permits, consents and governmental authorizations, and are usable in the regular and ordinary course of business, except as would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries either owns, or has valid leasehold interests in, all tangible personal properties and assets used by it in the conduct of its business, except where the absence of such ownership or leasehold interest would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets (other than the sale of the Company’s products in the ordinary course of business) with an aggregate value in excess of $250,000. Neither the Company nor any of its Subsidiaries owns any real property. Each of the Company and its Subsidiaries has complied with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are, to the Knowledge of the Company, in full force and effect, except for such non-compliances or failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The leased real property identified in Schedule 3.11 comprises all of the real property used in the Company’s business, and is occupied by the Company pursuant to the leases listed on Schedule 3.11. The Company has made available to Parent and Merger Sub a true and complete copy of each such lease document. Notwithstanding the foregoing, no representation is made in this Section 3.11 with respect to any Intellectual Property.

Section 3.12 Officers, Directors, Employees and Affiliates.

(a) Except as set forth in Section 3.12(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any Employment Agreement and, except as otherwise contemplated by Section 1.7, Section 1.8 or Section 1.9, no severance or other payment will become due or benefits or compensation increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment.

(b) Except for compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries, no director, officer or other Affiliate or Associate of the Company or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate or Associate owns any beneficial interest (other than a beneficial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any such Persons) is currently a party to or has any interest in (i) any partnership, joint venture, contract, arrangement or understanding with, or relating to, the business or operations of the Company or its Subsidiaries in which the amount involved exceeds $120,000 per annum, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or its Subsidiaries, or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the business or operations of the Company or its Subsidiaries.

Section 3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan. The Company has not been notified that any Company Benefit Plan is undergoing an audit or is subject to an investigation of the IRS, the United States Department of Labor or any other Governmental Entity.

(b) In respect of each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan documents or written agreement thereof, and all amendments thereto and all related trust or other funding vehicles (if any) with respect to each such Company Benefit Plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto (if any); (iii) the Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) years if applicable; and (iv) the most recent IRS determination or opinion letter if applicable.

(c) Neither the Company nor any entity treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code maintains or is required to contribute to any Company Benefit Plan that (i) is a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law).

(d) The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination or opinion letters from the IRS and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to result in the revocation of such letter.

(e) The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws.

(f) There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company or its Subsidiaries as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof, which would reasonably be expected to have a Company Material Adverse Effect.

(g) Except as set forth in Section 3.13(g) of the Company Disclosure Letter, none of the Company Benefit Plans are subject to any law or applicable custom of any jurisdiction outside of the United States.

(h) All contributions or premiums due with respect to any Company Benefit Plan for all periods ending on or before the date of this Agreement have been made (or accrued on the Company Financial Statements) in accordance with the terms of the applicable plans and in accordance with historical practice.

Section 3.14 Labor Relations.

(a) The Company and its Subsidiaries are in compliance with all applicable Laws and Orders governing or concerning conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including the Labor Laws, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

(b) The employees of the Company and its Subsidiaries have not been, and currently are not, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board, including the NLRB, or certified or voluntarily recognized by any other Governmental Entity and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Company or its Subsidiaries. There has not been, nor is there existent or, to the Knowledge of the Company, threatened, any material strike, slowdown, picketing or work stoppage by the employees of the Company or its Subsidiaries.

(c) No claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record-keeping violations has been filed or is pending or, to the Knowledge of the Company, is threatened under the FLSA, the Davis-Bacon Act, the Walsh-Healey Act or the Service Contract Act, or any other Law. No discrimination, illegal harassment and/or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company or any Subsidiary under the 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other federal Law or comparable state fair employment practices act or foreign Law, including any provincial Law regulating discrimination in the workplace. No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company or any of its Subsidiaries and their respective employees has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries under any applicable Law.

Section 3.15 Contracts and Commitments.

(a) Neither the Company nor any of its Subsidiaries is a party to or is bound by, any agreement, contract or legally binding understanding, whether oral or written: (i) providing for (A) aggregate noncontingent payments by or to the Company or any of its Subsidiaries in excess of $200,000 or (B) potential payments by or to the Company or any of its Subsidiaries reasonably expected to exceed $200,000 and that, in each case, either (x) has a remaining term of more than one (1) year from the date hereof or (y) cannot be unilaterally terminated by the Company at any time, without material penalty, within ninety (90) days of providing notice of such termination, and other than standard end-user Contracts; (ii) restricting the right of the Company in any material respect to engage in any line of business or sell, supply or distribute any service or product, or, where material, to compete with any entity or to conduct business in any geography; (iii) that after the Effective Time would have the effect of restricting the right of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) to engage in any line of business or sell, supply or distribute any service or product, or, where material, to compete with any entity or to conduct business in any geography, or, where material, to hire any individual or group of individuals; (iv) involving any joint venture or partnership that is material to the business of the Company and its Subsidiaries, taken as a whole; (v) relating to the borrowing of money or the guarantee of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business) having an outstanding principal amount in excess of $100,000; (vi) containing severance or termination pay Liabilities related to termination of employment; (vii) related to Company Product supply, manufacturing, distribution, development, modification or customization (except for any Company contracts in which either the aggregate noncontingent payments to or by the Company are not in excess of $200,000 or the potential payments to or by the Company are not expected to exceed $200,000); (viii) relating to the acquisition, transfer, use, modification or sharing of any Intellectual Property or any other agreement affecting the ability of the Company or any of its Subsidiaries to use or disclose any Intellectual Property (except for any Company contracts that are not otherwise material to the business of the Company or any Subsidiary or pursuant to which (1) Intellectual Property is licensed to the Company or any of its Subsidiaries for use in the operation of their businesses under any license generally available to the public and having a value less than $100,000, (2) Intellectual Property embedded in or constituting a Company Product is licensed by the Company or any of its Subsidiaries in the ordinary course of business to a third-party customer, (3) third-party Intellectual Property embedded in equipment or fixtures is licensed to and used by the Company or any of its Subsidiaries for internal purposes only under a commercially available license; or (4) the Company or a Subsidiary, or a Third Party, agrees to maintain the confidentiality of information disclosed by the other party thereto, where such contract does not otherwise materially restrict the right of the Company or any Subsidiary to conduct its business); (x) containing “standstill” or similar provisions to which the Company is subject and restricted; (xi) pursuant to which the Company or any Subsidiary of the Company has any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any Person, or any capital maintenance, keep-well or similar agreements or arrangements in any such case which, individually is in excess of $100,000; (xii) involving the lease of real property with aggregate annual rent payments in excess of $100,000; (xiii) to which the Company or any Subsidiary of the Company is a party and pursuant to which any person is authorized to use or has an option to obtain the right to use any material Company Intellectual Property, including any material license or sublicense of Company Intellectual Property; (xiv) requiring or relating to any escrow, disclosure, provision or transfer of any of the source code of any Software owned by the Company or a Subsidiary; or (xv) otherwise required to be filed as an exhibit to an Annual Report on Form 10-K, as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act, that have not been so filed. Each contract of the type described in the immediately preceding sentence is referred to herein as a “Company Material Contract.” The Company has heretofore made available to Parent a complete and correct copy of each Company Material Contract, including any amendments or modifications thereto.

(b) Each Company Material Contract is valid and binding on the Company or its Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and is enforceable against the Company in accordance with its terms and, to the Knowledge of the Company, against each other party thereto (in each case, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relieve and other equitable remedies), and the Company and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them under each Company Material Contract and, to the Knowledge of the Company, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries knows of, or has received written or, to the Knowledge of the Company, oral notice of, any violation or default under (or any condition that with the passage of time or the giving of notice, or both, would cause such a violation of or default under) any Company Material Contract or any other agreement or contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time), would reasonably be expected to: (i) result in a material violation or breach of any provision of any Company Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Company Material Contract; (iii) give any person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (v) give any Person the right to cancel, terminate or modify any Company Material Contract, in each case, in a manner that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.16 Intellectual Property.

(a) The Company or each of its Subsidiaries owns, or has a valid and enforceable license (pursuant to an agreement set forth in the Company Disclosure Letter or not required to be set forth in the Company Disclosure Letter) under the Intellectual Property used in or necessary for the conduct the business of the Company or its Subsidiaries as currently conducted, except where any such lack of a license or right in Intellectual Property would not result in a Company Material Adverse Effect.

(b) Section 3.16(b) of the Company Disclosure Letter sets forth a complete and correct list of (i) all patented or registered Intellectual Property owned by the Company or one of its Subsidiaries, (ii) all pending patent applications, all trademark applications, or other applications for registration of Intellectual Property owned by the Company or one of its Subsidiaries, and (iii) all material unregistered trademarks, trade names and service marks, and all domain names owned by the Company or one of its Subsidiaries, including, to the extent applicable, the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. All necessary and material registration, maintenance and renewal fees in connection with the foregoing that are currently owing have been paid and all documents and certificates required to be filed in connection with the foregoing have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the foregoing. To the Company’s Knowledge, there are no actions that are required to be taken by Company within 120 days of the date of this Agreement with respect to any of the foregoing, except as set out in Section 3.16(b) of the Company Disclosure Letter. Except as set out in Section 3.16(b) of the Company Disclosure Letter, the Company or a Subsidiary, as applicable, is the sole owner of all right, title and interest in and to all Company Intellectual Property, free and clear of all Encumbrances.

(c) Except as set forth in Section 3.16(c) of the Company Disclosure Letter, to the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property by any Third Party, including any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification obligations arising in the ordinary course of business or under or in connection with purchase orders or agreements for the sale, license or distribution of any Company Intellectual Property or Company Products.

(d) To the Knowledge of the Company, all patents, registered trademarks and service marks, and registered copyrights held by the Company or any of its Subsidiaries are valid, enforceable and existing, and there is no loss or expiration of any of the Company Intellectual Property threatened, pending or reasonably foreseeable. There is no assertion or claim pending and served or, to the Knowledge of the Company, threatened challenging the ownership, use, validity or enforceability of any Company Intellectual Property. Neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding that involves a claim of infringement or misappropriation by the Company or any of its Subsidiaries of any Intellectual Property of any Third Party nor has any such suit, action or proceeding been threatened in writing against the Company or any of its Subsidiaries in the last three (3) years, nor has Company or any of it Subsidiaries received any demands or unsolicited offers to license any Intellectual Property from any Third Party in the last three (3) years. Neither the conduct of the business of the Company and each of its Subsidiaries by Company and its Subsidiaries nor the development, manufacture, sale, licensing or use of any of the Company Products by the Company or any of its Subsidiaries has infringed, diluted, misappropriated or violated, or is infringing, diluting, misappropriating or violating, any Intellectual Property of any Third Party, except to the extent that any infringement, dilution, misappropriation or violation of the Intellectual Property of a Third Party would not result in a Company Material Adverse Effect. Neither the Company nor any Subsidiary has requested or received any opinion of counsel related to the foregoing. No Third Party has notified the Company in the last three (3) years that it is challenging the ownership or use by the Company or any of its Subsidiaries, or the validity of, any of the Company Intellectual Property. In the last three (3) years, neither the Company nor any of its Subsidiaries has brought or is bringing or has threatened any action, suit or proceeding for infringement, dilution, misappropriation or violation of the Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any Third Party. There are no pending and served or, to the Knowledge of the Company, threatened interferences, re examinations, or oppositions involving any Patents, Patent applications, or trademarks of the Company or any of its Subsidiaries.

(e) The Company or its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of those trade secrets and material confidential information of the Company or its Subsidiaries that the Company in its business judgment desires to maintain as a trade secret and/or confidential information of the Company or its Subsidiaries. Without limiting the foregoing, each of the Company and its Subsidiaries have instituted policies requiring each of their employees, consultants and independent contractors to execute proprietary information and confidentiality agreements substantially in the Company’s standard forms, which forms have been made available to Parent.

(f) The Software and all other Intellectual Property owned by the Company or any of its Subsidiaries that is embedded in or comprises the Company Products was either (i) developed by employees of the Company or its Subsidiaries within the scope of their employment, (ii) developed by independent contractors who have assigned their rights (including Intellectual Property) to the Company or its Subsidiaries pursuant to written agreements or (iii) otherwise acquired by the Company or its Subsidiaries from a Third Party pursuant to written agreements. Except as set forth in Section 3.16(f) of the Company Disclosure Letter, all of the executive directors, officers and employees of the Company and its Subsidiaries have executed agreements in the form of the Company’s standard form Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, pursuant to which such persons have irrevocably and unconditionally assigned to the Company or the applicable Subsidiary all of their right, title and interest in, to and under such Software and Intellectual Property.

(g) Section 3.16(g) of the Company Disclosure Letter lists all Open Source Software that is distributed by the Company or any of its Subsidiaries, together with the applicable license to such Open Source Software. Neither the Company nor any of its Subsidiaries have used Open Source Software in a manner that would create obligations for Company or its Subsidiaries with respect to, or grant, or purport to grant, to any Third Party, any rights or immunities under, any Company Intellectual Property or any other license requiring the Company or any of its Subsidiaries to disclose source code to any of the Company owned Software.

(h) Neither the Company nor any Subsidiary has assigned to any Third Party licensor of Intellectual Property any ownership rights to improvements or derivative works made by the Company or any of its Subsidiaries in such Intellectual Property.

(i) Neither the Company nor any of its Subsidiaries has disclosed or delivered to any Third Party, agreed to disclose or deliver to any Third Party, or permitted the disclosure or delivery to any escrow agent of, any source code that is Company Intellectual Property and the confidentiality of which is material to the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed or delivered to any Third Party by the Company, any of its Subsidiaries or any person acting on their behalf.

(j) Except as set forth in Section 3.16(j) of the Company Disclosure Schedule, the Company Products are free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other similar programs, software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product (or any part thereof) or data or other software of users. Except as set forth in Section 3.16(j) of the Company Disclosure Schedule, the Company and its Subsidiaries use commercially available antivirus software with the intention of protecting Company Products that are Software from becoming infected by viruses and other harmful code.

(k) Each Company Product licensed to Third Parties is capable of performing in accordance with the applicable User Documentation in all material respects when properly installed and used.

(l) The Company has not received any unresolved, written claims from Third Parties, and to its Knowledge there are no unwritten claims from Third Parties, that any installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services or other services that have been performed by the Company or any Subsidiary for such Third Parties were in any material respect performed improperly or not in conformity with the terms and requirements of all applicable warranties and other contracts and with all applicable laws and regulations, except where the same would not have a Company Material Adverse Effect.

(m) The computer software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, information, record keeping, communications, telecommunications, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized and/or software systems that are used or relied on by the Company and its Subsidiaries are reasonably adequate for the operation of its business as currently conducted, and have not suffered a material outage or failure in the past twelve (12) months. The Company has taken commercially reasonable measures consistent with industry standards and applicable Law to protect the operation, security and integrity of such systems and the data included therein.

(n) The Company and its Subsidiaries are in compliance with (i) all applicable data protection or privacy laws governing the collection, storage or use of personal information, including obtaining from current or prospective customers express consent to use, store, display, distribute and transfer from any place in the world to any other place in the world, electronically or otherwise, such personal information, and (ii) any privacy policies or related policies, programs or other notices that concern the Company’s or any Subsidiary’s collection, storage or use of personal information. There have not been any complaints, notices to, or audits, proceedings or investigations conducted or claims asserted by, any Third Party (including any Governmental Entity) regarding the collection, storage or use of personal information by any person in connection with the business of the Company or any Subsidiary or any violation of applicable law (x) in the last three (3) years or (y) that is pending and served or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, there have not been any incidents of data security breaches.

Section 3.17 Insurance Policies. The Company and its Subsidiaries maintain insurance with reputable insurers for the business and assets of the Company and its Subsidiaries against all risks normally insured against, and in amounts normally carried, by corporations of similar size engaged in similar lines of business. All insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any such insurance policies in effect at any time during the past five (5) years. Since February 29, 2008, the Company has not received any written notice or to the Knowledge of the Company any other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

Section 3.18 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor whose brokerage, investment banking, finders and financial advisory fees shall be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.

Section 3.19 Company Financial Advisor Opinion. The Company Financial Advisor has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. The Company shall provide a complete and correct signed copy of such opinion to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

Section 3.20 Rights Agreement; Anti-Takeover Provisions.

(a) The Rights Plan has been amended so that the entering into of this Agreement and the Voting Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not, (i) result in any Person being deemed to have become an Acquiring Person (as defined in the Rights Plan), (ii) result in the ability of any Person to exercise any Rights under the Rights Plan, (iii) enable or require the Rights to separate from the shares of Company Stock to which they are attached or to be triggered or become exercisable or (iv) enable the Company to exchange any Rights for shares of the Company’s capital stock, pursuant to the Rights Plan. No triggering or similar event has occurred or will occur by reason of (1) the adoption, approval, execution or delivery of this Agreement and the Voting Agreements, (2) the public announcement of such adoption, approval, execution or delivery or (3) the consummation of the transactions contemplated hereby and thereby.

(b) Assuming the accuracy of Section 4.9, the Company Board of Directors has taken all other necessary action so that the provisions of Section 203 of the DGCL and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law applicable to the Company do not, and will not, apply to this Agreement, the Merger or the other transactions contemplated hereby.

Section 3.21 Environmental Matters. Except for such matters that individually and in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect: (a) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws and possesses and is and has been in compliance with all required Environmental Permits; (b) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (c) to the Knowledge of the Company, none of the Company or any of its Subsidiaries or any of their predecessors has caused any releases or threatened release of Hazardous Materials at any property currently or formerly owned or operated by the Company or any of its Subsidiaries or any of their predecessors, or at any offsite disposal location in connection with the current or past operations of the Company or any of its Subsidiaries or their predecessors, which in either case could reasonably be expected to result in an Environmental Claim.

Section 3.22 Information Supplied. Neither the written information supplied, or to be supplied, by or on behalf of the Company for inclusion in the Proxy Statement or any other documents to be filed by Parent, Merger Sub or the Company with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, will, on the date of its filing or, in the case of the Proxy Statement, at the date it is first mailed to the Company Stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

Section 3.23 Export Control Laws. The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (a)  all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (b)  all other applicable import/export controls in other countries in which the Company conducts business, except for any instances of noncompliance that would not have a Company Material Adverse Effect. Without limiting the foregoing and except in each case as would not have a Company Material Adverse Effect: (i)  the Company and each of its Subsidiaries have obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (y) the export and reexport of products, services, software and technologies and (z) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) the Company and each of its Subsidiaries are in compliance with the terms of all applicable Export Approvals; (iii) there are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals; (iv) to the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims; and (v) no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost. Section 3.23 of the Company Disclosure Letter sets forth the true, complete and accurate export control classifications applicable to the Company’s and its Subsidiaries’ products, services, software and technologies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation.

Section 4.2 Authority for Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by (a) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent’s Amended and Restated Certificate of Incorporation or Parent Bylaws, or the equivalent charter documents of Merger Sub, (ii) subject to Merger Sub obtaining the approval of this Agreement by its sole stockholder and compliance with the requirements set forth in Section 4.3(b), conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any material property or asset of Parent or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, Order,

authorization or permit of, or declaration or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or “blue sky” laws and the HSR Act.

Section 4.4 Litigation. There are no suits, actions or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have a Parent Material Adverse Effect and neither Parent nor any of its Subsidiaries is subject to any Order of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 Financing. Parent has delivered to the Company a true and correct copy of the equity commitment letter (the “Equity Financing Letter”), dated as of the date hereof, by and among Thoma Bravo Partners IX, L.P., Acresso Holding, LLC, a Delaware limited liability company, Parent and Merger Sub, pursuant to which Thoma Bravo Partners IX, L.P. has committed, subject to the terms and conditions set forth therein, to provide or cause to be provided equity financing of up to $20,200,000 in connection with the Merger (the “Equity Financing”) and which names the Company as a third-party beneficiary to such Equity Financing Letter. The Equity Financing Letter, in the form so delivered, is, as of the date hereof, in full force and effect and is a legal, valid and binding obligation of Parent and Merger Sub and to the knowledge of Parent, the other party thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Equity Financing Letter other than to the extent that any term or condition requires any action by, or otherwise relates to, the Company or any of its Subsidiaries. Assuming the accuracy of the Company’s representations contained herein, as of the date hereof, Parent and Merger Sub have no reason to believe that they will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by them contained in the Equity Financing Letter. Upon receipt of financing pursuant to the Equity Financing Letter, Parent and Merger will have sufficient funds to consummate the Merger. Parent’s obligation to consummate the transactions contemplated hereby is not contingent on Parent’s ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to consummating the Merger.

Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees.

Section 4.7 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and, prior to the Effective Time, Merger Sub will have engaged in no business and have no Liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

Section 4.8 Information Supplied. Neither the written information supplied, or to be supplied, by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement or any other documents to be filed by Parent, Merger Sub or the Company with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to Company Stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

Section 4.9 Ownership of Company Capital Stock. As of the date hereof, none of Parent, Merger Sub or, to the knowledge of Parent, any of their Affiliates is an “affiliate” of the Company within the meaning of Rule

13e-3(a)(i) under the Exchange Act, nor at any time during the last three years has been an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.10 Solvency. As of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the Merger and the payment of the aggregate merger consideration pursuant hereto, and payment of all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith, assuming the accuracy in all material respects of the representations and warranties of the Company set forth in Article III as of the Closing Date, Parent, the Company and their respective Subsidiaries will be Solvent.

Section 4.11 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge, that neither the Company nor any of its Subsidiaries, nor or any of their respective stockholders, Representatives or Affiliates, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or operations, including by means of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other materials provided or made available to Parent, Merger Sub or any other Person in certain “data rooms,” in management presentations in anticipation or contemplation of any of the transactions contemplated by this Agreement or otherwise; provided that, notwithstanding the foregoing, nothing in Section 4.11 shall relieve any Person of liability for fraud.

Section 4.12 Parent Financial Statements.

(a) Parent has made available to the Company the Parent Balance Sheet. The Parent Balance Sheet has been prepared in accordance with GAAP and fairly presents in all material respects the consolidated financial position of Parent at the date thereof (subject to normal year-end audit adjustments consistent with GAAP).

(b) Parent and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(c) There are no Liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to Parent, are required by GAAP to be set forth on the Parent Balance Sheet and are not set forth on the Parent Balance Sheet, other than (i) Liabilities incurred on behalf of Parent under this Agreement, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2008 and (iii)  Liabilities which would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.13 Absence of Certain Changes or Events. Since July 1, 2008, except as specifically contemplated by, or as disclosed in, this Agreement, Parent and its Subsidiaries have conducted their businesses in the ordinary course and, since such date, there has not been any Parent Material Adverse Effect.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by the Company and Parent Pending the Merger.

(a) The Company covenants and agrees that between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, unless Parent shall otherwise consent (such consent not to be unreasonably withheld, conditioned or delayed) in writing (and except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each of its Subsidiaries to, (i) maintain its existence in good standing under applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 5.1(b) or elsewhere in this Agreement, conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice, and (iii) use commercially reasonable efforts to (A) preserve intact its assets, properties, contracts or other legally binding understandings, licenses and business organizations, (B) keep available the services of its current officers and key employees and (C) preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors, lessors, licensors, licensees, creditors, employees, contractors and other Persons with which the Company or any of its Subsidiaries has business relations.

(b) Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement, as set forth on the applicable subsection of Schedule 5.1(b) of the Company Disclosure Letter or with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of Parent): (i) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Company Subsidiary to its parent; (ii) adjust, split, combine or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or that of its Subsidiaries; (iii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its Subsidiaries’ capital stock or any Company Stock Rights or Subsidiary Stock Rights (except pursuant to Company Restricted Stock Unit award agreements outstanding on the date hereof); (iv) issue, deliver or sell, pledge or encumber any shares of its or its Subsidiaries’ capital stock or any Company Stock Rights (other than the issuance of shares of Common Stock upon the exercise of Company Stock Options or Company Restricted Stock Units outstanding as of the date of this Agreement or in accordance with the Company Purchase Plan) (v) take any action that would reasonably be expected to result in any of the conditions set forth in Article IV not being satisfied or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation; (vi) amend the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of the Company’s Subsidiaries; (vii) incur, create, assume or otherwise become liable for any indebtedness for borrowed money, other than short-term borrowings under existing lines of credit or other existing financing arrangements (or under any refinancing of such existing lines or arrangements) incurred in the ordinary course of business consistent with prior practice or assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other Person; (viii) make any loans, advances or capital contributions to or investments in any other Person (other than loans, advances, capital contributions or investments less than $50,000 made in the ordinary course of business consistent with prior practice); (ix) merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked; (x) change any material Tax accounting methods, principles or practices, except as required by GAAP or applicable Laws; (xi) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or Affiliates of the Company, other than alterations or amendments made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or required under applicable Laws; (xii) hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice; (xiii) sell, license, mortgage, transfer, lease, pledge or otherwise subject to any Encumbrance, other than Permitted Encumbrances, or otherwise dispose of any material properties or assets (including stock or other ownership interests of its Subsidiaries), other than in the ordinary course of business consistent with prior practice; (xiv) acquire any material business, assets or securities other than in the ordinary course of business consistent with prior practice; (xv) make any material Tax election not consistent with prior practice or settle or compromise any income Tax Liability or fail to file any material Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects; (xvi) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that individually or in the aggregate, are in excess of $100,000, except in the ordinary course of business consistent with past practices; (xvii) pay, discharge, settle or satisfy any material Liabilities, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business, consistent with past practice, as required by any applicable Law, as accrued for in the Company Financial Statements or as required by the terms of any contract of the Company, as in effect on the date of this Agreement; (xviii) waive, release, grant or transfer any right of material value, other than in the ordinary course of business, consistent with past practice, or waive any material benefits of, or agree to modify in any material adverse respect, or, subject to the terms hereof, fail to enforce, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party; (xix) modify or amend in a manner adverse to the Company or terminate (A) any contract which if so modified, amended or terminated could be reasonably likely to (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (B) except in the ordinary course of business, any Company Material Contract; (xx) terminate any officer or key employee of the Company or any of its Subsidiaries other than for good reason or for reasonable cause; (xxi) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice, provided that such insurance remains available to the Company upon terms substantially the same as the terms upon which insurance is presently available to the Company; (xxii) except as required by GAAP, revalue any of its material assets or make any changes in accounting methods, principles or practices; (xxiii) enter into any transaction that would give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder; (xxiv) engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404; (xxv) compromise or settle any suit, claim, action, investigation or proceeding directly materially affecting the Company Intellectual Property or having a value or in an amount in excess of $100,000 (excluding amounts payable or reimbursable under Company insurance policies or by any other Third Party); (xxvii) grant any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business or as required under the applicable agreement with such end user, customer, reseller or distributor; (xxviii) abandon or allow to lapse or expire any registration or application for material Company Intellectual Property; or (xxix) agree to take any of the actions described in this Section 5.1(b).

(c) Nothing set forth in this Section 5.1 shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the business and operations of the Company and its Subsidiaries.

(d) Parent covenants and agrees that between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, Parent shall use commercially reasonable efforts to preserve intact its assets, properties, contracts and business. Without limiting the foregoing, Parent covenants and agrees that between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, Parent shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement or with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Company): (i) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Parent Subsidiary to its parent; (ii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its Subsidiaries’ capital stock or any rights to acquire its or its Subsidiaries’ capital stock other than redemptions of capital stock held or beneficially owned by employees of Parent;

(iii) take any action that would reasonably be expected to result in any of the conditions set forth in Article IV not being satisfied or that would impair the ability of the Parent to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or (iv) agree to take any of the actions described in this Section 5.1(d).

Section 5.2 Access to Information and Employees.

(a) From the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall, and shall cause the Representatives of the Company to, subject to reasonable restrictions imposed from time to time upon advice of counsel respecting the provision of privileged communications or any applicable confidentiality agreement (provided that the Company shall use its commercially reasonable efforts to obtain waivers under such agreements to enable the provision of reasonable access without violating such agreement), afford the Representatives of Parent and Merger Sub reasonable access during normal business hours and upon reasonable notice to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of the Company and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish or otherwise make available (including via EDGAR, if applicable) to Parent (i) a copy of each report, schedule, form, statement and other document filed by it or received by it during such period pursuant to the requirements of federal or state securities Laws reasonably promptly following such filing or receipt, (ii) to the extent available, for the period beginning after the date of this Agreement and ending upon the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, a copy of the monthly consolidated financial statements of the Company, including statements of financial condition, results of operations, and statements of cash flow, which statements shall not be required to be audited or reviewed by the Company’s auditors, and (iii) all other information concerning its business, properties and personnel as Parent may reasonably request, but excluding, for the avoidance of doubt and subject to Section 5.6, such information as relates directly or indirectly to any Alternative Proposal or any discussions or negotiations that the Company or any of its Representatives is having with respect to any Alternative Proposal or any other proposals that could lead to an Alternative Proposal. Any investigation conducted pursuant to the access contemplated by this Section 5.2 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries, or create an unreasonable risk of material damage or destruction to any material property or assets of the Company or any of its Subsidiaries. All requests for data and access under this Agreement shall be made only to and through the Chief Financial Officer or General Counsel of the Company.

(b) During the period between the date hereof and the Effective Time, the Company shall provide, and shall cause its Subsidiaries and its and their Representatives to provide, to Parent and to the Representatives of Parent, all cooperation that may be reasonably requested by Parent in connection with the Financing or any debt financing to be incurred by Parent in order to consummate the transactions contemplated hereby, including but not limited to using commercially reasonable efforts to cause its advisors to provide financial statements that may be reasonably requested and are otherwise customary for such financing transactions.

(c) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(d) The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.2.

Section 5.3 Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) the taking of all commercially reasonable acts necessary to cause the conditions set forth in Article VI to be satisfied; (ii) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary, proper or advisable registrations, filings and notices and taking all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity (including, without limitation, under the HSR Act); (iii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from the non-governmental Third Parties (without requiring the Company or any of its Subsidiaries to expend more than a nominal amount to obtain such consent, qualification, approval, waiver or exemption); and (iv) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

(b) Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to make promptly any required submissions under the HSR Act and any other Antitrust Laws which the Company or Parent determines should be made, in each case with respect to the Merger and the transactions contemplated hereby and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any suit, claim, action, investigation or proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such suit, claim, action, investigation, proceeding or threat, (3) promptly inform the other party of any material communication concerning the HSR Act or other Antitrust Laws to or from any Governmental Entity regarding the Merger and (4) furnish to the other party such information and assistance as the other may reasonably request in connection with any filing or other act undertaken in compliance with the HSR Act and any other Antitrust Laws. Except as may be prohibited by any Governmental Entity, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any suit, claim, action, investigation or proceeding under or relating to the HSR Act or any other Antitrust Law. Each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding.

(c) Each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall promptly (and in any event within five (5) Business Days) notify the other party in writing if it believes that such party has breached any representation, warranty, covenant or agreement contained in this Agreement that could, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date.

(d) If any Antitakeover Laws are or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board of Directors shall promptly grant such approvals and use commercially reasonable efforts to take such other lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such other commercially reasonable and lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

Section 5.4 Proxy Statement.

(a) As promptly as practicable after execution of this Agreement, Parent and the Company shall in consultation with each other prepare, and the Company shall file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, Parent and the Company shall, in consultation with each other, prepare and the Company shall file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Without limiting the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response. Each of the Company, Parent and Merger Sub agrees to use commercially reasonable best efforts, after consultation with the other Parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Stock entitled to vote at the Company Stockholders Meeting at the earliest practicable time.

(b) The Company and Parent shall make any necessary filings with respect to the Merger under the Exchange Act and the rules and regulations thereunder. The Company or Parent, as the case may be, shall notify the other party promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to any such filing and shall consult with the other party regarding, and supply the other party with copies of, all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to any such filing. Without limiting the foregoing, prior to filing or mailing of any such filing (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company or Parent, as the case may be, shall provide the other party with a reasonable opportunity to review and comment on such document or response. Each of the Company and Parent, as the case may be, agrees to use reasonable best efforts, after consultation with the other Parties hereto, to respond promptly to all such comments of and requests by the SEC.

Section 5.5 Company Stockholders Meeting.

(a) Subject to the Company’s right to terminate this Agreement pursuant to Section 5.6(c) and Article VII hereof, the Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable law, the Company Certificate of Incorporation, the Company Bylaws and the rules of Nasdaq to duly call, give notice of, convene and hold as promptly as practicable the Company Stockholders Meeting for the purpose of considering and voting upon the adoption of this Agreement. Except as permitted by Sections 5.6(a) or (b), (i) the Company Board of Directors shall recommend adoption of this Agreement by the Company Stockholders and include such recommendation in the Proxy Statement and (ii) neither the Company Board of Directors nor any committee thereof shall withdraw or modify in a manner adverse to Parent, the recommendation of the Company Board of Directors that the Company Stockholders vote in favor of the adoption of this Agreement. Unless this Agreement has been duly terminated in accordance with the terms herein (including payment of any termination fees payable under Article VII), subject to the right of the Company Board of Directors to withdraw or modify its recommendation in a manner adverse to Parent under certain circumstances as specified in Sections 5.6(a) or (b), the Company shall use its reasonable best efforts to take all lawful action to solicit from the Company Stockholders proxies in favor of the proposal to adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the Company Stockholders that are required by the rules of Nasdaq or the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Stock (i) represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (ii) voted to adopt this Agreement.

(b) The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the Company Shareholders or at the time of the Company Shareholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided, however, that the foregoing shall not apply to any information included or incorporated by reference in or omitted from the Proxy Statement based upon information supplied by Parent or Merger Sub. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act.

Section 5.6 No Solicitation of Transactions.

(a) Prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, except as otherwise permitted hereby, the Company agrees (i) that it shall not, and it shall not permit its Affiliates or Representatives to, solicit, initiate or intentionally encourage the submission of any Alternative Proposal or participate in any discussions or negotiations regarding, or furnish any non-public information or data to any Third Party to facilitate, induce or intentionally encourage the making of any proposal that constitutes, or could reasonably be expected to lead to, any Alternative Proposal; and (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party with respect to any of the foregoing; provided, however, that nothing contained in this Section 5.6 shall prohibit the Company Board of Directors or any of the Company’s Representatives from (A) authorizing a communication with any party that is limited to making such party aware of the provisions of this Section 5.6(a); (B) furnishing information to (but only pursuant to a confidentiality agreement having terms and conditions with respect to confidentiality no less favorable to the Company than the Confidentiality Agreement and provided that the Company (i) shall promptly provide Parent with copies of any non-public information concerning the Company provided to any other party if and to the extent such information has not otherwise been previously provided to Parent, (ii) shall take reasonable precautions to protect such non-public information, and (iii) shall not provide any non-public or other confidential information that would result in any competitive harm or detriment to the Company’s ability to effectively compete in any of the Company’s or its Subsidiaries businesses as currently conducted or as currently proposed to be conducted) or entering into discussions or negotiations with any Third Party that makes an unsolicited bona fide Alternative Proposal, if the Company Board of Directors determines in good faith (after consulting with an outside financial advisor) that the Alternative Proposal is or presents a reasonable possibility of resulting in a Superior Proposal; and (C) to the extent required, taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal, or making any other disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board of Directors, after consulting with outside counsel, there is a reasonable basis to conclude that disclosure is required under applicable Law. The Company will promptly notify Parent after (i) receipt of an Alternative Proposal (including the identity of the Third Party making such Alternative Proposal and the material terms and conditions of such Alternative Proposal), (ii) any request for information relating to the Company (including non-public information) or for access to the properties, books or records of the Company by any Third Party that has made an Alternative Proposal, or (iii) receipt of any material amendment to a previously disclosed Alternative Proposal (including the terms of such amendment). The Company shall promptly (and in any event, within two (2) days) inform Parent of any change in the price, structure or form of consideration or any material change in the terms and conditions of such Alternative Proposal. Promptly upon determination by the Company Board of Directors that an Alternative Proposal constitutes a Superior Proposal, the Company shall notify

Parent that the Company Board of Directors has received a Superior Proposal, specifying in detail the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal. For the avoidance of doubt, no notice or information provided by the Company to Parent pursuant to this Section 5.6(a) shall constitute grounds or otherwise provide Parent with the right to terminate this Agreement pursuant to Section 7.1(e). The Company agrees, during the two (2) Business Day period following Parent’s receipt of a notice of a Superior Proposal, to negotiate in good faith with Parent to revise this Agreement if and to the extent that the Company Board of Directors determines that such negotiations would be consistent with its fiduciary duties.

(b) Neither the Company nor the Company Board of Directors shall withdraw or modify in any manner adverse to Parent, the approval or recommendation of this Agreement or the Merger, or, except as contemplated by this Section 5.6, propose publicly to approve or recommend an Alternative Proposal unless the Board of Directors determines, in its good faith judgment (after consulting with outside legal counsel) that there is a reasonable basis to conclude that the failure to take such action would result in a reasonable possibility of a breach of the Board of Directors’ fiduciary duties under applicable Law. The parties hereto acknowledge that, for all purposes of this Agreement, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed in and of itself a withdrawal or modification of the Company Board of Directors’ approval or recommendation of this Agreement, the Merger or the transaction contemplated by the Transaction Documents.

(c) Subject to the provisions of this Section 5.6, the Parties acknowledge and agree that the Company may accept a Superior Proposal, enter into an agreement for such Superior Proposal and terminate this Agreement immediately prior to, or immediately after, such acceptance of a Superior Proposal pursuant to the terms of Section 7.1(d) hereof, provided, however, that the Company shall take no action under this Section 5.6(c) for two (2) Business Days after delivery of a written notice to Parent setting forth its intention to take such action.

(d) For purposes of this Agreement, “Alternative Proposal” shall mean any written inquiry, proposal or offer from any Third Party relating to any merger, consolidation or other business combination including the Company or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) 50% or more of the assets of the Company and its Subsidiaries, if any, on a consolidated basis, or (ii) 50% or more of the outstanding Company Stock. For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written Alternative Proposal that the Company Board of Directors determines (after consultation with an outside financial advisor and outside counsel), in its good faith judgment, is more favorable to the Company’s stockholders than the Merger.

(e) Except as expressly provided in this Section 5.6 or in Article VII, nothing in this Section 5.6 shall permit the Company or Parent to terminate this Agreement and no notice or other communication delivered by the Company pursuant to this Section 5.6 shall in and of itself permit Parent to terminate this Agreement pursuant to Article VII.

Section 5.7 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of Nasdaq or any listing agreement if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so within a reasonable time in advance of the time that such press release or public statement is so required to be issued or made. The restrictions set forth in this Section 5.7 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 5.5 or Section 5.6; provided that the Company agrees to use reasonable efforts to provide Parent with advance notice of any release or announcement proposed to be made by the Company pursuant to Section 5.5 or Section 5.6.

Section 5.8 Litigation. Each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any Order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity promptly vacated or reversed.

Section 5.9 Employee Matters.

(a) After the Effective Time and through the end of the fiscal year of Parent in which the Effective Time occurs, the Surviving Corporation shall provide to individuals who are employees of the Company and its Subsidiaries at the Effective Time and whose employment will continue following the Effective Time, employee benefits (other than Company Option Plans) that will, in the aggregate, be substantially similar to those provided by Parent and its Subsidiaries to their employees.

(b) With respect to the plans in which the Company’s employees participate following the Effective Time, Parent acknowledges that it shall (i) recognize all service performed for the Company prior to the Effective Time for eligibility and vesting purposes, (ii) waive any pre-existing condition exclusions (other than pre-existing conditions that, as of the Effective Time, have not been satisfied under any Company Benefit Plan) and (iii) provide that any deductible, coinsurance or out-of-pocket expenses incurred on or before the Effective Time during the plan year in which the Effective Time occurs under any applicable Company Benefit Plan providing health benefits will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

(c) Nothing in this Section 5.9 or any other provision of this Agreement shall create any third-party beneficiary right for the benefit of any Person other than the parties to this Agreement, or any right to employment or continued employment or to a particular term or condition of employment with Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates. Nothing in this Section 5.9 or any other provision of this Agreement (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement, or (ii) shall limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation or any of its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

Section 5.10 Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall indemnify, advance expenses to, and hold harmless all past and present officers and directors of the Company (“Indemnified Persons”) to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the date hereof, the DGCL, the Company Certificate of Incorporation and the Company Bylaws for acts or omissions occurring at or prior to the Effective Time; provided, however, in the case of advancement of expenses, any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advance if it is ultimately determined that such person is not entitled to indemnification. Parent guarantees the indemnification, insurance, advancement and other obligations of the Surviving Corporation set forth in this Section 5.10. The Certificate of Incorporation and the Bylaws of the Surviving Corporation will contain provisions with respect to exculpation, advancement and indemnification that are at least as favorable to the Indemnified Persons as those contained in the Company Certificate of Incorporation and the Company Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of not less than six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such a modification is required by Law.

(b) For a period of six (6) years from the Effective Time, Parent shall use its reasonable best efforts to cause the Surviving Corporation to maintain in effect (or Parent may instead elect to maintain pursuant to Parent’s policy or policies) the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (the “D&O Insurance”) with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, the Surviving Corporation shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. Subsequent to the Effective Time, the Surviving Corporation may purchase a six-year “tail” fully prepaid policy on the D&O Insurance on terms and conditions no less advantageous than the D&O Insurance, and in such case, Parent shall cause the Surviving Corporation to maintain in effect such “tail” policy in full force and effect and continue to honor its obligations thereunder, in lieu of all other obligations of Parent under the first sentence of this Section 5.10(b) for so long as such “tail” policy shall be maintained in full force and effect. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” fully prepaid policy on the D&O Insurance from its current D&O Insurance provider or, subject to Parent’s consent (such consent not to be unreasonably withheld, delayed or conditioned) from any other insurance provider.

(c) This Section 5.10 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation, each Indemnified Person and any other person who is a beneficiary under the D&O Insurance or the run-off or “tail” policy referred to in Section 5.10(b), shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Persons or any other person who is a beneficiary under the D&O Insurance or the run-off or “tail” policy referred to in Section 5.10(b). The provisions of this Section 5.10 are intended to be for the benefit of, and will be enforceable by, each Indemnified Person and any other person who is a beneficiary under the D&O Insurance or the run-off or “tail” policy referred to in Section 5.10(b), his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations set forth in this Section 5.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person or any other person who is a beneficiary under the D&O Insurance or the run-off or “tail” policy referred to in Section 5.10(b) (and their heirs and representatives) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the run-off or “tail” policy referred to in Section 5.10(b) (and their heirs and representatives). The rights of the Indemnified Persons and other persons who are beneficiaries under the D&O Insurance or the run-off or “tail” policy referred to in Section 5.10(b) (and their heirs and representatives) under this Section 5.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(d) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidated or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume its obligations set forth in this Section 5.10.

Section 5.11 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

Section 5.12 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Stock from Nasdaq Capital Market and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until or after the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Required Vote shall have been obtained.

(b) No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered that is in effect and that prevents or prohibits consummation of the Merger.

(c) Consents and Approvals. Other than the filing of the Certificate of Merger with the Delaware Secretary, all consents, approvals and authorizations of any Governmental Entity required to consummate the Merger, which Governmental Entities are listed on Schedule 6.1(c), shall have been obtained.

(d) HSR Act or other Foreign Competition Law. The applicable waiting periods, together with any extensions thereof, under the HSR Act or any other applicable pre-clearance requirement of any foreign competition Law listed on Schedule 6.1(c) shall have expired or been terminated.

Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct without reference to any qualification as to “materiality” or “Company Material Adverse Effect,” such that the aggregate effect of any inaccuracies in such representations and warranties does not constitute a Company Material Adverse Effect, at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of an executive officer of the Company to the foregoing effect.

(c) FIRPTA. Parent shall have received a certificate from the Company to the effect that the Company is not a U.S, real property holding company, in a form mutually agreeable to Parent and the Company.

(d) No Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect subsequent to the date of the most recent audited balance sheet included in the Company Financial Statements that is continuing.

(e) Company Reports. The Company shall have filed all Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and all other Company Reports except to the extent not material, required to be filed with the SEC prior to the Closing Date.

(f) Dissenting Shares. Holders of not more than 10% of the outstanding shares of Company Stock shall have dissented and preserved their rights to seek appraisal of their shares.

Section 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger on the Closing Date is also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct without reference to any qualification as to “materiality” or “Parent Material Adverse Effect,” such that the aggregate effect of any inaccuracies in such representations and warranties does not constitute a Parent Material Adverse Effect, at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Parent to the foregoing effect.

(c) Delivery of Consideration. Parent shall have delivered to the Paying Agent the aggregate consideration payable pursuant to Article I in accordance with Section 2.1.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger (and the other transactions contemplated by the Transaction Documents) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained or Parent has adopted this Agreement as the sole stockholder of Merger Sub):

(a) by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;

(b) by the Company or Parent, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or any of the other transactions contemplated hereby or by any of the Transaction Documents, and such Order or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall not have initiated such proceeding or taken any action in support of such proceeding or failed to comply with Section 5.8 in any material respect;

(c) by either Parent or the Company, if at the Company Stockholders Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company if the Company has materially breached any of its obligations under Section 5.5;

(d) by the Company in order to enter into an Acquisition Agreement for a Superior Proposal; provided, however, that this Agreement may not be so terminated unless (i) the Company Board of Directors shall have complied with the procedures set forth in Sections 5.6(a) and (c) and (ii) the payment required by Section 7.2 has been or will be made in full to Parent within the time period required under Section 7.2(b);

(e) by Parent if (i) the Company Board of Directors shall have withdrawn or adversely modified its approvals or recommendations of the Merger or the transactions contemplated thereby or by the Transaction Documents, (ii) the Company Board of Directors shall have (A) recommended to the Company Stockholders that they approve or accept an Alternative Proposal or (B) accepted a proposal or offer for a Superior Proposal, (iii) the Company shall have materially and intentionally breached any of its obligations under Section 5.5, or (iv) the Company shall have materially and intentionally breached any of its obligations under Section 5.6;

(f) by either Parent or the Company, if the Merger shall not have been consummated prior to February 20, 2009 (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose material breach of any of its obligations under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;

(g) by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) if continuing on the Closing Date and (ii) such breach (A) shall not have been cured before the Outside Termination Date, (B) such breach is not reasonably capable of being cured before the Outside Termination Date, or (C) the Company does not within ten (10) days after receipt of written notice thereof initiate and sustain commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by the Company is so cured), and in each case Parent is not then in material breach of any of its representations, warranties or covenants contained in this Agreement;

(h) by the Company, if (i) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) if continuing on the Closing Date and (ii) such breach (A) shall not have been cured before the Outside Termination Date, (B) is not reasonably capable of being cured before the Outside Termination Date, or (C) Parent does not within ten (10) days after receipt of written notice thereof initiate and sustain commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by Parent is so cured), and in each case the Company is not then in material breach of any of its representations, warranties or covenants contained in this Agreement; or

(i) by the Company pursuant to Section 7.2(c).

The party desiring to terminate this Agreement pursuant to subsection (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, after the execution of this Agreement.

Section 7.2 Expenses.

(a) Expense Allocation. Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the Transaction Documents, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in connection with filings required under the HSR Act (including the HSR filing fee).

(b) Company Termination Fee. If this Agreement is terminated (i) by the Company pursuant to Section 7.1(d) or (ii) by Parent pursuant to Section 7.1(e)(i) or Section 7.1(e)(iv) or (iii) by Parent or the Company pursuant to Section 7.1(c) or Section 7.1(f) or (iv) by Parent pursuant to Section 7.1(g) (provided that, for the purposes of this Section 7.2(b)(iv), any breach by the Company of any representation, warranty, covenant or agreement referred to in Section 7.1(g) shall have been intentional and material) that any the Company shall promptly, and in any event within five (5) Business Days after the date of such termination (except as provided in the proviso below), pay Parent the Company Termination Fee by wire transfer of immediately available funds; provided, however, that in the case of a termination pursuant to clauses (iii) or (iv) above: (A) such payment shall be made only if (x) a bona fide Alternative Proposal is made prior to Company Stockholders Meeting and not withdrawn and (y) the Company enters into an Acquisition Agreement with a party other than Parent within twelve (12) months following such termination, and

(B) such payment shall be made promptly, but in no event later than five (5) Business Days, after the entering into of such Acquisition Agreement. Notwithstanding the foregoing, the Company shall not be required to pay the Termination Fee if there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b).

(c) Parent Termination Fee. If (i) the conditions to Closing set forth in Section 6.1 and 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing and that would be capable of being satisfied if there were a Closing) and (ii) Parent fails to close the transactions contemplated herein, including the Merger, the Company may terminate this Agreement by delivering a notice of termination to Parent in accordance with Section 8.2. In the event the Company terminates this Agreement pursuant to the preceding sentence, Parent shall promptly, and in any event within five (5) Business Days after delivery of Company’s notice of termination, pay the Company the Parent Termination Fee by wire transfer of immediately available funds.

(d) The parties acknowledge that the agreements contained in Section 7.2(b) and Section 7.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. The parties further agree that the damages resulting from the termination of this Agreement in accordance with Section 7.2(b) or Section 7.2(c) are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 7.2(b) and Section 7.2(c) are reasonable forecasts of the actual damages that may be incurred by the respective parties under such circumstances. The amounts payable pursuant to Section 7.2(b) and Section 7.2(c) constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event that a Company Termination Fee or a Parent Termination Fee, as applicable, is paid in connection with a termination of this Agreement on the bases specified in Section 7.2(b) or Section 7.2(c). The parties acknowledge that in no event shall any party be responsible for paying the Company Termination Fee or the Parent Termination Fee, as applicable, more than once.

Section 7.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (a) the provisions of Section 5.2(d), Section 5.7, Section 5.10, Section 7.1, Section 7.2, this Section 7.3 and Article VIII shall survive termination and (b) nothing herein shall relieve any party from liability for damages for any willful breach of this Agreement or for fraud in connection with this Agreement.

Section 7.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors or duly authorized officers at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall be made which by Law requires the further approval of the Company Stockholders without such further approval. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.5 Extension; Waiver. At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

if to Parent, to:

c/o Thoma Bravo, LLC

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

Attn:	Orlando Bravo
Seth Boro

Phone:  (415) 263-3660

Fax:      (415) 392-6480

with a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attn:	Gerald T. Nowak

Phone:  (312) 861-2075

Fax:      (312) 861-2200

if to the Company, to:

Intraware, Inc.

25 Orinda Way

Suite 101

Orinda, California 94563

Phone:  (925) 253-4500

Fax:      (925) 253-4599

Attn: Peter Jackson, Chief Executive Officer

With a copy to: Lisa Haugh, General Counsel

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attn: Tony Jeffries

Phone:  (650) 493-9300

Fax:      (650) 493-6811

Section 8.3 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereby” refer to this Agreement. The Company Disclosure Letter, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement and the Equity Financing Letter) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than the Indemnified Persons intended to benefit from the provisions of Section 5.10, who shall have the right to enforce such provisions directly.

Section 8.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub’s rights and obligations may be assigned to and assumed by Parent or any other corporation directly or indirectly wholly owned by Parent; provided, however, that any such assignment does not affect the economic or legal substance of the transactions contemplated hereby and provided further that such assignment does not create adverse Tax consequences for the Company Stockholders. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 8.7 shall be void.

Section 8.8 Enforcement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Company agrees that irreparable damage would occur to Parent and Merger Sub in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to any valid termination of this Agreement pursuant to Section 7.1, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties further acknowledge that (other than with respect to Section 7.2(c)) the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be limited to monetary damages in an amount equal to the Parent Termination Fee.

Section 8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provision hereof. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

Section 8.10 Consent to Jurisdiction; Venue.

(a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section  8.10 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

Section 8.11 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE,

THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

ARTICLE IX

CERTAIN DEFINITIONS

“Acquisition Agreement” shall mean any merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to an Alternative Proposal.

“ADA” shall mean the Americans with Disabilities Act.

“ADEA” shall mean the Age Discrimination in Employment Act.

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitakeover Laws” shall mean any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state or other jurisdiction, including the provisions of any statute or regulation under the DGCL.

“Antitrust Laws” shall mean any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Laws under any applicable jurisdictions, whether federal, state, local or foreign.

“Associate” of any Person shall have the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in San Francisco, California are authorized or obligated by Law or executive order to be closed.

“Certificate” shall mean each certificate representing one or more shares of Company Stock or, in the case of uncertificated shares of Company Stock, each entry in the books of the Company representing uncertificated shares of Company Stock.

“Certificate of Merger” shall mean the Certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.

“Closing” shall mean the closing of the Merger, as contemplated by Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” shall mean (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan, (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement or qualified defined contribution or defined benefit arrangement, and (iii) each other benefit plan, policy, program, arrangement or agreement, including, but not limited to, any fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, performance awards, phantom stock, stock appreciation rights or other forms of incentive compensation, post-retirement compensation, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, termination pay, change-of-control agreement, employment agreement or consulting agreement, which in all cases is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is a party and in which any employee of the Company or its Subsidiaries is eligible to participate or derive a benefit.

“Company Bylaws” shall mean the Bylaws of the Company, as in effect as of the date hereof, including any amendments.

“Company Certificate of Incorporation” shall mean the Company’s Certificate of Incorporation as in effect as of the date hereof.

“Company Disclosure Letter” shall mean the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

“Company Employees” shall mean employees of the Company who remain with the Surviving Corporation.

“Company Financial Advisor” shall mean GCA Savvian Advisors.

“Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

“Company Intellectual Property” shall mean Intellectual Property that is used in the business of the Company or any of its Subsidiaries as currently conducted by the Company or any of its Subsidiaries and to which the Company or any of its Subsidiaries claims rights by virtue of ownership of title to such Intellectual Property.

“Company Knowledge Person” shall mean the Persons set forth on Schedule 9.1 to the Company Disclosure Letter.

“Company Material Adverse Effect” shall mean, with respect to the Company, any effect, change, event, occurrence, circumstance or development that is or would reasonably be expected to become materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any effect, change, event, occurrence, circumstance or development to the extent any of the foregoing results from (i) compliance with the terms and conditions of this Agreement, (ii) the announcement or pendency of the transactions contemplated by this Agreement, (iii) changes in the Company’s stock price or trading volume, in and of itself, (iv) any failure by the Company to meet published revenue or earnings projections, in and of itself (provided, however, that the exception in this clause and in clause (iii) above shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such changes has resulted in, or contributed to, a Company Material Adverse Effect), (v) changes affecting any of the industries in which the Company operates generally or the United States economy generally (which changes in each case do not disproportionately affect the Company in any material respect), or (vi) changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect the Company in any material respect).

“Company Option Plans” shall mean (i) the Company’s 2006 Equity Incentive Plan, (ii) the Company’s 1998 Directors Option Plan, (iii) the Company’s 1999 Non-Qualified Acquisition Stock Option Plan and (iv) any other compensatory option plans or contract of the Company, including option plans or contracts assumed by the Company pursuant to a merger, acquisition or other similar transaction.

“Company Permits” shall mean all authorizations, licenses, permits, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of the businesses of the Company and its Subsidiaries as presently conducted.

“Company Products” shall mean any products sold, licensed or distributed by Company or its Subsidiaries.

“Company Purchase Plan” shall mean the Company’s 1998 Employee Stock Purchase Plan.

“Company Reports” shall mean all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2005.

“Company Required Vote” shall mean the affirmative vote of the holders of a majority of the outstanding shares of Company Stock entitled to vote on the adoption of this Agreement.

“Company Restricted Stock Unit” shall mean each outstanding restricted stock unit of the Company granted under any of the Company Option Plan.

“Company Stockholders Meeting” shall mean a meeting of the Company Stockholders to be called to consider this Agreement.

“Company Stock Option” shall mean each outstanding option to purchase shares of Company Stock under the Company Option Plans.

“Company Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, voting interest, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or which would otherwise alter the capitalization of the Company.

“Company Termination Fee” shall mean an amount in cash equal to $1,600,000.

“Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2008.

“Confidentiality Agreement” shall mean the Confidentiality Agreement between the Company and Thoma Bravo, Inc., dated May 1, 2008.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“Dissenter Shares” shall mean shares of Company Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted such shares of Company Stock in favor of the Merger and who is entitled to assert and who has properly asserted appraisal rights with respect to such shares of Company Stock pursuant to, and who has complied in all respects with, the provisions of Section 262 of the DGCL, and who has not effectively withdrawn or lost the right to assert appraisal rights under the provisions of Section 262 of the DGCL.

“Effective Time” shall mean the effective time of the Merger, which shall be the time the Certificate of Merger is duly filed with the Delaware Secretary, or at such later time as the parties hereto agree shall be specified in such Certificate of Merger.

“Employment Agreements” shall mean any contracts, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment of any officer, employee or former employee.

“Encumbrance” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

“Environmental Claims” shall mean any and all actions, Orders, suits, demands, directives, claims, investigations, proceedings or notices of violation by any Governmental Entity or other Person alleging potential responsibility or liability arising out of, based on or related to (1) the presence, release or threatened release of, or exposure to, any Hazardous Materials at any location or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or the exposure of any individual to any Hazardous Materials.

“Environmental Permits” shall mean all Permits required to be obtained by the Company in connection with its business under applicable Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FLSA” shall mean the Fair Labor Standards Act.

“FMLA” shall mean the Family and Medical Leave Act.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Materials” shall mean all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other similar substances or wastes regulated pursuant to any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (i) all trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, trade dress, corporate names, logos, slogans, all service marks, service mark registrations and renewals thereof, service mark rights, and all applications to register any of the foregoing, together with the goodwill associated with each of the foregoing; (ii) all issued patents, patent rights, and patent applications (“Patents”); (iii) all registered and unregistered copyrights, copyrightable works, copyright registrations, renewals thereof, and applications to register the same; (iv) all rights in Software; (v) all Internet domain names and Internet web-sites and the content thereof; and (vi) all confidential and proprietary information, including trade secrets, know-how, inventions, invention disclosures (whether or not patentable and whether or not reduced to practice), inventor rights, reports, quality records, engineering notebooks, models, processes, procedures, drawings, specifications, designs, ingredient or component lists, formulae, plans, proposals, technical data, financial, marketing, customer and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information.

“IRS” shall mean the Internal Revenue Service.

“Knowledge,” or any similar expression used with respect to the Company, shall mean the actual knowledge of any Company Knowledge Person.

“Labor Laws” shall mean ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973, and all regulations under such acts.

“Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, rule, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Liabilities” shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

“Nasdaq” shall mean The Nasdaq Stock Market.

“NLRB” shall mean the United States National Labor Relations Board.

“Open Source Software” shall mean any Software that is subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), any “copyleft” license or any other license that requires as a condition of use, modification or distribution of such Software that such software or other software combined or distributed with it be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge.

“Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Parent Balance Sheet” shall mean Parent’s unaudited, consolidated balance sheet as of June 30, 2008.

“Parent Bylaws” shall mean Parent’s Bylaws as in effect as of the date hereof and any amendments thereto.

“Parent Material Adverse Effect” shall mean, with respect to Parent, any effect, change, event, occurrence, circumstance or development that, individually or taken together with all other effects, changes, events, occurrences, circumstances or developments that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.

“Parent Termination Fee” shall mean an amount in cash equal to $3,000,000.

“Paying Agent” shall mean a paying agent mutually acceptable to Parent and the Company.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Permitted Encumbrance” shall mean any of the following: (i) Encumbrances for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other statutory Encumbrances to secure claims for labor, materials or supplies, in all cases for sums not yet due and payable arising in the ordinary course of business; (iii) statutory and contractual Encumbrances to secure obligations to landlords, lessors or renters under leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) that are not in default; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation; (v) pledges and deposits to secure the performance of bids, trade contracts, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case which are not in default and are in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, that individually or in the aggregate, do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries or otherwise materially impair the Company’s or any of its Subsidiaries’ operation of its business; (vii) Encumbrances the existence of which are disclosed in the Company 10-K; and (viii) Encumbrances that can be removed for a cost of less than $50,000.

“Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting.

“Representatives” shall mean officers, directors, employees, auditors, attorneys and financial advisors (including, with respect to the Company only, the Company Financial Advisor).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all related documentation, including User Documentation, user manuals and training materials, relating to any of the foregoing.

“Solvent” shall mean that, immediately following the Effective Time, Parent, the Company and their respective Subsidiaries, taken as a whole, will not (i) be insolvent or left with unreasonably small capital, (ii) have incurred debts beyond their ability to pay such debts as they mature, or (iii) have liabilities in excess of the reasonable market value of their assets.

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Subsidiary Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

“Surviving Corporation” shall mean the corporation surviving the Merger.

“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.

“Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Company, Parent, Merger Sub or any Affiliates thereof.

“Transaction Documents” shall mean this Agreement, the Voting Agreements and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.

“User Documentation” shall mean explanatory and informational materials concerning the Company Products, in printed or electronic format, which the Company or any Subsidiary has generally released for distribution to end users with such Company Products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

“WARN” shall mean the United States Worker Adjustment and Retraining Notification Act.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ACRESSO SOFTWARE INC.

By:	/S/ MARK C. BISHOF
Name:	Mark C. Bishof
Title:	President and Chief Executive Officer

INDIANS MERGER CORP.

By:	/S/ MARK C. BISHOF
Name:	Mark C. Bishof
Title:	President

INTRAWARE, INC.

By:	/S/ PETER H. JACKSON
Name:	Peter H. Jackson
Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX I

Index of Defined Terms

Defined Term	Location
Acquisition Agreement	Article IX

Alternative Proposal	Section 5.6(d)

ADA	Article IX

ADEA	Article IX

Affiliate	Article IX

Agreement	Preamble

Antitakeover Laws	Article IX

Antitrust Laws	Article IX

Associate	Article IX

Business Day	Article IX

Certificate	Article IX

Certificate of Merger	Article IX

Certifications	Section 3.8(b)

Closing	Article IX

Closing Date	Section 1.2

Code	Article IX

Common Stock	Recital A

Company	Preamble

Company Certificate of Incorporation	Article IX

Company Benefit Plan	Article IX

Company Board of Directors	Recital B

Company Bylaws	Article IX

Company Stock	Recital A

Company Disclosure Letter	Article IX

Company Employees	Article IX

Company Financial Advisor	Article IX

Company Financial Statements	Article IX

Company Intellectual Property	Article IX

Company Knowledge Person	Article IX

Company Material Adverse Effect	Article IX

Company Material Contract	Section 3.15(a)

Company Option Plans	Article IX

Defined Term	Location
Company Permits	Article IX

Company Products	Article IX

Company Purchase Plan	Article IX

Company Reports	Article IX

Company Required Vote	Article IX

Company Restricted Stock Unit	Article IX

Company Stockholders	Recital B

Company Stockholders Meeting	Article IX

Company Stock Option	Article IX

Company Stock Rights	Article IX

Company Termination Fee	Article IX

Company 10-K	Article IX

Confidentiality Agreement	Article IX

Delaware Secretary	Article IX

DGCL	Recital A

Dissenter Shares	Article IX

Effect	Article IX

Effective Time	Article IX

Employment Agreements	Article IX

Encumbrance	Article IX

Environmental Claims	Article IX

Environmental Laws	Article IX

Environmental Permits	Article IX

Equity Financing	Section 4.5

Equity Financing Letter	Section 4.5

ERISA	Article IX

Exchange Act	Article IX

Exchange Fund	Section 2.1

Export Approvals	Section 3.23

FLSA	Article IX

FMLA	Article IX

GAAP	Article IX

Governmental Entity	Article IX

Hazardous Materials	Article IX

HSR Act	Article IX

Defined Term	Location
Indemnified Persons	Section 5.10(a)

Intellectual Property	Article IX

IRS	Article IX

Knowledge	Article IX

Labor Laws	Article IX

Law	Article IX

Letter of Transmittal	Section 2.2(a)

Liabilities	Article IX

Merger	Recital A

Merger Consideration	Section 1.4(a)

Merger Sub	Preamble

Nasdaq	Article IX

NLRB	Article IX

Open Source Software	Article IX

Option Consideration	Section 1.7(b)

Order	Article IX

Outside Termination Date	Section 7.1(f)

Parent	Preamble

Parent Bylaws	Article IX

Parent Material Adverse Effect	Article IX

Parent Termination Fee	Article IX

Patent	Article IX

Paying Agent	Article IX

Permitted Encumbrance	Article IX

Person	Article IX

Proxy Statement	Article IX

Representatives	Article IX

Right	Recital A

Rights Plan	Recital A

SEC	Article IX

Securities Act	Article IX

Series A Preferred	Recital A

Series B Preferred	Recital A

Software	Article IX

Solvent	Article IX

Defined Term	Location
Subsidiary	Article IX

Subsidiary Stock Rights	Article IX

Superior Proposal	Section 5.6(d)

Surviving Corporation	Article IX

Tax	Article IX

Tax Return	Article IX

Third Party	Article IX

Transaction Documents	Article IX

User Documentation	Article IX

Voting Agreements	Recital D

WARN	Article IX

APPENDIX B

GCA Savvian Advisors, LLC 150 California Street San Francisco, CA 94111 (415) 318-3600 T

October 19, 2008

Board of Directors

Intraware Corporation

25 Orinda Way, Suite 101

Orinda, CA 94563

Members of the Board:

We understand that Intraware Corporation, a Delaware corporation (“Intraware”), Acresso Corporation, a Delaware corporation (“Acresso”), and Indians Merger Corporation, a Delaware corporation and a wholly-owned direct subsidiary of Acresso Corporation (“Merger Sub”), plan to enter into an agreement and plan of merger dated October 20, 2008 (the “Merger Agreement”) that provides for, among other things, Merger Sub to be merged with and into Intraware. As a result, Intraware would become a wholly-owned subsidiary of Acresso (the “Merger”). Pursuant to the Merger, each outstanding share of common stock, par value $0.0001 per share of Intraware (the “Intraware Common Stock”), other than Dissenter Shares (as defined in the Merger Agreement) and shares that are owned by Intraware or any subsidiary of Intraware, Acresso or Merger Sub, will be converted into the right to receive cash consideration of $4.00 per share (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We understand that simultaneously with the execution and delivery of the Merger Agreement, certain stockholders of Intraware plan to enter into voting agreements with Acresso, pursuant to which, among other things, such stockholders would agree to vote their shares in favor of the adoption of the Merger Agreement and against any competing proposals. Capitalized terms not defined herein have the meanings assigned to them in the Merger Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Intraware Common Stock. For purposes of the opinion set forth herein, we have:

(i) reviewed a draft, dated October 19, 2008, of the Merger Agreement and certain related documents;

(ii) reviewed certain publicly available financial statements and other business and financial information of Intraware;

(iii) reviewed certain internal financial statements and other financial and operating data concerning Intraware prepared by the management of Intraware;

(iv) reviewed certain internal financial statements and other financial and operating data concerning Acresso prepared by the management of Acresso;

(v) reviewed certain financial projections relating to Intraware prepared by the management of Intraware;

(vi) discussed the past and current operations and financial condition and the prospects of Intraware with senior executives of Intraware;

(vii) reviewed and discussed with the senior management of Intraware certain alternatives to the Merger;

(viii) reviewed and discussed with Intraware’s management its view of the strategic rationale for the Merger;

(ix) reviewed the recent reported closing prices and trading activity for Intraware Common Stock;

GCA Savvian Advisors, LLC 150 California Street San Francisco, CA 94111 (415) 318-3600 T

(x) compared the financial performance of Intraware and the prices and trading activity of the Intraware Common Stock with that of certain other comparable publicly-traded companies and their securities that we believe to be generally relevant in evaluating the business of Intraware;

(xi) reviewed the financial terms, to the extent publicly available, of certain comparable transactions that we believe to be generally relevant in evaluating the business of Intraware;

(xii) participated in discussions and negotiations among representatives of Intraware and Acresso; and

(xiii) performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections relating to Intraware and prepared by the management of Intraware, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Intraware’s management of the future financial performance of Intraware. We assume no responsibility for and express no view as to such projections or the assumptions on which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of Intraware or concerning the solvency or fair value of Intraware, nor have we been furnished with any such valuations or appraisals. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, and can be evaluated as of, the date hereof. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have acted as financial advisor to the Board of Directors of Intraware in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In the future, GCA Savvian Advisors, LLC may provide financial advisory and/or financing services for Acresso.

It is understood that this letter is for the information of the Board of Directors of Intraware and may not be used or summarized for any other purpose, or relied upon by any other party, without our prior written consent except that this opinion may be included in its entirety, if required, in any regulatory filing of a proxy or information statement made by Intraware in respect of the Merger.

This opinion does not address Intraware’s underlying business decision to enter into the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Intraware, and it does not constitute a recommendation to Intraware, its Board of Directors or any committee thereof, its stockholders, or any other person as to any specific action that should be taken in connection with the Merger, including how the stockholders of Intraware should vote or otherwise act with respect to the Merger. We have not been asked to, nor do we offer any opinion as to the material terms of the Merger Agreement or the structure of the Merger.

We do not express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or Merger, including, without limitation, the fairness of the Merger to the holders of any class of securities other than the Intraware Common Stock, the creditors or other constituencies of Intraware, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Intraware, or class of such persons, in connection with the Merger, whether relative to the Merger Consideration or otherwise. This opinion has been approved by a fairness committee of GCA Savvian Advisors, LLC.

GCA Savvian Advisors, LLC 150 California Street San Francisco, CA 94111 (415) 318-3600 T

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of Intraware Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

GCA SAVVIAN ADVISORS, LLC

/s/ MARK GREENBAUM
Mark Greenbaum
Managing Director

APPENDIX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX D

VOTING AGREEMENT

This Voting Agreement (the “Agreement”) is made and entered into as of October 20, 2008, between Acresso Software Inc., a Delaware corporation (“Parent”), and the undersigned stockholder of the Company (“Holder”).

RECITALS

Pursuant to an Agreement and Plan of Merger, dated as of October 20, 2008 (the “Merger Agreement”) by and among Parent, Indians Merger Corp. , a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Intraware, Inc., a Delaware corporation (the “Company”), Merger Sub is merging with and into the Company (the “Merger”) and the Company, as the surviving corporation of the Merger, will thereby become a wholly-owned subsidiary of Parent. Concurrently with the execution and delivery of the Merger Agreement and as a condition and inducement to Parent and Merger Sub to enter into the Merger Agreement, Parent has required that Holder enter into this Agreement. The Holder is the record and beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of such number of shares of the outstanding Common Stock, par value $0.0001 per share, of the Company as is indicated beneath Holder’s signature on the last page of this Agreement (the “Shares”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement.

AGREEMENT

The parties agree as follows:

1. Agreement to Retain Shares.

(a) Transfer. (1) Except as contemplated by the Merger Agreement, and except as provided in Section 1(b) below, during the period beginning on the date hereof and ending on the earlier to occur of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the Expiration Date (as defined below), Holder agrees not to, directly or indirectly, sell, transfer, exchange or otherwise dispose of (including by merger, consolidation or otherwise by operation of law) the Shares or any New Shares (as defined below), except as may be specifically required by court order, (2) Holder agrees not to, directly or indirectly, grant any proxies or powers of attorney, deposit any of such Holder’s Shares into a voting trust or enter into a voting agreement with respect to any of such Holder’s Shares, or enter into any agreement or arrangement providing for any of the actions described in this clause (2), and (3) Holder agrees not to, directly or indirectly, take any action that would reasonably be expected to have the effect of preventing or disabling Holder from performing Holder’s obligations under this Agreement, in each case at any time prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Date. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the date of termination of the Merger Agreement in accordance with the terms and provisions thereof and (ii) the date on which the Company’s Board of Directors withdraws or modifies in a manner adverse to Parent or Merger Sub its approval or recommendation of the Merger or the transactions contemplated thereby or by the Transaction Documents.

(b) Permitted Transfers. Section 1(a) shall not prohibit a transfer of Shares or New Shares by Holder to any family member or trust for the benefit of any family member so long as the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent memorializing such agreement.

(c) New Shares. Holder agrees that any shares of the Company Common Stock that Holder purchases or with respect to which Holder otherwise acquires record or beneficial ownership after the date of this Agreement and prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Date (“New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

(d) Stop Transfer. From and after the date of this Agreement through the term of this Agreement, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Shares or any certificate or uncertificated interest representing any of Holder’s Shares, except as permitted by, and in accordance with, Section 1(b).

2. Agreement to Vote Shares.

(a) Until the earlier to occur of the Effective Time and the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, Holder shall appear at such meeting (in person or by proxy) and shall vote or consent the Shares and any New Shares (i) in favor of adoption of the Merger Agreement and the approval of the transactions contemplated thereby and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Merger) between the Company and any person or entity other than Parent or any other action or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or Holder under this Agreement or which would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled. This Agreement is intended to bind Holder as a stockholder of the Company only with respect to the specific matters set forth herein. Except as set forth in clauses (i) and (ii) of this Section 2(a), Holder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the stockholders of the Company. Prior to the termination of this Agreement, Holder covenants and agrees not to enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Agreement.

(b) Holder further agrees that, until the termination of this Agreement, Holder will not, and will not permit any entity under Holder’s control to, (A) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below), (B) initiate a stockholders’ vote with respect to an Opposing Proposal or (C) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal. For the purposes of this Agreement, an “Opposing Proposal” means any action or proposal described in clause (ii) of Section 2(a) above.

(c) Subject to the provisions set forth in Section 5 hereof and as security for Holder’s obligations under Section 2(a), Holder hereby irrevocably constitutes and appoints Parent and its or his designees as his attorney and proxy in accordance with the DGCL, with full power of substitution and resubstitution, to cause the Shares to be counted as present at the Company Stockholders Meeting, to vote his Shares at the Company Stockholder Meeting, however called, and to execute consents in respect of his Shares as and to the extent provided in Section 2(a). SUBJECT TO THE PROVISIONS SET FORTH IN SECTION 5 HEREOF, THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Upon the execution of this Agreement, Holder hereby revokes any and all prior proxies or powers of attorney given by Holder with respect to voting of the Shares on the matters referred to in Section 2(a) and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Shares on the matters referred to in Section 2(a) until after the Expiration Date. Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Holder’s execution and delivery of this Agreement and Holder’s granting of the proxy contained in this Section 2(c). Holder hereby affirms that the proxy granted in this Section 2(c) is given in connection with the execution of the Merger Agreement, and that such Proxy is given to secure the performance of the duties of Holder under this Agreement.

3. Representations, Warranties and Covenants of Holder. Holder hereby represents, warrants and covenants to Parent that Holder (i) is the record and/or beneficial owner of the Shares, which, at the date of this Agreement and at all times up until the earlier to occur of (A) the Effective Time and (B) the Expiration Date, and will be free and clear of any liens, claims, options, charges or other encumbrances that would reasonably be expected to have the effect of preventing or disabling Holder from performing Holder’s obligations under this Agreement, and (ii) does not own of record or beneficially any shares of capital stock of the Company other than the Shares (excluding shares as to which Holder currently disclaims beneficial ownership in accordance with applicable law). Holder has the legal capacity, power and authority to enter into and perform all of Holder’s obligations under this Agreement (including under the proxy granted in Section 2(c) above). This Agreement (including the proxy granted in Section 2(c) above) has been duly and validly executed and delivered by Holder and constitutes a valid and binding agreement of Holder, enforceable against Holder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4. Additional Documents. Holder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary to carry out the purpose and intent of this Agreement.

5. Termination. This Agreement and the proxy delivered in connection herewith shall terminate and shall have no further force and effect as of the earlier to occur of (i) the Expiration Date and (ii) the date following the date of the Company Stockholders Meeting, including any adjournment or postponement thereof.

6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (i) Holder makes no agreement or understanding herein in any capacity other than in Holder’s capacity as a record holder and/or beneficial owner of the Shares, (ii) nothing in this Agreement shall be construed to limit or affect any action or inaction by Holder acting in his capacity as a director, officer or other fiduciary of the Company, and (iii) Holder shall have no liability to Parent, Merger Sub or any of their Affiliates under this Agreement as a result of any action or inaction by Holder acting in his capacity as a director, officer or other fiduciary of the Company.

7. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 7(a) shall be binding upon the parties and their respective successors and assigns.

(b) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law thereof.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 72 hours after being deposited in the regular mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach of any covenants or agreements contained in this Agreement will cause Parent and Merger Sub to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach Parent shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

[SIGNATURE PAGE FOLLOWS]

The parties have caused this Agreement to be duly executed on the date first above written.

ACRESSO SOFTWARE INC.

By:
Name:	Mark C. Bishof
Title:	President & CEO

Address:
c/o Thoma Bravo, LLC
600 Montgomery Street, 32nd Floor
San Francisco, CA 94111

Attention:	Orlando Bravo
Seth Boro
Facsimile No.: (415) 392-6480

[SIGNATURE PAGE TO VOTING AGREEMENT]

“HOLDER”

[NAME]

Holder’s Address for Notice:

Attention:
Facsimile No.:

Shares owned of record:		Beneficially owned shares:
Class of Shares	Number	Class of Shares	Number

[SIGNATURE PAGE TO VOTING AGREEMENT]

SPOUSAL CONSENT

The undersigned represents that the undersigned is the spouse of:

Name of Holder

and that the undersigned is familiar with the terms of the Voting Agreement (the “Agreement”), entered into as of October 20, 2008, by and among Acresso Software Inc., a Delaware corporation, Intraware, Inc., a Delaware corporation, and the undersigned’s spouse. The undersigned hereby agrees that the interest of the undersigned’s spouse in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement and by any amendment, modification, waiver or termination signed by the undersigned’s spouse. The undersigned further agrees that the undersigned’s community property interest in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement, and that such Agreement shall be binding on the executors, administrators, heirs and assigns of the undersigned. The undersigned further authorizes the undersigned’s spouse to amend, modify or terminate such Agreement, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by the undersigned’s spouse shall be binding on the community property interest of undersigned in all property which is the subject of such Agreement and on the executors, administrators, heirs and assigns of the undersigned, each as fully as if the undersigned had signed such amendment, modification, waiver or termination.

Dated: October , 2008
Name:

Special Meeting Proxy Card

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Intraware, Inc., a Delaware corporation (“Intraware”), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and accompanying Proxy Statement, each dated December 8, 2008, and appoints Peter H. Jackson and Wendy A. Nieto as proxies and attorneys-in-fact (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock of Intraware that the undersigned is entitled to vote at the Special Meeting of Stockholders of Intraware to be held on January 6, 2009, at 10:00 a.m. local time at our corporate headquarters at 25 Orinda Way, Orinda, California 94563, and at any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTRAWARE FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 6, 2009. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING OF STOCKHOLDERS, PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS STATED ON THE REVERSE SIDE, AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSALS STATED ON THE REVERSE SIDE.

(Continued and to be signed on reverse side.)

A.	Proposals – The Board of Directors recommends a vote FOR the following proposals.

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 20, 2008, by and among Acresso Software Inc., Indians Merger Corp. and Intraware, Inc.

For	Against	Abstain
☐	☐	☐

2.	To consider and vote upon any proposal by Intraware’s Board of Directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

For	Against	Abstain
☐	☐	☐

B.	Non-Voting Items

Change of Address – Please print new address below

C.	Authorized Signatures – This section must be completed for your vote to be counted – Date and Sign Below.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate office, please provide your FULL title.

Signature 1 – Please keep signature within box	Signature 2 – Please keep signature within box	Date (mm/dd/yyyy)